UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

______________________________________________

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NovoCure Limited
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2024
To the shareholders of NovoCure Limited:
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (“Annual Meeting”) of NovoCure Limited, a Jersey (Channel Islands) corporation (the “Company”, “Novocure”, “we”, “us” or “our”), will be held on June 5, 2024, at 9:00 a.m. U.S. Eastern Time (“ET”), at Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF. Novocure is actively monitoring developments regarding the coronavirus (COVID-19) pandemic and related guidance issued by public health authorities. The health and well-being of Novocure’s directors, employees and shareholders are paramount. We may hold a virtual-only Annual Meeting via live webcast if it is advisable or required. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the Securities and Exchange Commission as additional proxy materials.
The purpose of the Annual Meeting is to consider and take action on the following:
1.To elect ten directors named in the Proxy Statement to hold office for a one-year term expiring at our 2025 annual general meeting of shareholders or until their successors are duly elected and qualified or until their offices are vacated;
2.The approval and ratification of the appointment, by the Audit Committee of our Board of Directors (the “Board”), of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“EY Global”), as the auditor and independent registered public accounting firm of the Company for the Company’s fiscal year ending December 31, 2024;
3.A non-binding advisory vote to approve executive compensation;
4.Approve our 2024 Omnibus Incentive Plan to replace our 2015 Omnibus Incentive Plan; and
5.Approve our "Say On Pay" Frequency.
The foregoing items of business will be proposed as ordinary resolutions. These proposals are more fully described in the Proxy Statement. Only shareholders who owned our Ordinary Shares at the close of business on April 2, 2024 (the “Record Date”) can vote at this meeting or at any adjournments that take place or postponements thereof.
A shareholder entitled to attend and vote at the Annual Meeting is entitled to appoint one or more proxies to attend and vote in the place of such shareholder and such proxy or proxies need not also be a shareholder of the Company. We have elected to use the Internet as our primary means of providing our proxy materials to shareholders. Consequently, you will not receive paper copies of our proxy materials (including the proxy card), unless you specifically request such materials. We will send a notice regarding the Internet availability of proxy materials (the “Notice of Internet Availability”) on or about April 22, 2024 to our shareholders of record as of the close of business on the Record Date. The Notice of Internet Availability contains instructions for accessing the proxy materials on the Internet, including the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”), and provides information on how shareholders may obtain paper copies free of charge. The Notice of Internet Availability also provides the date, time and location of the

Annual Meeting, the matters to be acted upon at the meeting and the recommendation from our Board with regard to each matter, and information on how to attend the meeting. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of mailing these materials.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Other than voting in person at the Annual Meeting, you may vote over the Internet, by telephone or by completing and mailing a proxy card or voting instruction card forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or voting instruction card forwarded by your bank, broker or other holder of record regarding each of these voting options.
Our Board recommends that you vote FOR the election of the director nominees named in Proposal 1 of the Proxy Statement, FOR the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024 in Proposal 2 of the Proxy Statement, FOR the non-binding advisory vote to approve executive compensation in Proposal 3 of the Proxy Statement, FOR approval of our 2024 Omnibus Incentive Plan in Proposal 4 of the Proxy Statement, and ONE YEAR for the frequency of our "Say On Pay" vote in Proposal 5 of the Proxy Statement.
By Order of the Board of Directors
William F. Doyle
Executive Chairman of the Board of Directors
St. Helier, Jersey, Channel Islands
April 22, 2024
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2024
The Proxy Statement, Notice of Annual General Meeting of Shareholders
and Annual Report are available at www.proxyvote.com.

PROXY STATEMENT
The Board of Directors (the “Board”) of NovoCure Limited (the “Company”, “Novocure”, “we”, “us” or “our”) is soliciting your proxy to vote at our Annual General Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, June 5, 2024, at 9:00 a.m. U.S. ET, at Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF, and any adjournment or postponement of that meeting.
We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability to holders of record of our ordinary shares (“Ordinary Shares”) as of April 2, 2024 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability and on the website referred to in the Notice of Internet Availability, including instructions on how to request paper copies on an ongoing basis. On or about April 22, 2024, we are making this Proxy Statement available on the Internet and are mailing the Notice of Internet Availability to all shareholders entitled to vote at the Annual Meeting.
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”), which contains financial statements for the fiscal year ended December 31, 2023, accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Shareholders that receive the Notice of Internet Availability can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability. The Annual Report and this Proxy Statement are also available on our investor relations website at www.novocure.com and at the website of the SEC at www.sec.gov. You also may obtain a copy of the Annual Report, without charge, by writing to Investor Relations, NovoCure Limited, 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA.

PROXY STATEMENT SUMMARY
This Summary highlights certain information included in this Proxy Statement. This Summary does not contain all of the information that you should consider prior to voting. Please review the complete Proxy Statement and the Annual Report that accompanies the Proxy Statement for additional information.

2024 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, June 5, 2024, at 9:00 a.m. U.S. ET

Place:	Second Floor, No. 4 The Forum,
Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF

Record Date:	April 2, 2024

Voting Deadline:	Votes submitted by Internet, telephone or mail must be received by 11:59 p.m. ET on June 2, 2024 to be counted. Shareholders may also vote in person at the Annual Meeting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter	Board Recommendation	Page Number with More Information
Election of director nominees	FOR all nominees	12
Approval and ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“EY Global”) as our auditor and independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024	FOR	17
Non-binding advisory vote to approve executive compensation	FOR	18
Approve our 2024 Omnibus Incentive Plan	FOR	19
Approve our Say on Pay Frequency	ONE YEAR	28

GENERAL INFORMATION

Stock Symbol	NVCR
Exchange	NASDAQ Global Select Market
Ordinary Shares Outstanding on the Record Date	107,606,309
Registrar and Transfer Agent	Computershare Shareowner Services LLC
Principal Executive Office	Second Floor, No. 4 The Forum, Grenville Street St. Helier, Jersey, Channel Islands JE2 4UF
Corporate Website	www.novocure.com

DIRECTOR NOMINEES
You have the opportunity to vote on the election of the following director nominees whose terms of office are expiring. Additional information regarding each director nominee’s experience, skills and qualifications to serve as a member of our Board can be found in the Proxy Statement under Proposal 1 – Election of Directors. All of our directors are being elected for a one-year term at the 2024 annual general meeting of shareholders.

Name	Age	Years on Board	Occupation	Independent	Committees
Asaf Danziger	57	12	Chief Executive Officer, Novocure	No	None
William Doyle	61	20	Executive Chairman, Novocure	No	None
Jeryl Hilleman	66	6	Former Chief Financial Officer of Intersect ENT, Inc.	Yes	Audit
David Hung	66	6	Founder, President and Chief Executive Officer, Nuvation Bio Inc.	Yes	Nominating and Corporate Governance
Kinyip Gabriel Leung	62	13	Former Vice Chairman, Novocure Board	Yes	Compensation, Nominating and Corporate Governance
Martin Madden	63	7	Former Vice President Research and Development of DePuy-Synthes of Johnson & Johnson	Yes	Audit; Compensation
Allyson Ocean	52	1
Professor of Clinical Medicine at the Weill Medical College of Cornell University; Medical oncologist and attending physician in gastrointestinal oncology at NewYork-Presbyterian Hospital/Weill Cornell Medical Center; Medical oncologist at The Jay Monahan Center for Gastrointestinal Health
				Yes	Nominating and Corporate Governance
Timothy Scannell	59	3	Former President and Chief Operating Officer, Stryker Corporation	Yes	Audit, Nominating and Corporate Governance
Kristin Stafford	42	1	Senior Vice President, Chief Accounting Officer, Royalty Pharma plc	Yes	Compensation
William Vernon	68	18	Former Chief Executive Officer of Kraft Foods Group, Inc.	Yes	Compensation

BOARD HIGHLIGHTS
The statistics below relate to our current directors, including nominees:
•80% of our Board members are independent
•Average age of directors is 59.6
•Average tenure of directors is 8.7 years
•30% of our Board members identify as female
•Highly qualified directors reflect broad mix of business backgrounds, skills and experiences
•70% of directors have international experience
•30% of directors have experience as a public company Chief Executive Officer ("CEO") or executive chair in the past five years

	Independent								Non-independent
Summary of Experience, Qualifications, Attributes and Skills	Hilleman	Hung	Leung	Madden	Ocean	Scannell	Stafford	Vernon	Danziger	Doyle
Public Company CEO / Exec. Chair (past 5 years)		✔						✔	✔	✔
Senior Executive Leadership	✔	✔	✔	✔		✔	✔	✔	✔	✔
Commercial		✔	✔		✔	✔	✔	✔	✔
Corporate Governance	✔		✔		✔	✔	✔	✔
Cybersecurity	✔
Financial Literacy	✔			✔		✔	✔			✔
International	✔		✔		✔	✔	✔		✔	✔
Pharmaceuticals / Medical Device		✔	✔	✔	✔		✔	✔	✔	✔
Product Development		✔	✔	✔	✔	✔		✔		✔
Risk Management	✔	✔		✔					✔
Planned Committee Membership
Audit	Chair			✔		✔
Compensation			✔	✔			✔	Chair
Nominating and Corporate Governance		✔	✔		✔	Chair

The table below provides certain highlights of the composition of our Board members and nominees as of the record date, with categories as set forth by Nasdaq Listing Rule 5606):

Board Diversity Matrix (As of April 2, 2024)
Total Number of Directors: 10
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	3	7	—	—
Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

CORPORATE GOVERNANCE HIGHLIGHTS
•Separate Executive Chairman of the Board and Chief Executive Officer positions
•Strong Lead Independent Director position
•Three fully independent Board committees
•Executive session of independent directors and committee members held at each regularly-scheduled Board meeting and committee meeting
•Frequent Board and committee meetings to ensure awareness and alignment
◦Seven Board meetings in 2023
◦16 standing committee meetings in 2023
•Directors attended 98.46% of Board and committee meetings held in 2023
•Annual Board and committee self-assessments and discussions with individual directors
•Strong clawback and anti-hedging/anti-pledging policies
•Senior executives do not receive tax gross-ups on severance or change in control benefits
•Significant share ownership requirements for directors and senior executives
•Our Board and its committees have an active role in risk oversight

2023 CORPORATE ACHIEVEMENTS
Increased acceptance of Tumor Treating Fields therapy ("TTFields")
•3,755 active patients on Optune Gio® and Optune Lua® as of December 31, 2023, an increase of 9% from the same period in 2022.
•Received 6,083 total prescriptions in 2023, an increase of 10% compared to 2022.
•Received regulatory approval and successfully launched Optune Gio for the treatment of newly diagnosed glioblastoma ("GBM") in France.
Advanced our clinical and product development pipelines
•Announced the results from the phase 3 LUNAR clinical trial, which explored the efficacy and safety of TTFields therapy together with physician’s choice immune checkpoint inhibitor or docetaxel (collectively, “systemic therapies”) for the treatment of metastatic non-small cell lung cancer (“NSCLC”) following disease progression on or after use of platinum-based chemotherapy. Patients treated with TTFields and systemic therapies demonstrated a statistically significant and clinically meaningful improvement in overall survival without an increase in systemic toxicity. Results of the LUNAR clinical trial were published in The Lancet Oncology and served as the clinical basis for a Premarket Approval (“PMA”) application, which was submitted to the U.S. Food and Drug Administration (“FDA”) and is currently under substantive review.

•Completed enrollment in the phase 3 PANOVA-3 clinical trial, studying the use of TTFields therapy and paclitaxel and gemcitabine for the treatment of locally advanced pancreatic cancer, and the phase 3 METIS clinical trial, studying the use of TTFields monotherapy following stereotactic radiosurgery for the treatment of brain metastases from NSCLC.

•Launched the phase 3 LUNAR-2 clinical trial, exploring the use of TTFields therapy together with platinum-based chemotherapy and the anti-PD-1 therapy pembrolizumab for the first-line treatment of metastatic NSCLC.

•Launched the phase 2 PANOVA-4 clinical trial, in collaboration with Roche, studying the use of TTFields therapy together with paclitaxel, gemcitabine, and the PD-L1 inhibitor atezolizumab for the treatment of metastatic pancreatic cancer.

•Successfully launched our lighter, thinner next generation arrays for the treatment of newly diagnosed glioblastoma in multiple European markets.

•Submitted a PMA supplement application to the FDA for the use of our next generation arrays for the treatment of newly diagnosed GBM in the U.S.

Developed and expanded our talent pool
•Restructured and expanded executive leadership team to solidify and strengthen leadership capability in anticipation of a period of significant innovation and growth, including the hiring of Chief Human Resources Officer, Michael Puri, and Chief Medical Officer, Nicolas Leupin, MD, PhD.
•Increased total employee headcount to 1,497 as of December 31, 2023, a year-over-year increase of 13%.
Created shareholder value by building a profitable business
•Generated $509 million in annual net revenues.
•Invested a record $223 million in research and development initiatives to advance our clinical and product development pipelines.
•Cash, cash equivalents and short-term investments totaling $910 million at December 31, 2023.

EXECUTIVE COMPENSATION HIGHLIGHTS
The primary objectives of our executive compensation program are to attract, retain and motivate superior executive talent, to provide incentives that reward the achievement of performance goals that we believe support the enhancement of shareholder value and to align the executives’ interests with those of shareholders through long-term incentives. The following table highlights some of our executive compensation policies and practices, which are structured to drive performance and align our executives’ interests with our shareholders’ long-term interests:

	WHAT WE DO		WHAT WE DON'T DO
✔	Pay for performance	X	No plans that encourage excessive risk
✔	Pay competitively	X	No share option repricing
✔	Align compensation with shareholder interests	X	No gross-ups in the event of a change in control
✔	Double trigger change in control provisions	X	No excessive perks
✔	Independent compensation consultant	X	No special health or welfare benefits
✔	Robust stock ownership and retention guidelines
✔	Clawback and recoupment policy
✔	Anti-hedging and anti-pledging policy
✔	Annual say-on-pay vote

THE PROXY PROCESS AND SHAREHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote at the Annual Meeting?
Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 107,606,309 Ordinary Shares issued and outstanding and entitled to vote. On each matter to be voted upon, you have one vote for each Ordinary Share you own as of the Record Date.

What am I being asked to vote on?
You are being asked to vote on three proposals:
•Proposal 1: To elect the ten directors named in this Proxy Statement to hold office for a one-year term expiring at our 2025 annual general meeting of shareholders or until their successors are duly elected and qualified or their offices are vacated;
•Proposal 2: To approve and ratify the appointment, by the Audit Committee of our Board (the “Audit Committee”), of EY Global, as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2024;
•Proposal 3: To hold a non-binding advisory vote to approve our executive compensation;
•Proposal 4: To approve our new 2024 Omnibus Incentive Plan; and
•Proposal 5: To hold a non-binding advisory vote to approve the frequency of the advisory vote on executive compensation.
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?
The procedures for voting, depending on whether you are a shareholder of record or a beneficial owner holding in “street name,” are as follows:

Shareholder of Record—Shares Registered in Your Name
If you are a shareholder of record, you may vote in any of the following manners:
•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability or on the proxy card by accessing www.proxyvote.com using the control number contained on the Notice of Internet Availability or proxy card.
•To vote by telephone, call 1-800-690-6903 (toll free). You will need to have the control number printed on your Notice of Internet Availability or proxy card available when you call.
•To vote by mail, complete, sign and date the proxy card and return it promptly to Vote Processing,
c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA. As long as your signed proxy card is received by June 2, 2024, your shares will be voted as you direct.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. ET on June 2, 2024. Proxy cards submitted by mail must be received by 11:59 p.m. ET on June 2, 2024 to be counted. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

Beneficial Owner—Shares Registered in the Name of Broker, Bank or Other Nominee (“Street Name”)
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you will receive a voting instruction card from that organization. Simply complete and mail the voting instruction card to ensure that your vote is counted or follow such other instructions to submit your vote by the Internet or telephone, if such options are provided by your broker, bank or other nominee. You are also invited to attend the Annual Meeting. However, to vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee authorizing you to vote at the Annual Meeting. Contact your broker, bank or other nominee to request a proxy form.

How does the Board recommend I vote on the Proposals?
Our Board recommends that you vote:
•FOR the election of each of the director nominees named in this Proxy Statement (Proposal 1);
•FOR the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 2);
•FOR the non-binding advisory resolution to approve our executive compensation (Proposal 3);
•FOR approval of the 2024 Omnibus Incentive Plan (Proposal 4); and
•ONE YEAR as the frequency of the non-binding advisory vote on executive compensation (Proposal 5).

How many votes are needed to approve each proposal?
With respect to Proposal 1, the election of each of the director nominees, each nominee who receives the affirmative vote of the simple majority of votes cast at the Annual Meeting will be elected. Abstentions and votes by a broker that have not been directed by the beneficial owner to vote (“broker non-votes”) will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of this proposal.
With respect to Proposal 2, the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2024, the affirmative vote of the simple majority of votes cast is required for approval. Abstentions and broker non-votes will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of this proposals.
With respect to Proposal 3, the non-binding advisory vote on our executive compensation, the affirmative vote of the simple majority of votes cast is required for approval. Abstentions and broker non-votes will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of this proposal.
With respect to Proposal 4, approval of our 2024 Omnibus Incentive Plan, the affirmative vote of the simple majority of votes cast is required for approval. Abstentions and broker non-votes will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of this proposal.
With respect to Proposal 5, the determination of the frequency of an advisory vote on executive compensation, the affirmative vote of the simple majority of votes cast is required to approve one year, two years, or three years as the shareholders’ recommended frequency on this Proposal. However, if none of the options receive the vote of a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our shareholders. Abstentions and broker non-votes will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of this proposal.

Who counts the votes?
Broadridge Financial Solutions, Inc. has been engaged as our independent agent, or “Inspector of Election,” to tabulate shareholder votes.

Can I change my vote after submitting my proxy vote?
Yes. You can revoke your proxy vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:
•You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.
•You may send written notice that you are revoking your proxy to our General Counsel, NovoCure Limited, 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA, Attention: General Counsel. Such notice must be received by June 2, 2024.
•You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by such broker, bank or other nominee to revoke an earlier vote.

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.
Proposal 2, the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2024, is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters without voting instructions from beneficial owners, and therefore no broker non-votes are expected to exist in connection with Proposal 2.
The remaining proposals are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on those proposals. Accordingly, if you own shares in street name through a broker, bank or other nominee, please be sure to provide voting instructions to your nominee to ensure that your vote is counted on each of the proposals.

What if I return a proxy card but do not make specific choices?
If we receive your signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the director nominees, “FOR” the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the year ending December 31, 2024, “FOR” the non-binding advisory resolution to approve our executive compensation, "FOR" approval of the 2024 Omnibus Incentive Plan and “ONE YEAR” as the frequency of the non-binding advisory vote on executive compensation. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who will solicit proxies on behalf of the Board?
Proxies may be solicited on behalf of the Board by Novocure’s directors, officers and regular employees. Additionally, the Board has retained Alliance Advisors, LLC (“Alliance”), a proxy solicitation firm, to solicit proxies on the Board’s behalf. We will pay Alliance an estimated fee of $30,000 plus costs and expenses. In addition, Alliance and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
The original solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by Alliance, our directors, officers or other regular employees. Proxies may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

Who is paying for this proxy solicitation?
Novocure will pay for the entire cost of soliciting proxies, including the fees due to Alliance, as discussed above. In addition to the mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the beneficial owners of shares held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

What if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must follow the instructions for voting on each Notice of Internet Availability or proxy card you receive, as applicable.

How will voting on any business not described in this Proxy Statement be conducted?
We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of Ordinary Shares issued and outstanding and entitled to vote on the business being transacted are present in person or represented by proxy at the time when the Annual Meeting proceeds to business.
If you are a shareholder of record, your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If within half an hour from the time appointed for the Annual Meeting there is no quorum or if during the Annual Meeting a quorum ceases to be present, the Annual Meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the directors shall determine.

How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Articles of Association (“Articles”) provide that our Board may consist of between two (2) and thirteen (13) directors, as determined by our Board from time to time. Our Board currently has ten (10) members.
Effective from their appointment at the Annual Meeting, directors serve one year terms expiring at the next annual general meeting of shareholders. Each director will hold office until his or her successor has been elected and qualified, or until such director’s earlier death, resignation or removal as provided for in our Articles. If a vacancy arises on our Board during the term of a director’s appointment as a result of death, resignation or removal, then a majority of our directors then in office (acting upon the recommendation of our independent directors or a committee thereof) shall have the power at any time and from time to time to appoint any person to be a director as a replacement to fill the vacancy and such person will serve for the remainder of the term of the director he or she has replaced.
Each person nominated for election at the Annual Meeting has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose.
The following table sets forth, for our director nominees, information with respect to their ages, independence, and length of service on our Board:

Name	Age	Independent	Director Since
Asaf Danziger	57	No	2012
William Doyle	61	No	2004
Jeryl Hilleman	66	Yes	2018
David Hung	66	Yes	2018
Kinyip Gabriel Leung	62	Yes	2011
Martin Madden	63	Yes	2017
Allyson Ocean	52	Yes	2023
Timothy Scannell	59	Yes	2021
Kristin Stafford	42	Yes	2023
William Vernon	68	Yes	2006

Nominees for Election to a One-Year Term Expiring at the 2025 Annual General Meeting of Shareholders

Asaf Danziger
Experience: Mr. Danziger has served as our Chief Executive Officer since 2002. From 1998 to 2002, Mr. Danziger was CEO of Cybro Medical, a subsidiary of Imagyn Medical Technologies, Inc., a medical products company.
Education: B.Sc. in Material Engineering, Ben Gurion University of the Negev, Israel.
Other Public Company Directorships: None.
We believe that Mr. Danziger is qualified to serve on our Board due to his service as our Chief Executive Officer and his extensive knowledge of our Company and industry.

William Doyle
Experience: Mr. Doyle has served as our Executive Chairman since 2016, as Chairman of the Board since 2009 and as a member of our Board of Directors since 2004. From 2002 to 2018, Mr. Doyle was the managing director of WFD Ventures LLC, a private venture capital firm he co-founded. Prior to 2002, Mr. Doyle was a member of Johnson & Johnson’s Medical Devices and Diagnostics Group Operating Committee and was Vice President, Licensing and Acquisitions. While at Johnson & Johnson, Mr. Doyle was also chairman of the Medical Devices Research and Development Council, and Worldwide President of Biosense-Webster, Inc. and a member of the board of directors of Cordis Corporation and Johnson & Johnson Development Corporation, Johnson & Johnson’s venture capital subsidiary. Earlier in his career, Mr. Doyle was a management consultant in the healthcare group of McKinsey & Company. Mr. Doyle is also a member of the Governing Board of the Pershing Square Sohn Cancer Research Alliance. From 2014 to 2016 he was a member of the investment team at Pershing Square Capital Management L.P., a private investment firm and from November 2016 to January 2021, Mr. Doyle served as the Executive Chairman of BlinkHealth LLC.
Education: S.B. in Materials Science and Engineering, Massachusetts Institute of Technology; M.B.A., Harvard Business School.
Other Public Company Directorships: Director of Elanco Animal Health, Inc. since 2020 and ProKidney Corp. since 2022. Formerly a director of Minerva Neurosciences, Inc. from 2017 to 2023, OptiNose, Inc. from 2004 to 2020 and Zoetis, Inc. from 2015 to 2016.
We believe Mr. Doyle is qualified to serve on our Board due to his business and investment experience and his extensive knowledge of our Company and our industry. Mr. Doyle is a recognized expert in medical devices commercialization with over 20 years’ experience in the advanced technology and healthcare industries as an entrepreneur, executive, management consultant and investor.

Jeryl Hilleman
Experience: Ms. Hilleman retired from Intersect ENT, Inc., a medical device company, where she served as Chief Financial Officer from June 2014 to December 2019. Prior to joining Intersect ENT, Ms. Hilleman served as Chief Financial Officer of several public life sciences companies including Ocera Therapeutics, Inc. from 2013 to 2014, Amyris, Inc., from 2008 to 2012, and Symyx Technologies, Inc. from 1997 to 2007.
Education: A.B. in History, Brown University; M.B.A., Wharton Graduate School of Business.
Other Public Company Directorships: Director of HilleVax since 2021 (HilleVax became public in 2022), director of Minerva Neurosciences, Inc. since 2018 and director of SI-Bone, Inc. since 2019. Formerly a director of Talis Biomedical from 2021 to 2022 and Xenoport, Inc., a biopharmaceutical company, from 2005 until it was acquired in 2016.
We believe that Ms. Hilleman is qualified to serve on our Board due to her business and accounting experience serving as an executive and director of several biotechnology and oncology companies.

David Hung
Experience: Dr. Hung is the founder, President, Chief Executive Officer and Director of Nuvation Bio Inc., a biotech company, since April 2018. Dr. Hung was previously Chief Executive Officer and a Director of Axovant Sciences, Inc., a biopharmaceutical company, from April 2017 to February 2018. As a founder of Medivation Inc. (“Medivation”), a biopharmaceutical company, he served as President, Chief Executive Officer and a Director of Medivation from 2004 to 2016. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as Chief Scientific Officer from 1998 to 1999 and as President and Chief Executive Officer and Director from 1999 to 2001.
Education: A.B. in Biology, Harvard College; M.D., University of California, San Francisco, School of Medicine.
Other Public Company Directorships: Director of Nuvation Bio Inc. since 2019. Formerly a director of ARYA Sciences Acquisition Corp. from 2018 to 2021, of Establishment Labs Holdings Inc. from 2016 to 2021, of Axovant Sciences, Inc. from 2017 to 2018, and of Medivation from 2004 to 2016.
We believe that Dr. Hung is qualified to serve on our Board due to his business leadership experience, his medical background and his experience as an executive in our industry and as the Chief Executive Officer of both clinical and commercial stage pharmaceutical companies.

Kinyip Gabriel Leung
Experience: Mr. Leung was the Vice Chairman of our Board and an employee of Novocure from 2011 to 2016, coordinating Novocure’s global commercial operations. From 2003 to 2010, he worked for OSI Pharmaceuticals, Inc. (“OSI”), a specialty pharmaceutical company, prior to its acquisition by Astellas Pharma Inc., last serving as Executive Vice President of OSI and the President of OSI’s Oncology and Diabetes Business. Prior to his tenure at OSI, from 1999 to 2003, Mr. Leung served as Group Vice President of the Global Prescription Business at Pharmacia Corporation, a global pharmaceutical and healthcare company. From 1991 to 1999, Mr. Leung was an executive at Bristol-Myers Squibb Company, a global pharmaceutical and healthcare company.
Education: B.S. with High Honors, University of Texas at Austin; M.S. in Pharmacy (with a concentration in Pharmaceutical Marketing), University of Wisconsin-Madison.
Other Public Company Directorships: Formerly a director of Pernix Therapeutics Holdings, Inc. from 2016 to 2019, Albany Molecular Research Inc. from 2010 to 2016 and Delcath Systems, Inc. from 2011 to 2014.
We believe that Mr. Leung is qualified to serve on our Board due to his extensive knowledge of our business as a former employee of Novocure and his experience in our industry, including global management. Specifically, Mr. Leung was responsible for the launch of erlotinib (Tarceva), a chemotherapy drug for non-small cell lung cancer, while at OSI. While at Pharmacia Corporation, Mr. Leung led its oncology franchise with business and medical affairs operations in over 80 countries. At Bristol-Myers Squibb, he oversaw the growth of chemotherapy drugs Taxol and Paraplatin.

Martin Madden
Experience: Mr. Madden retired after a 30-year career at Johnson & Johnson (1986 to January 2017), where he served as Vice President Research and Development of DePuy-Synthes and Vice President Medical Device R&D transformation from February 2016 to January 2017, as Vice President New Product Development, Medical Devices from July 2015 to February 2016, and as Vice president R&D Global Surgery Group from January 2012 to July 2015. Earlier in his career, Mr. Madden was a medical device engineer and innovator, and a leader of cross-functional teams charged with incubating, developing, and launching new products.
Education: M.B.A. with Honors, Columbia University; M.S. with Honors in Mechanical Engineering, Carnegie-Mellon University; B.S. in Mechanical Engineering, summa cum laude, University of Dayton.
Other Public Company Directorships: Director of Microbot Medical Inc. since 2017. Formerly a director of TSO3, Inc. (acquired by Stryker Corporation) (2018 to 2019).

We believe that Mr. Madden is qualified to serve on our Board due to his extensive experience with and his status as a world leader in medical device innovation and new product development. During his thirty year tenure with Johnson & Johnson’s medical device organization, Mr. Madden was an innovator and research leader for nearly every medical device business including cardiology, electrophysiology, peripheral vascular surgery, general and colorectal surgery, aesthetics, orthopaedics, sports medicine, spine, and trauma. As an executive and a vice president of Johnson & Johnson, Mr. Madden served on the management boards of Johnson & Johnson’s Global Surgery Group, Ethicon, Ethicon Endo-Surgery, DePuy-Synthes, and Cordis, with responsibility for research and development – inclusive of organic and licensed/acquired technology. He was also chairman of Johnson & Johnson’s Medical Device Research Council, with responsibility for talent strategy and technology acceleration.

Allyson Ocean, M.D.
Experience: Dr. Ocean was elected to our Board in February 2023. Dr. Ocean is currently a Professor of Clinical Medicine at the Weill Medical College of Cornell University, where she has held various positions since 2004. Dr. Ocean also currently serves as a medical oncologist and attending physician in gastrointestinal oncology at NewYork-Presbyterian Hospital/Weill Cornell Medical Center, as well as a medical oncologist at The Jay Monahan Center for Gastrointestinal Health.
Education: Tufts University, B.S. and M.D.
Other Public Company Directorships: None.
We believe that Dr. Ocean is qualified to serve on our Board because she is an internationally recognized academic gastrointestinal medical oncologist, specializing in translational and clinical research, development of novel therapeutics, and patient advocacy. Dr. Ocean is co-founder and Scientific Advisory Board Chair of Let’s Win Pancreatic Cancer, an award-winning non-profit organization missioned to increase access to treatment options and clinical trials for patients with pancreatic cancer. Additionally, Dr. Ocean serves on several scientific advisory boards, from which she brings extensive knowledge from both the clinical and patient experience perspective.

Timothy Scannell
Experience: Mr. Scannell was elected to our Board in February 2021. He recently retired after 32 years of service at Stryker Corporation. At Stryker, Mr. Scannell served as President and Chief Operating Officer from 2018 to 2021. Prior to this position, he served as group president of MedSurg and Neurotechnology from 2008 to 2018 and previously served as vice president/general manager of Stryker Biotech and president of Stryker Spine.
Education: University of Notre Dame, B.A. and M.B.A. in Business Administration.
Other Public Company Directorships: Director since 2014 and Chairman of the Board since 2019 of Insulet Corporation and director of Exact Sciences Corporation since October 2023. Formerly a director of Renalytix plc from March 2022 to October 2023 and of Molekule, Inc. from 2022 to March 2024.
We believe Mr. Scannell is qualified to serve on our Board due to his extensive business experience in our industry and as an executive leading a high-growth med-tech public company.

Kristin Stafford
Experience: Ms. Stafford was elected to our Board in March 2023. Ms. Stafford is currently Senior Vice President, Chief Accounting Officer for Royalty Pharma plc, a position she has held since December 2018. Prior to this position, she served as Vice President, Finance of Royalty Pharma and Chief Financial Officer of BioPharma Credit plc, an affiliate of Royal Pharma, from 2016 to 2018. Ms. Stafford is a Certified Public Accountant and holds a bachelor of science degree in business administration from Sonoma State University.
Education: Sonoma State University, B.S. in Business Administration.
Other Public Company Directorships: None.

We believe that Ms. Stafford is qualified to serve on our Board because of her extensive financial expertise as a senior executive in the pharmaceutical industry and her earlier background as an accounting professional in other industries, including as a company controller and as an independent auditor.

William Vernon
Experience: Mr. Vernon has served as our Lead Independent Director since May 2016. Mr. Vernon served as the Chief Executive Officer of Kraft Foods Group, Inc., a food products company, from 2012 to 2014 and also served as its Senior Advisor through May 2015. From 2009 to 2011, Mr. Vernon served as the President of Kraft Foods North America and an Executive Vice President of Kraft Foods. From 2006 to 2009, Mr. Vernon served as the healthcare industry partner for Ripplewood Holdings, a private equity firm. From 1982 to 2006, Mr. Vernon held various roles at Johnson & Johnson. He served as company Group Chairman of DePuy Orthopaedics, a provider of orthopedic products and services, from 2004 to 2005, President of Centocor, a biotechnology company, from 2001 to 2004, President of McNeil Consumer Pharmaceuticals and Nutritionals, Worldwide, an OTC and nutritional products company, from 1999 to 2001 and President of The Johnson & Johnson-Merck Joint Venture, an OTC remedies company, from 1995 to 1999.
Education: B.A. in History, Lawrence University; M.B.A., Northwestern University’s Kellogg School of Management.
Other Public Company Directorships: Director of Nuvation Bio Inc. since 2021 and director of McCormick & Company since 2017. Formerly a director of Intersect ENT Inc., a healthcare equipment company, from 2015 to 2021, a director of The White Wave Foods Company, a food products company, from 2016 to 2017, a director of Axovant Sciences from 2017 to 2018, a director of Medivation, Inc., from 2006 to 2016, and a director of the Kraft Foods Group from 2012 to 2015.
We believe Mr. Vernon is qualified to serve on our Board due to his business and investment experience as an executive in our industry and as the former Chief Executive Officer of a global Fortune 500 company, with particular expertise in marketing.
OUR BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH NOMINEE NAMED IN THIS PROXY STATEMENT

PROPOSAL 2
APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has engaged EY Global as our auditor and independent registered public accounting firm for the year ending December 31, 2024, and is seeking ratification of such appointment by our shareholders at the Annual Meeting. EY Global has audited our financial statements since 2003. Representatives of EY Global are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Jersey company law requires us to appoint an auditor at each annual general meeting to hold office from the conclusion of that meeting to the conclusion of the next annual general meeting. It is therefore proposed that the shareholders approve and thereby ratify the reappointment of EY Global as our auditor and independent registered public accounting firm. If our shareholders fail to approve and ratify the selection, our Audit Committee will reconsider whether or not to retain EY Global. Our Audit Committee will determine the fees to be paid to the auditors for the year ending December 31, 2024.

Principal Accountant Fees and Services
The following table provides information regarding the fees incurred to EY Global during the years ended December 31, 2023 and 2022. All fees described below were pre-approved by our Audit Committee.

	Year Ended December 31,
	2023	2022
Audit Fees (1)	$907,301	$902,460
Tax Fees (2)	7,613	70,000
Total Fees	$914,914	$972,460
(1)Audit Fees consist of fees billed for professional services performed by EY Global for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements.
(2)Tax Fees consist of fees for professional services, including tax consulting and compliance services and transfer pricing services performed by EY Global.

Pre-Approval Policies and Procedures
Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our Audit Committee must review the terms of the proposed engagement and pre-approve the engagement.
OUR BOARD AND OUR AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE APPROVAL AND RATIFICATION OF APPOINTMENT OF EY GLOBAL AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3
NON-BINDING ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) enables our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the 2023 Summary Compensation Table and the related compensation tables, notes, and narratives in this Proxy Statement. This proposal, known as a “Say-on-Pay" proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The Say-on-Pay vote is advisory and, therefore, it is not binding on us, our Board or our Compensation Committee. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee and our Board will consider when determining executive compensation following the Annual Meeting. Consistent with the preference of our shareholders as determined by the last vote to approve the frequency of our Say-on-Pay vote, we intend to conduct a Say-on-Pay vote annually.
Our compensation programs are designed to support our business goals and promote our long-term profitable growth. Our equity programs are intended to align compensation with the long-term interests of our shareholders. We urge shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the 2023 Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our named executive officers. Our Board and our Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” are effective in achieving our goals, and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company's recent and long-term success. Accordingly, we ask our shareholders to vote “FOR” the approval of our executive compensation on a non-binding advisory basis.
OUR BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING NON-BINDING RESOLUTION
RESOLVED, that the compensation of our named executive officers as disclosed in “Compensation
Discussion and Analysis,” the 2023 Summary Compensation Table and the related compensation tables, notes, and narratives in this Proxy Statement is hereby APPROVED.

PROPOSAL 4
APPROVAL OF 2024 OMNIBUS INCENTIVE PLAN
We are asking shareholders to approve the NovoCure Limited 2024 Omnibus Incentive Plan (the “2024 Plan”), which was adopted by our Board on April 4, 2024, subject to shareholder approval. We are seeking shareholder approval of the 2024 Plan as a successor to our 2015 Omnibus Incentive Plan (the “2015 Plan”), which will terminate as of the date our shareholders approve the 2024 Plan. If the 2024 Plan is not approved by our shareholders, we will continue to operate our 2015 Plan in accordance with its terms until the earlier of its expiration date in September 2025 or we deplete the available shares under our 2015 Plan.
Why We are Asking our Shareholders to Approve the 2024 Plan
Currently, we maintain the 2015 Plan to grant share options, restricted share units, performance-based share units and other equity-based and cash-based awards in order to provide long-term incentives to our employees, executives and directors. Our Board decided to adopt and seek approval for the 2024 Plan as the successor to the 2015 Plan because the 2015 Plan would expire pursuant to its terms in September 2025 and the Board desired to update the plan provisions to conform with certain current market practices in response to feedback from our shareholders. The 2024 Plan will not have an automatic replenishment feature (also known as an evergreen provision).
Approval of the 2024 Plan by our shareholders will allow us to continue to grant share options, restricted share unit awards, performance-based share awards and other equity-based and cash-based awards in order to secure and retain the services of our employees, executive officers and directors, and to provide long-term incentives that are designed to align the interests of our employees and directors with the interests of our shareholders.
Requested Shares
We are seeking shareholder approval of 9,000,000 shares for issuance under the 2024 Plan (less any shares subject to awards granted under our 2015 Plan after April 2, 2024 and prior to the effective date of the 2024 Plan). If shareholders approve the 2024 Plan, it will become effective on the date of the annual meeting (the “Effective Date”) and no new awards will be granted under the 2015 Plan on or after such date. Any awards outstanding under the 2015 Plan on the Effective Date of the 2024 Plan remain subject to and will be paid under the 2015 Plan, and any shares subject to outstanding awards under the 2015 Plan that subsequently expire, terminate, or are canceled or forfeited for any reason without issuance of shares will become available for issuance under the 2024 Plan, in accordance with the adjustment and share counting rules under the 2024 as further described below.
We are seeking approval to issue 9,000,000 shares under the 2024 Plan, all of which remained available under the 2015 Plan and will carry forward into the 2024 Plan. If the 2024 Plan is approved, we will cancel shares that would have been issuable under the 2015 Plan as of the Effective Date, which we estimate will be approximately 2,000,000 shares in excess of the 9,000,000 share request. No awards will be granted under the 2024 Plan unless shareholders approve it at the annual meeting. If shareholders do not approve the 2024 Plan, we will continue to have the authority to grant awards under the 2015 Plan until its expiration in September 2025. As of the Record Date, 11,034,414 shares remained available for issuance under our 2015 Plan and 21,834,794 shares were subject to outstanding awards under our 2015 Plan.
Based on historic grant practices and our current share price, our Board has estimated that the aggregate number of shares requested to be approved should be sufficient to cover awards for the next one to two year(s).
Why You Should Vote to Approve the 2024 Plan
Equity awards are an important part of our compensation philosophy.
•All full-time employees and Non-Employee Directors are eligible to receive awards:.approximately 63% of our outstanding equity awards are held by our broad employee population and approximately 36% of our outstanding equity awards are held by our executive officers and Non-Employee Directors.
•The 2024 Plan incentivizes long-term thinking to align with the interests of our shareholders.
•The 2024 Plan underlies our ability to reward, retain and motivate key talent which we believe will result in building long-term shareholder value.

•We face strong competition for talent from our peers and equity awards allow us to effectively compete for talent.

We believe we manage our equity award use carefully and dilution is reasonable.
•We monitor our annual burn rate, dilution and equity expense to ensure we maximize shareholder value.
•We use industry benchmarks to competitively grant the appropriate number of equity awards necessary to attract, reward, and retain employees and Non-Employee Directors.

We believe the size of our share reserve request is reasonable.
•We have adapted our grant practices and guidelines to align with the requested share pool reserve and remain competitive.
•We anticipate the requested share pool is adequate to cover equity awards for the next one to two years.

The consequences of the 2024 Plan not being approved are significant.
We compete for talent with many companies that offer equity incentives as a key element of their compensation programs. Without shareholder approval of the 2024 Plan:
•we will lose access to an important compensation tool that is key to our ability to attract, motivate, reward, and retain our key employees and Non-Employee Directors;
•we may need to significantly increase the cash component of employee compensation to continue to attract and retain key talent; and
•the requested share pool reserve will not become available for issuance, and the 2015 Plan will continue as in effect subject to authorized share limits and annual increases.
The Company believes that the following additional details are important for shareholders to consider.
Equity Awards Are an Important Part of Our Compensation Philosophy
We are a global oncology company with a proprietary platform technology called Tumor Treating Fields ("TTFields"), which are electric fields that exert physical forces to kill cancer cells via a variety of mechanisms. Our key priorities are to drive commercial adoption of Optune Gio® and Optune Lua®, our commercial TTFields devices, and to advance clinical and product development programs intended to extend overall survival in some of the most aggressive forms of cancer.
Our Board believes that the 2024 Plan is necessary to ensure that the number of shares available for issuance is sufficient to allow us to continue to attract and retain the services of talented individuals essential to our long-term growth and financial success. Our Board strongly believes that the issuance of equity awards is a key element underlying our ability to attract, retain and motivate our employees, including our executive officers, and is a substantial contributing factor to our success and the growth of our business. To date, we have relied significantly on equity incentives in the form of share option and restricted share unit awards to attract and retain employees, plus performance-based share awards to attract, incentivize and retain executive officers. We believe that equity incentives are necessary for us to remain competitive in the marketplace for executive and other talent, as the offering of shares to all employees is a common practice in our industry. Because of the long-term nature of bringing clinical therapies to market, our Board believes that long-term incentive programs are vital to aligning our employees with our strategy. Therefore, our Board believes that the 2024 Plan is in the best interests of the Company and its shareholders and recommends a vote in favor of this Proposal No. 4.
Our equity granting practices are broad-based and play an important role throughout the Company. We are especially proud that we grant all new employees an equity award when they join us, creating alignment with our shareholders from the very beginning. During the past three fiscal years (2021-2023), the number of awards we granted to non-Named Executive Officers was over 73% of the total grants made during the period.
Assuming approval of the 2024 Plan, our total overhang, including all awards outstanding and available for grant, will be equal to 25.4% of our total shares outstanding as of the Record Date. Based on our expected grant practices and our current share price, we believe that the adoption of the 2024 Plan and new total share reserve of 9,000,000 shares will provide the Board with flexibility to continue to make annual equity awards to employees and new hires through the next one to two years and will allow us to remain competitive in the marketplace with respect to attracting, retaining and motivating key personnel and Non-Employee Directors.

We Believe We Manage Our Equity Incentive Award Use Carefully, and Dilution Is Reasonable
Equity awards are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to all of our full-time employees. However, we recognize that equity awards dilute existing shareholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to maximize shareholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees and Non-Employee Directors. The tables below show our 2023 overhang and burn rate percentages.

We Believe the Size of Our Share Reserve Request Is Reasonable
If the 2024 Plan is approved by our shareholders, we expect to have approximately 9,000,000 shares available for grant after our annual meeting (less any shares subject to awards made under the 2015 Plan after April 2, 2024 and prior to the Effective Date and subject to adjustment in the event of certain capitalization events and the share recycling provisions, each as described in the 2024 Plan), which we anticipate (based on our expected grant practices and our current share price) being a pool of shares sufficient for grants through one to two years, and necessary to provide a predictable amount of equity for attracting, retaining, and motivating employees.
Outstanding Grants and Usage under the 2015 Plan
Overhang
The following table provides certain additional information regarding our use of equity awards:

As of April 2, 2024 (except where noted)
Total number of common shares subject to outstanding options	11,782,976
Weighted-average exercise price of outstanding options	$32.59
Weighted-average remaining term of outstanding stock options at March 31, 2024	6.3 years
Total number of shares of common stock subject to outstanding full value awards (RSUs and PSUs (at target))	10,349,421
Total number of shares of common stock available for grant (1)	14,585,543
Total number of shares of common stock outstanding	107,606,309
Per-share closing price of common stock as reported on Nasdaq on April 2, 2024	$14.39
(1)    Includes PSUs granted at maximum payout that are not included in shares subject to outstanding grants. If the 2024 Plan is approved, we will cancel shares that would have been issuable under the 2015 Plan as of the Effective Date in excess of the 9,000,000 shares requested.
We have a broad-based equity award practice: approximately 63% of our outstanding equity awards are held by our broad employee population and approximately 36% of our outstanding equity awards are held by our executive officers and Non-Employee Directors.
Assuming approval of the 2024 Plan, our total overhang, including all awards outstanding and available for grant, will be equal to 25.44% of our total shares outstanding as of the Record Date (excluding approximately 3.6 million "outperformance" PSUs that are not probable to vest). The adoption of the 2024 Plan and new total share reserve of 9,000,000 shares will provide the Board with flexibility to continue to make annual equity awards to eligible employees and new hires through the next one to two years and allows us to remain competitive in the marketplace with respect to attracting, retaining and motivating key personnel and Non-Employee Directors.
Burn Rate
The Company monitors shareholder dilution by tracking the number of shares subject to equity awards that it grants annually, commonly referred to as the burn rate. Burn rate shows how rapidly a company is depleting its shares reserved for equity compensation awards and is defined for this purpose as the number of equity awards granted as incentives during the year divided by the weighted average number of shares of common stock outstanding during the year. The Company has calculated the burn rate for the past three years, as set forth in the following table:

	Total Number of Common Shares Subject to Options Granted	Total Number of Common Shares Subject to Full Value Awards Granted	Weighted Average Common Shares Outstanding	Burn Rate
Fiscal Year 2023	1,192,916	1,626,223	106,391,178	2.65%
Fiscal Year 2022	857,077	1,439,897	104,660,476	2.20%
Fiscal Year 2021	466,360	532,196	103,433,274	0.97%
The above burn rates cover fiscal years 2021-2023. In January 2024 (fiscal year 2024), following a reduction in workforce in November 2023, one-time retention awards were granted to our non-executive officer employees. These retention awards were granted to motivate and retain key talent and will impact the full fiscal year 2024 burn rate.
2024 Plan Highlights
The 2024 Plan includes provisions that are designed to protect our shareholders' interests and to reflect corporate governance best practices. Highlights of the 2024 Plan are as follows:
•Governance. The Compensation Committee, which is comprised solely of independent directors, will administer the 2024 Plan.
•Fixed pool; No evergreen. The total number of ordinary shares authorized for issuance under the 2024 Plan is fixed (subject to adjustment in the event of certain capitalization events and the share recycling provisions, each as described in the 2024 Plan) at 9,000,000 shares, or approximately 8.4% of our ordinary shares outstanding at the Record Date (less any shares subject to awards made under the 2015 Plan after April 2, 2024 and prior to the Effective Date).
•No single trigger accelerated vesting upon change in control. The 2024 Plan does not provide for any automatic mandatory vesting of awards upon a change in control. The Compensation Committee has discretion to provide whether and how a change in control affects outstanding awards.
•Prohibition on repricing. Except as permitted in the event of certain equitable adjustments as set forth in the 2024 Plan, or in connection with a change in control, the 2024 Plan specifically prohibits us from repricing any outstanding share option or share appreciation right by reducing the exercise price or strike price of the share option or share appreciation right or canceling any outstanding share option or share appreciation right that has an exercise price or strike price in excess of the current fair market value in exchange for cash or other share awards without obtaining the approval of our shareholders.
•Prohibition on the payment of dividends and dividend equivalents on unvested share options and share appreciation rights. The 2024 Plan prohibits the payment or crediting of dividends or dividend equivalents with respect to share options or share appreciation rights awards.
•Prohibition on the payment of dividends and dividend equivalents prior to the vesting of awards. The 2024 Plan prohibits the payment or crediting of dividends or dividend equivalents with respect to awards (other than share options and share appreciation rights) prior to the vesting of the awards.
•Awards subject to forfeiture/clawback. In addition to the recoupment provisions set forth in the 2024 Plan relating to recoupment/forfeiture upon defined detrimental activity, all awards are subject to our current clawback policy. (See "Compensation Discussion and Analysis - Compensation Policies and Practices" on page 58 below.)
•Limits on awards to Non-Employee Directors. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any Non-Employee Director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year, shall not exceed $750,000, or $1,500,000 for the first year providing such services (subject to certain exceptions).
•No discounted share options or share appreciation rights. All share options and share appreciation rights granted under the 2024 Plan must have an exercise price or strike price equal to or greater than the fair market value of our ordinary shares on the date the share option or share appreciation right is granted.
•Flexibility in designing equity compensation structure. The 2024 Plan allows us to provide a broad array of equity incentives, including traditional option grants, share appreciation rights, restricted share awards, restricted share unit awards, performance-based share awards and other equity-based and cash-based awards. By providing this flexibility, we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

Material Features of the 2024 Plan
Below is a summary of the 2024 Plan, which is qualified entirely by reference to the complete text of the 2024 Plan, a copy of which is attached as Appendix A to this proxy statement.

Purpose of the 2024 Plan. The purpose of the 2024 Plan is to enhance our profitability and value for the benefit of our shareholders by enabling us to offer eligible employees, consultants and Non‑Employee Directors incentive awards in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our shareholders.
Administration. As noted above, the 2024 Plan will be administered by the Compensation Committee. In particular, the Compensation Committee will have the authority, among other items, to: (i) select participants to whom awards may from time to time be granted; (ii) determine, in its sole discretion, the number of ordinary shares to be covered by each award granted under the 2024 Plan; (iii) determine, in its sole discretion, the terms and conditions, not inconsistent with the terms of the 2024 Plan, of any award granted under the 2024 Plan (including, but not limited to, the exercise or purchase price (if any), any restriction, forfeiture or limitation, any vesting schedule or acceleration or waiver thereof); (iv) set the performance criteria and the performance period with respect to any award for which the grant, vesting or payment of such award is conditioned upon the attainment of specified performance criteria and to certify the attainment of any such performance criteria; (v) adopt, alter and repeal sub-plans or programs under the 2024 Plan as it deems necessary or advisable; and (vi) construe and interpret the terms and provisions of the 2024 Plan and any award (and any agreements relating thereto).
To the extent permitted by applicable law and applicable exchange rules, the Compensation Committee may (i) delegate to a committee of one or more directors any of the authority of the Compensation Committee under the 2024 Plan, including the right to grant, cancel or suspend awards, and (ii) authorize one or more executive officers to do one or more of the following with respect to individuals who are not subject to Section 16 of the Exchange Act: (A) designate eligible employees and consultants to be recipients of awards and (B) determine the number of shares subject to such awards to be received by such eligible employees and consultants.
Available Shares. Subject to the capitalization adjustment provisions and the share recycling provisions, each as contained in the 2024 Plan, the maximum aggregate number of ordinary shares that may be issued or used for reference purposes or with respect to which awards may be granted under the 2024 Plan, other than awards issued as substitute awards in connection with a corporate transaction, will be equal to 9,000,000 shares, less one share for every one share granted under the 2015 Plan after April 2, 2024 and prior to the Effective Date, all of which may be granted as “incentive share options” under the Internal Revenue Code. The number of ordinary shares that remain available for future grants under the 2024 Plan will be reduced by the sum of the aggregate number of ordinary shares which become subject to outstanding awards, other than substitute awards granted in connection with a corporate transaction. Shares issued under the 2024 Plan may be either authorized and unissued ordinary shares or ordinary shares held in or acquired for the treasury of the Company, or both.
If, other than with respect to substitute awards granted in connection with a corporate transaction, (i) any ordinary shares subject to an award granted under the 2024 Plan or the 2015 Plan are forfeited, an award granted under the 2024 Plan or the 2015 Plan expires or otherwise terminates without issuance of ordinary shares, or an award granted under the 2024 Plan or the 2015 Plan is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the ordinary shares subject to such award, such ordinary shares will, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the ordinary shares available for grant under the 2024 Plan.
In the event that (i) any award granted under the 2024 Plan or the 2015 Plan (other than a substitute award granted in connection with a corporate transaction) is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, or (ii) withholding tax liabilities arising from such award granted under the 2024 Plan or the 2015 Plan (other than a substitute award granted in connection with a corporate transaction) are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, then in each such case the shares so tendered or withheld shall be added to the shares available for grant under the Plan on a one-for-one basis.
On the Record Date, the closing sales price per share of our ordinary shares as reported on the NASDAQ Global Market was $14.39.
Change in Control. In the event of our “change in control”, and except as otherwise provided in an award agreement or employment agreement, a participant’s unvested award will not vest and a participant’s award (or any part thereof) will be treated in accordance with one or more of the following methods as determined by the Compensation Committee in its sole discretion: (i) awards may be continued, assumed, have new rights substituted therefor or terminated, as determined by the Committee in its sole discretion, and restrictions to which any restricted shares or any other award granted prior to the change in control are subject will not lapse upon a change in control and the restricted shares or other award will, where appropriate, receive the same distribution as other ordinary shares on such terms as determined by the Compensation Committee in its sole discretion; (ii) the purchase of any awards for an amount of cash or other property equal to the price per share paid in connection with the change in control of ordinary shares covered by such awards, less, in the case of a share option or share appreciation right, the exercise price per ordinary share covered by such award; (iii) the cancellation of any share option or share appreciation award without payment, if the change in control price per ordinary share covered by such award is less than the exercise price per share of such award; or (iv) the acceleration of vesting or lapse of restrictions of an award at any time.
Under the 2024 Plan, a “change in control” is generally defined as (i) a change in beneficial ownership of 50% or more of the combined voting power of our then outstanding securities; (ii) a change in the majority composition of the Board; (iii) certain mergers or consolidations involving us; or (iv) our shareholders approve a plan of complete liquidation or the consummation of the sale or disposition of all or substantially all of our assets.
No Repricing. Except as permitted pursuant to the capitalization adjustment provisions set forth in the 2024 Plan or in connection with a change in control, an outstanding share option or share appreciation right may not be modified to reduce the exercise or base price thereof nor may a share option or share appreciation award be surrendered (when the option or exercise price per share exceeds the fair market value of a share) in exchange for cash or another award, unless such action is approved by our shareholders.
Detrimental Activity. Awards granted under the 2024 Plan are subject to recovery in the event the participant engages in “Detrimental Activity” within one year of the vesting or exercise of the award. Detrimental activity includes (i) the disclosure of confidential information, (ii) activity by the participant that would allow us to terminate the participant for cause or (iii) breach of any agreement between the participant and us or an Affiliate (including, without limitation, any written employment agreement or noncompetition or non-solicitation agreement).
Effective Date, Termination and Amendment. The 2024 Plan will become effective on the date it is approved by our shareholders at the annual meeting. Notwithstanding any other provision of the 2024 Plan, the Board or the Compensation Committee, to the extent permitted by law, may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the 2024 Plan or suspend or terminate the 2024 Plan entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2024 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination, may not be substantially impaired without the consent of such participant. Without the approval of the holders of the ordinary shares entitled to vote in accordance with applicable law, no amendment may be made which would (i) increase the aggregate number of ordinary shares that may be issued under the 2024 Plan (except in connection with the capitalization adjustment provisions of the 2024 Plan); (ii) change the classification of individuals eligible to receive awards under the 2024 Plan; (iii) modify the prohibition on repricing set forth in the 2024 Plan; or (iv) require shareholder approval under the rules of any exchange or system on which the our securities are listed or traded at our the request.
Eligibility. Participants in the 2024 Plan will consist of members of the Board as well as our employees and consultants if selected by the Compensation Committee for participation in the 2024 Plan. As of the Record Date, approximately 1,432 employees and 8 non-employee directors would be eligible to participate in the 2024 Plan if selected by the Compensation Committee. Consultants have received awards on occasion, with three consultants having received awards in the past year.
Share Options and Share Appreciation Rights The 2024 Plan provides for the grant of share options and share appreciation rights. The Compensation Committee will determine the conditions to the exercisability of each share option and share appreciation right.
Each share option will be exercisable for no more than ten (10) years after its date of grant. If the share option is an incentive share option and the optionee owns greater than ten percent (10%) of the voting power of all of our shares of capital stock (a “ten percent holder”), then the share option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of a share option will not be less than 100% of the fair market value of an ordinary share on the date of grant, unless the share option is an incentive share option and the optionee is a ten percent holder, in which case the exercise price will be the price required by the Internal Revenue Code.
Each share appreciation right will be exercisable for no more than ten (10) years after its date of grant. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a share appreciation right will not be less than 100% of the fair market value of an ordinary share on the date of grant. A share appreciation right entitles the holder to receive upon exercise (subject to withholding taxes) ordinary shares or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the ordinary shares on the exercise date and the base price of the share appreciation right.
All of the terms relating to the exercise, cancellation or other disposition of share options and share appreciation rights upon a termination of employment of a participant will be set forth in the award agreement.
Notwithstanding anything in the award agreement to the contrary, the holder of a share option or share appreciation will not be entitled to receive dividend equivalents with respect to the ordinary shares subject to such share option or share appreciation right.
Restricted Share Awards. The 2024 Plan provides for the grant of restricted share awards. Restricted share awards are subject to forfeiture if the holder does not remain continuously in our employment during the restriction period or if specified performance measures (if any) are not attained during the performance period. Unless otherwise set forth in a restricted share award agreement, the holder of restricted shares has rights as a shareholder, including the right to vote and receive dividends with respect to the restricted shares and to participate in any capital adjustments applicable to all holders of our ordinary shares; provided, however, that any divided or other distribution paid with respect to restricted shares will be deposited by us and will be subject to the same restrictions as the ordinary shares with respect to which such dividend or distribution was made.
All of the terms relating to the satisfaction of performance measures and the termination of a restriction period or performance period relating to a restricted share award, or the forfeiture and cancellation of a restricted share award upon a termination of employment will be set forth in the award agreement.
Other Share-Based Awards. The 2024 Plan provides for the grant of other-share based awards, which are awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to ordinary shares, including but not limited to, ordinary shares awarded purely as a bonus and not subject to any restrictions or conditions, ordinary shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the us, share equivalent units, restricted share units, and awards valued by reference to book value of ordinary shares. The participant shall have the right to receive any dividends with respect any ordinary shares covered by other share-based awards, subject to and conditioned upon the full vesting of the awards, provided that the payment of dividends with respect to the number of ordinary shares covered by other share-based awards shall be deferred until, and conditioned upon, the expiration of the applicable vesting period with respect to the awards.

All of the terms relating to the satisfaction of performance measures and the termination of a restriction period or performance period relating to an other share-based award, or the forfeiture and cancellation of an other share-based award upon a termination of employment will be set forth in the award agreement.
Performance-Based Cash Awards. Under the terms of the 2024 Plan, the Committee may grant performance-based cash awards. In granting a performance-based cash award, the Committee may specify a targeted award, which may be expressed as a fixed dollar amount, a percentage of the participant’s base pay, as a percentage of a bonus pool funded by a formula as determined by the Committee in its sole discretion based on achievement of performance criteria, or an amount determined pursuant to an objective formula or standard. All of the terms relating to the satisfaction of performance measures and the termination of a restriction period or performance period relating to a performance cash award, or the forfeiture and cancellation of a performance cash award upon a termination of employment will be determined by the Committee.
New Plan Benefits
Grants of equity awards under the 2024 Plan to our named executive officers, executive officers, Non-Employee Directors and other eligible participants have not yet been determined, and will be made at the discretion of our independent Compensation Committee. Accordingly, the future benefits that will be awarded or paid to these participants under the 2024 Plan are not currently determinable, although we note that our Non-Employee Directors will be entitled to awards specified in our Directors’ Compensation Policy. The annual equity award value for Non-Employee Director awards is $375,000 and they have the option to receive the awards equally in restricted share units and share options or 100% in share options, as described under “2023 Director Compensation - Director Compensation Program” beginning on page 41 of this proxy statement. Equity grants made to our named executive officers in 2023 under the 2015 Plan are set forth in the 2023 Grants of Plan-Based Awards table on page 62 of this proxy statement, and equity grants made to our non-executive directors in 2023 under the 2015 Plan are set forth in the 2023 Director Compensation Table on page 42 of this proxy statement. The approval of the Plan by our shareholders will have no effect on the terms and conditions of the outstanding awards previously granted under the 2015 Plan.
Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2024 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2024 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2024 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.
Share Options
A participant will not recognize taxable income at the time a share option is granted and we will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified share option equal to the excess of the fair market value of the ordinary shares purchased over their exercise price, and we or the affiliate employer will be entitled to a corresponding deduction, subject to any deduction limits applicable to us or the affiliate employer. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive share option. If the ordinary shares acquired by exercise of an incentive share option are held for the longer of two years from the date the share option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (1) the lesser of the amount realized upon that disposition and the fair market value of those shares on the date of exercise over (2) the exercise price, and we or the affiliate employer will be entitled to a corresponding deduction, subject to any deduction limits applicable to us or the affiliate employer.

Share Appreciation Rights
A participant will not recognize taxable income at the time share appreciation rights are granted and we will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any ordinary shares delivered and the amount of cash paid by us, and we or the affiliate employer will be entitled to a corresponding deduction, subject to any deduction limits applicable to the Company or the affiliate employer.
Other Awards
A participant will not recognize taxable income at the time restricted shares (i.e. shares subject to restrictions constituting a substantial risk of forfeiture) are granted and we will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the ordinary shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by us or the affiliate employer, subject to any applicable deduction limits. In addition, a participant receiving dividends with respect to restricted shares for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and we or the affiliate employer will be entitled to a corresponding deduction, subject to any applicable deduction limits.
The tax consequences associated with other types of awards will depend on the particular structure of the award.

Board Recommendation
Our Board believes that approval of Proposal No. 4 is in our and our shareholders' best interests because approval of the 2024 Plan will be an important factor in attracting, retaining, and motivating employees, consultants and directors in order to achieve our long-term growth and profitability objectives. Shareholder approval of the 2024 Plan will enable us to continue to grant equity awards to key individuals and remain competitive with our industry peers. If this proposal is not approved, we believe we would be at a significant disadvantage relative to our competitors for recruiting, retaining and motivating those individuals who are critical to our success, and we could be forced to increase cash compensation, reducing resources available to meet our other business needs.
To be approved, Proposal 4 must receive a “For” vote from the majority of all shares present and entitled to vote on the matter, either in person or by proxy. An abstention will have the same effect as an “Against” vote. Broker non-votes will have no effect.
OUR BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION
RESOLVED, that the NovoCure Limited 2024 Omnibus Incentive Plan is hereby APPROVED.

PROPOSAL 5
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, we are providing shareholders with an advisory vote this year on whether the advisory vote on executive compensation should be held every ONE YEAR, TWO YEARS or THREE YEARS. This vote is required by Section 14A of the Exchange Act.
Our Board believes that a frequency of every ONE YEAR for the advisory vote on executive compensation is the optimal interval for conducting a “say on pay” vote. In formulating this recommendation, the Board believes that current best corporate governance practices favor an annual advisory vote, and that an annual advisory vote will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices with respect to our named executive officers on a more timely and consistent basis than the biennial and triennial alternatives.
Shareholders will not be voting to approve or disapprove the Board’s recommendation. Instead, shareholders will be provided the opportunity to choose among three options (holding the vote every ONE YEAR, TWO YEARS or THREE YEARS), or abstaining from selecting any particular interval, when voting in response to the resolution set forth below:
“RESOLVED, that the shareholders advise the Company to hold a non-binding advisory shareholder vote to approve the compensation paid to the Company’s named executive officers every:

• ONE YEAR;

• TWO YEARS; or

•THREE YEARS.”

The affirmative vote of the simple majority of votes cast is required to approve one year, two years or three years as the shareholders’ recommended frequency on this proposal. If none of the options receive the vote of a majority, the option receiving the greatest number of votes will be considered the frequency recommended by our shareholders. However, because this vote is advisory and not binding on the Company, our Compensation Committee or our Board in any way, we may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the vote frequency approved by our shareholders.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR,” ON AN ADVISORY BASIS, FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended or under the Exchange Act (the “Securities Act”), except to the extent we specifically incorporate this Report by reference.
Our Audit Committee oversees the Company’s corporate accounting and financial reporting process on behalf of our Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed with management the audited consolidated financial statements filed in the Company’s Annual Report, including a discussion of the quality, not just acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Our Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ listing standards.
Our Audit Committee has discussed with EY Global, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Our Audit Committee has received the written disclosures and the letter from EY Global required by applicable requirements of the Public Company Accounting Oversight Board regarding EY Global’s communications with our Audit Committee concerning independence and has discussed with EY Global its independence. Our Audit Committee also considered whether EY Global’s provision of any non-audit services to the Company is compatible with maintaining EY Global’s independence.
Based on the review and discussions described above, among other things, our Audit Committee recommended to our Board that the audited financial statements be included in the Company’s Annual Report for filing with the SEC. Our Audit Committee also approved the selection of the Company’s independent registered public accounting firm.
AUDIT COMMITTEE
Jeryl Hilleman, Chair
Martin Madden
Timothy Scannell

CORPORATE GOVERNANCE

Independence of the Board of Directors
Our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships and all other facts and circumstances our Board deemed relevant in determining their independence, including beneficial ownership of our Ordinary Shares, our Board has determined that none of our directors, other than Messrs. Danziger and Doyle, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ. Messrs. Danziger and Doyle are not considered independent because they are employees of the Company.

Board Leadership Structure
Given the unique nature of our business as the first commercialized oncology medical device company, we believe that our leadership structure positions our Company for continued long-term growth. We have an Executive Chairman, a separate Chief Executive Officer who also serves on our Board, and a Lead Independent Director. Our Executive Chairman, Mr. Doyle, and our Chief Executive Officer, Mr. Danziger, work closely together, in consultation with our Lead Independent Director, Mr. Vernon, to set the strategic direction of the Company. Mr. Doyle, who has been involved with our Company as either an investor or an employee since 2004, focuses on Board leadership, strategic planning and initiatives, investor relations, business development, advocacy and public policy matters. Mr. Danziger, an industry veteran who has been with our Company since 2002, primarily focuses on strategically managing our growing global business, driving operational performance, personnel development and other key business matters. The Board believes this separation of responsibilities is optimal for us at this time, enhancing our Board’s oversight by leveraging the clearly defined responsibilities of our Executive Chairman and our Chief Executive Officer and permitting Mr. Danziger to focus on the day-to-day operation and management of our Company. Our leadership structure ensures a seamless flow of communication between management and our Board, particularly with respect to our Board’s oversight of the Company’s strategic direction, as well as our Board’s ability to ensure management’s focused execution of that strategy. Our Lead Independent Director balances our Executive Chairman and Chief Executive Officer roles, providing independent leadership of our Board and exercising critical duties in the boardroom to ensure effective and independent Board decision-making.
Our Corporate Governance Guidelines provide that if the Chairman of our Board is not an independent director (as determined by our Board or our Nominating and Corporate Governance Committee), our independent directors have the discretion to annually elect an independent director to serve as Lead Independent Director. Although elected annually, our Lead Independent Director is generally expected to serve for more than one year. To facilitate this decision-making, our Nominating and Corporate Governance Committee annually discusses our Board leadership structure, providing its recommendation on the appropriate structure for the following year to our independent directors. Our independent directors do not view any particular Board leadership structure as generally preferred; they make an informed annual determination taking into account our financial and operational strategies and any feedback received from our shareholders.
Our Corporate Governance Guidelines clearly delineate the duties of our Lead Independent Director, which are as follows:
•Preside over all meetings of our Board at which the Executive Chairman is not present, including executive sessions of the independent directors;
•Have the authority to call meetings of the independent directors when necessary or appropriate;
•Serve as liaison between the Executive Chairman and Chief Executive Officer and our independent directors;
•Review matters such as meeting agendas, meeting schedules and to assure sufficient time for discussion of agenda items and, where appropriate, information sent to our Board; and

•If requested by significant shareholders, ensure that he or she is available, when appropriate, for consultation and direct communication.
In addition to these responsibilities, our Lead Independent Director regularly consults with our Executive Chairman and our Chief Executive Officer to guide management's ongoing engagement with our Board on strategies and related risks.
Supplementing our Lead Independent Director in providing independent Board leadership are our committee chairs, all of whom are independent. Our Nominating and Corporate Governance Committee evaluates the performance of our Board, including its interactions with our executive management team, annually, and discusses its evaluation in executive session with our independent directors. Based on these evaluations, we believe our current Board leadership structure provides effective independent oversight of our Company.

Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our Board as a whole and through various committees administers the risk management function, monitoring exposure to and mitigation of a variety of risks, including operational, financial, legal and regulatory, strategic and reputational risks. Our Board's approach to risk oversight is designed to support the achievement of organizational objectives, improve long-term organizational performance and enhance shareholder value. A fundamental part of our risk oversight is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for our Company.
Our Board committees consider risks within their respective areas of oversight responsibility and advise the Board of any significant risks and management's response to those risks via periodic committee reports to the full Board. Our Audit Committee is responsible for overseeing our integrated enterprise risk management function as a whole, as well as overseeing our major financial risk exposures and the steps our management has taken to monitor, as well as overseeing the performance of our internal audit function and considering and approving or disapproving any related party transactions. The Audit Committee also reviews and assesses information regarding cybersecurity risks and mitigation strategies (such as insurance, employee training and penetration testing) with management on a quarterly basis. Our Compensation Committee assesses and monitors risks relating to our compensation programs and policies. The results of the compensation risk assessment are described below under "Risk Considerations in Our Compensation Program." Our Nominating and Corporate Governance Committee considers risks relating to our corporate governance and the marketing, promotion, safety and sale of our products.
While the Board oversees risk management, our management team is responsible for managing risk on a day-to-day basis. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with our Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Board Committees
Our Board has three standing committees: Audit, Compensation and Nominating and Corporate Governance. The charters of each committee are available to shareholders in the “Corporate Governance” section of our investor relations website at www.novocure.com.

The following table shows the current membership of these committees (Dr. Ocean and Ms. Stafford joined the Board and became members of these committees in 2023):

	Danziger	Doyle	Hilleman	Hung	Leung	Madden	Ocean	Scannell	Stafford	Vernon
Audit			Chair			✔		✔
Audit Committee Financial Expert			✔					✔
Compensation					✔	✔			✔	Chair
Nominating and Corporate Governance				✔	✔		✔	Chair
The principal responsibilities of each of these committees are described generally below and in greater detail in their respective committee charters.

Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting processes and audits of our financial statements. Our Audit Committee is responsible for, among other things:
•appointing our independent registered public accounting firm;
•evaluating the independent registered public accounting firm’s qualifications, independence and performance;
•determining the terms of our engagement of our independent registered public accounting firm;
•reviewing and approving the scope of the annual audit plan and general audit approach and the audit fee and other fees;
•reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;
•reviewing and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;
•monitoring and ensuring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding our Code of Conduct and related policies, accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by our employees of complaints regarding questionable accounting or auditing matters and reviewing such complaints;
•reviewing and approving related party transactions;
•reviewing and monitoring information regarding cybersecurity risks;
•investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as our Audit Committee deems necessary;
•reviewing reports to management prepared by the internal audit function, if any, as well as management’s responses;
•reviewing and discussing with management and the independent auditor our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual quarterly reports to be filed with the SEC;
•reviewing, at least annually, the Audit Committee charter and the committee’s performance; and

•handling such other matters that are delegated to our Audit Committee by our Board from time to time.
All members of our Audit Committee meet the requirements for financial literacy under the applicable rules of NASDAQ. Ms. Hilleman and Mr. Scannell qualified and served as an Audit Committee Financial Expert as defined under the applicable rules and regulations of the SEC. Under the rules and regulations of the SEC and NASDAQ, members of our Audit Committee must also meet independence standards under Rule 10A-3 of the Exchange Act. All members of our Audit Committee meet the applicable independence standards under NASDAQ rules and Rule 10A-3 of the Exchange Act.

Compensation Committee
Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers, directors, non-employees and employees. Our Compensation Committee is responsible for, among other things:
•discharging our Board’s responsibilities relating to compensation of our directors and executive officers;
•overseeing the administration of our overall compensation and employee benefits plans, particularly incentive compensation and equity-based plans;
•periodically reviewing, considering, and approving a philosophy for compensation of the Company’s executive officers and other employees in order to attract, retain, engage, and reward employees in a competitive market and to maintain a link between compensation and Company and executive performance;
•at least annually, reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and setting the Chief Executive Officer’s compensation;
•at least annually, reviewing and approving, with the input of our Chief Executive Officer, the compensation of our other executive officers and approving employment, consulting, severance, retirement and/or change in control agreements or provisions with respect to any current or former executive officers;
•at least annually, reviewing and approving succession plans for our Chief Executive Officer and other executive officers;
•periodically reviewing and making recommendations to our Board regarding director compensation;
•overseeing the implementation and administration of our equity compensation plans (including reviewing and approving the adoption of new plans or amendments or modifications to existing plans, subject to shareholder approval, as necessary);
•retaining or obtaining the advice of a compensation consultant, independent legal counsel or other adviser (only after considering certain specified factors identified by the SEC or NASDAQ listing standards), with direct responsibility for the appointment, compensation and oversight of the work of any such compensation consultant, independent legal counsel and other adviser retained by our Compensation Committee;
•to the extent required by NASDAQ listing standards or otherwise determined to be advisable by the Committee, developing, and implementing, and adjudicating policies with respect to the recovery or “clawback” of any excess compensation (including stock options) paid to any of our executive officers based on erroneous data;
•reviewing from time to time the Compensation Committee charter and the committee’s performance; and
•exercising such other authorities and responsibilities as may be delegated to our Compensation Committee by our Board from time to time.

Each of the members of our Compensation Committee is a “non-employee” director as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code (the “Code”) and an independent director under applicable NASDAQ rules. The Committee may, in its discretion, delegate all or a portion of its duties, responsibilities and authority to subcommittees.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying and screening candidates for our Board and recommending nominees for election as directors and the persons to be appointed by the Board to fill any vacancies on the Board;
•recommending one or more “audit committee financial experts” (as defined under applicable SEC rules) for our Audit Committee;
•establishing procedures to exercise oversight of the evaluation of our Board and management;
•developing and recommending to our Board a set of corporate governance guidelines, as well as periodically reviewing these guidelines and recommending any changes to our Board;
•reviewing the structure of our Board committees and recommending to our Board for its approval directors to serve as members of each committee and, where appropriate, making recommendations regarding the removal of any member of any committee;
•reviewing and evaluating the Company’s environmental, social and governance (“ESG”) and corporate responsibility policies on at least an annual basis, reviewing and approving the Company’s ESG and corporate responsibility public disclosures, and recommending any proposed changes to management and/or the Board as appropriate;
•reviewing and assessing the adequacy of its formal written charter on an annual basis;
•reviewing the content, operations and effectiveness of our compliance program as it relates to the marketing, promotion and sale of products on an annual basis that shall include updates and reports by the Company’s Chief Compliance Officer and other compliance personnel on their activities and updates about adoption and implementation of policies, procedures and practices designed to ensure compliance with the U.S. Federal Food, Drug and Cosmetic Act, analogous laws in other jurisdictions and other applicable legal requirements;
•reviewing the relationships that each director has with us for purposes of determining independence;
•reviewing our safety program and related policies and procedures;
•reviewing legal compliance matters, including our corporate securities trading policies; and
•generally advising our Board on corporate governance and related matters.
Each member of our Nominating and Corporate Governance Committee is an independent director under the rules of NASDAQ.

Meetings of the Board of Directors, Board and Committee Member Attendance, and Annual Meeting Attendance
Our Board met seven times during 2023. Our Audit Committee met five times, our Compensation Committee met seven times, and our Nominating and Corporate Governance Committee met four times. During 2023, our Board members attended 98.46% of the meetings of our Board and of the committees on which he or she served that occurred while such director was a member of our Board and such committees.
All of our directors are expected to attend our annual general meetings of shareholders. All of our directors attended our annual general meeting of shareholders held in June 2023.

Director Nomination Process
Our Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Although we do not have a formal diversity policy, in considering diversity of our Board, and consistent with our Policy on Consideration of Director Candidates, our Nominating and Corporate Governance Committee will take into account various factors and perspectives, including differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender and national origin. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make.
Our Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up. In its assessment of the needs of our Board and its evaluation of director nominees, our Nominating and Corporate Governance Committee will consider factors such as:
•the ability of the candidate to represent the best interests of all of the shareholders of the Company;
•the candidate’s commitment to enhancing long-term shareholder value;
•the candidate’s standards of integrity, ethics, commitment and independence of thought and judgment;
•the candidate’s record of professional accomplishment in his/her chosen field;
•the candidate’s independence from a material personal, financial or professional interest in any present or potential competitor of the Company;
•the candidate’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties on the Board and its Committees, including the candidate’s service on other public company boards;
•the extent to which the candidate contributes to the range of talent, skill and expertise on the Board;
•the extent to which the candidate contributes to the diversity of the Board, including differences of viewpoint, professional experience, education, and skill, as well as race, gender and national origin;
•the balance of management and independent directors; and
•the need for Audit Committee expertise.
Our Board evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. Our directors’ performance and qualification criteria are reviewed annually by our Nominating and Corporate Governance Committee.

Identification and Evaluation of Nominees for Directors
Our Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board willing to continue in service. Current members with qualifications and skills that are consistent with the Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective or expertise.
If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, our Nominating and Corporate Governance Committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, they would generally poll our Board and members of management for their recommendations. Our Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the Committee and by certain of our other independent directors and executive management as appropriate. In making its determinations, our Nominating and

Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best contribute to the success of our Company and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Committee makes its recommendation to our Board. To date, the Committee has not utilized third-party search firms to identify director candidates but may choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Shareholder Recommendations and Nominations
A shareholder or shareholders holding at least one tenth (1/10th) of the total voting rights of the members who have the right to vote at a general meeting of the shareholders of the Company may propose a person for election to the office of director at an annual meeting. Shareholders may recommend director candidates by written submissions containing the information required by our Articles (and further detailed in the next paragraph) to Novocure’s company secretary at NovoCure Limited, Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF. Our Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders in the same manner as it evaluates other nominees.
For a shareholder to make a formal nomination for election to our Board at an annual meeting, the shareholder must provide advance notice to the Company, which notice must be received by NovoCure’s company secretary at NovoCure Limited, Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF, not later than the 90th Clear Day (as defined in our Articles) nor earlier than the 120th Clear Day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that if that the date of the annual meeting is advanced by more than 30 days prior to such anniversary date or delayed by more than 60 days after the anniversary date, then, it must be so received by the company secretary not earlier than the close of business on the 120th Clear Day prior to such annual meeting and not later than the close of business on the later of (i) the 60th Clear Day prior to such annual meeting, or (ii) the tenth Clear Day following the day on which a public announcement of the date of such annual meeting is first made. As set forth in our Articles, submissions must include all information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Regulation 14(a) under the Exchange Act and a written and signed consent of the proposed nominee to be named in the proxy statement as a nominee and to serve as a director if elected. Our Articles also specify further requirements as to the form and content of a shareholder’s notice. We recommend that any shareholder wishing to make a nomination for director review a copy of our Articles, as amended and restated to date, which is available, without charge, from Investor Relations, NovoCure Limited, at 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA.

Code of Conduct
We have adopted a written code of business conduct and ethics (the “Code of Conduct”) that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. A current copy of the Code of Conduct is posted in the “Corporate Governance” section of our investor relations website at www.novocure.com. We intend to disclose any amendment to the Code of Conduct, or any waivers of its requirements, on our website.

Insider Trading, Anti-Hedging and Anti-Pledging Policy
All of our directors, officers and employees are subject to our "Policy Statement on Securities Trades by Company Officers, Directors and Employees" (the "Insider Trading Policy"). The Insider Trading Policy prohibits the purchase or sale of our persons who possess material, nonpublic information, as well as the unauthorized disclosure of such information to others, and also sets forth our trading window limitations. In addition, as described below, the Insider Trading Policy sets forth our anti-hedging and anti-pledging policies.
We consider it inappropriate for any director, officer or employee to enter into speculative transactions in our securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, forward sales contracts and the purchase or sale of puts, calls, options or other derivative securities based on the our securities by our directors, officers or employees. Therefore, pursuant to the Insider Trading Policy, our directors, officers and employees are prohibited from engaging in any such transactions or similar transactions. Additionally, no director, officer or employee may pledge our securities individually owned or through a family trust as collateral for any loan, nor may any director, officer or employee hold our securities owned individually or through a family trust in an account in which securities are purchased on margin.
The provisions of the Insider Trading Policy also apply to family members, including spouses or domestic partners, any family members or other persons who live in the director's, officer's or employee's home, and any family members who do not live in the home but whose transactions in our securities are directed by, or subject to, the director's, officer's or employee's influence or control. For directors who are affiliated with any entity that is a holder of our securities, the Insider Trading Policy also applies to such entities. Our Insider Trading Policy is posted in the “Corporate Governance” section of our investor relations website at www.novocure.com.

Corporate Governance Guidelines
Our Corporate Governance Guidelines address Board composition, compensation, director qualifications, director independence, committee structure and roles, among other things. Our Board and our Nominating and Corporate Governance Committee regularly review our governance policies and practices and developments in corporate governance and update our Corporate Governance Guidelines as they deem appropriate. The Corporate Governance Guidelines are posted in the “Corporate Governance” section of our investor relations website at www.novocure.com.

Shareholder Communications with the Board of Directors
Should shareholders or other interested parties wish to communicate with our Board or any specified individual directors, such correspondence should be sent to the attention of our General Counsel, NovoCure Limited, at 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA. Our General Counsel will forward the communication to the appropriate Board members. Communications that are not related to the duties and responsibilities of the Board, or are otherwise considered to be improper for submission to the intended recipient(s), as determined by our General Counsel, will not be forwarded.

Compensation Committee Interlocks and Insider Participation
None of the directors who served as members of our Compensation Committee during 2023 was also an officer or one of our employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Board or our Compensation Committee. No member of our Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

Our Commitment to Environmental Sustainability, Social Responsibility and Corporate Governance and Corporate Responsibility
Corporate social responsibility is important to us and patients remain at the heart of the work we do every day. Our corporate mission is, together with our patients, to strive to extend survival in some of the most aggressive forms of cancer by developing and commercializing our innovative therapy. As part of this mission to serve patients, we take our responsibilities seriously with respect to the areas of environmental sustainability, social responsibility and corporate governance (ESG) and corporate responsibility. Additional details regarding our ESG and corporate responsibility efforts are included in our Novocure Corporate Responsibility Report, available on the investor relations page of our website at www.novocure.com.

Patients
We believe it is imperative for patients to be the guiding light for our team as we strive to extend survival in some of the most aggressive forms of cancer. Our goal is to ensure our patients and their caregivers feel supported, secure, and valued throughout their use of our therapy.
We are committed to assisting those patients in financial need who have limited or no medical coverage to access our therapy. We provide financial assistance to patients who qualify based on financial and other criteria. Additionally, we bear the financial risk of securing payment from third-party payers and patients in most of our active markets. We strive to ensure that our therapy is financially accessible for each patient. We also provide a number of patient support and education programs.

Employees
We are committed to supporting our employees through effective engagement and communication, talent development initiatives, and wellness programs and to cultivating a diverse and inclusive work environment.
We seek to retain our employees through competitive compensation and benefits packages, including a broad-based equity award program for employees, and our values-driven culture. We invest in our talent by providing our employees with training, mentoring, and career development opportunities, all of which enables us to hire and retain talented, high-performing employees. We have a robust employee wellness program that recognizes and supports the importance of personal health and work-life balance. We offer certain health and wellness programs to our employees and their family members, including health clinics, financial wellness, nutritional orientations, exercise programs and challenges, weight-loss programs, flu shots, and recreational activities.
Employee retention and turnover analytics are regularly reviewed by our Compensation Committee. We believe our employee engagement, robust benefits program, and educational and leadership programs contribute to our strong employee retention year over year.

Communities
We believe the strength of our communities is paramount to our long-term success. In line with our mission and values, we strive to engage, strengthen and enrich the communities where we live and work. We sponsor and support numerous non-profits and patient advocacy groups and our employees donate their time. Our contributions and our hands-on volunteer work help to support the work of non-profit organizations of all sizes, working in areas such as cancer research, patient support, community wellness and equality, children in foster care, veterans needs, career development for women and teens, and scientific and technology education. In addition, we are dedicated to supporting independent organizations with shared goals and values related to advancing medical care and improving patient outcomes through education grants, career development awards, charitable contributions, sponsorships and investigator-sponsored trials.
We are committed to reducing the environmental impact of our operations. Although we lease the majority of our buildings, we utilize a variety of technology intended to increase the sustainability of our workspaces and are committed to improving our sustainability practices over time. We follow international guidelines for the disposal of electronic waste and, where applicable, we also follow more stringent local laws and regulations. We continue to increase our efforts to minimize our carbon footprint, reduce transportation and travel, and protect valuable natural resources while operating a global business.

Governance and Ethics
We maintain high ethical standards in all that we do. Our comprehensive Code of Conduct applies to and sets expectations for our employees, officers and directors and anyone doing business on our behalf, including contractors, consultants and distributors. We will not attempt to influence a healthcare professional, patient or customer through improper inducement. Our adherence to ethical standards and compliance with applicable laws is critical to our ability to preserve our reputation and to continue collaborating with health care professionals to serve the interests of our patients.
We regularly solicit and evaluate input from our shareholders and consider their independent oversight of management and our long-term strategy. As part of our commitment to constructive engagement with investors, we evaluate and respond to the views voiced by our shareholders. This ongoing dialogue has led to enhancements in our corporate governance, ESG practices, and executive compensation activities, which we believe are in the best interests of our business and our shareholders.
Our Nominating and Corporate Governance Committee is responsible for the oversight of our ESG policies and practices, as well as safety and compliance, and receives quarterly updates from management.

Quality, Safety and Regulatory Compliance
We are committed to providing high quality products and to ensuring product integrity and patient safety during development, commercial manufacturing, distribution of our products and throughout the product lifecycle. We also are committed to providing a safe and secure work environment and maintaining environmental, health and safety policies that seek to promote the well being of our employees. We provide regular health and safety training programs for our employees.
As a medical device manufacturer that directly interacts with both healthcare providers and patients, we recognize data privacy and security as a fundamental imperative. We are externally audited and tested by top information security firms, including regular penetration testing. Our commitment to a strong cybersecurity culture is reinforced through security training and awareness programs.
In our efforts to be unsurpassed in patient safety, product quality and reliability, we are committed to complying with the laws, regulations, Company policies and procedures and standards for safety and efficacy in the research, design, manufacturing, distribution and monitoring of our products. In addition to holding ourselves accountable for the quality of our products and therapies, we also hold our suppliers and distributors accountable to ensure the quality of the products and services they provide. We work diligently to ensure the safety of the patients and volunteers who take part in our clinical studies, and to uphold the highest ethical, scientific and clinical standards in all of our research initiatives worldwide. Our clinical studies are designed to be conducted in accordance with applicable laws and regulations as well as recognized medical and ethical standards. Our policies and procedures are intended to ensure the health, well-being and safety of research participants as well as respect the culture, laws and regulations of the countries in which studies are conducted.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company has not entered into any transactions since January 1, 2023, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our Ordinary Shares had or will have a direct or indirect material interest, other than compensation arrangements which are described under the sections of this Proxy Statement captioned “Director Compensation” and “Executive Compensation.”

Related Party Transaction Policy
Our Board adopted a written related party transaction policy as set forth in our Corporate Governance Guidelines, setting forth the policies and procedures for the review and approval or ratification of transactions involving us and related persons. For the purposes of this policy, related persons will include our executive officers, directors and director nominees or their immediate family members, or shareholders owning 5% or more of our outstanding Ordinary Shares and their immediate affiliates.
The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, where the amount involved exceeds $120,000 per year and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.
Our executive officers and directors are discouraged from entering into any transaction that may cause a conflict of interest. If such a transaction shall arise, they must report any potential conflict of interest, including related party transactions, to our General Counsel, who will then review and summarize the proposed transaction for our Audit Committee. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related party transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy.

2023 DIRECTOR COMPENSATION

Director Compensation Program
Our Compensation Committee, with the guidance of its independent compensation consultant, reviews our director compensation program annually to evaluate whether it remains in alignment with the compensation practices of our peers. Based on benchmarking and input from the Compensation Committee's independent advisor, for 2023 the Compensation Committee made no changes to the initial equity award value ($667,000), the annual equity award value ($375,000) or the base cash retainer for Non-Employee Directors for service on any Board committee. In 2024, the compensation program was amended to included the reimbursement to our Non-Employee Directors for up to $5,000 in tax preparation fees related to their service on the Board. The table below reflects the cash compensation for our Non-Employee Directors effective April 22, 2024.

Cash Compensation
Our Non-Employee Directors receive an annual cash retainer for service on the Board, plus reimbursement for out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings, as well as additional retainers for service as our Lead Independent Director or service on committees of the Board. Accordingly, Messrs. Danziger and Doyle do not receive compensation from us for their service on our Board. For the 2023 compensation year, our Non-Employee Directors received the following cash retainers, which are paid in quarterly installments following the end of each quarter:

Service	Annual Cash Compensation
Non-Employee Director (base)	$55,000
Lead Independent Director	$35,000
	Chair	Member
Audit Committee	$25,000	$15,000
Compensation Committee	$20,000	$10,000
Nominating and Corporate Governance Committee	$13,000	$7,000

Equity Compensation
Our Non-Employee Directors are eligible to receive equity awards under our 2015 Omnibus Incentive Plan (the “2015 Plan”) or any other equity plan we maintain pursuant to our Non-Employee Director compensation program. The annual equity award value for Non-Employee Director awards is $375,000 and they have the option to receive the awards equally in RSUs and share options or 100% in share options (see "Annual Awards" below).
Initial Awards: Upon his or her initial election or appointment to our Board, each Non-Employee Director will receive a non-qualified share option (an “Initial Award”) to purchase a number of our Ordinary Shares such that the award has an aggregate grant date fair value equal to $667,000 (subject to rounding to the nearest whole Ordinary Share). If the Non-Employee Director is appointed between Annual Meetings, the Initial Award will be granted on the last trading day of the month following such election or appointment or, if such date falls during a company-wide closed trading window, then on the first day on which such trading window opens. If the Non-Employee Director is elected at an Annual Meeting, the Initial Award will be granted on the date of such Annual Meeting.
Each Initial Award will vest in equal installments over three years on the anniversary of the date of grant (the “Grant Anniversary Date”), subject to the Non-Employee Director’s continued service to us through the applicable Grant Anniversary Date. In the case of Initial Awards granted on the date of our Annual Meeting, if a subsequent Annual Meeting is held prior to the Grant Anniversary Date, the annual vesting for such year will occur the day immediately preceding the date of the Annual Meeting in such year, subject to the Non-Employee Director’s continued service to us on such date.
Annual Awards: A Non-Employee Director who has served as a member of our Board for at least six months prior to the date of our Annual Meeting will be granted an equity award under the 2015 Plan consisting of non-qualified share options and/or restricted shares units (collectively, the “Annual Awards”). Our Non-Employee Directors may

elect to receive their Annual Awards as follows (i) fifty percent of the value of the equity award allocated to restricted share units ("RSUs") and the remainder to non-qualified share options or (ii) one hundred percent in non-qualified share options. The total aggregate grant date fair value of the equity award(s) will equal $375,000 (subject to rounding to the nearest whole Ordinary Share).
Each Annual Award will vest in full on the earlier of (a) the first Grant Anniversary Date or (b) the day immediately preceding the date of the next Annual Meeting, subject to the Non-Employee Director’s continued service to us through such date. In addition, any outstanding equity awards made pursuant to the Non-Employee Director compensation program will vest in full immediately prior to a Change in Control (as defined in the 2015 Plan), subject to the Non-Employee Director’s continued service to us on such date.

Share Ownership Guidelines
Pursuant to the NovoCure Limited Share Ownership Guidelines, adopted in 2017 and amended in 2020, Non-Employee Directors are expected to own Ordinary Shares of our Company having a value equal to at least three times the annual cash retainer. Our Non-Employee Directors are required to achieve the Share Ownership Guidelines within five years of joining our Board or, in the case of directors serving at the time the guidelines were initially adopted, within five years of the date of adoption of the guidelines. As of the Record Date, all of our Non-Employee Directors are in compliance with our Share Ownership Guidelines or are expected to be in compliance within the required timeframe.

2023 Director Compensation Table
The table below shows the total compensation earned or paid to Mr. Doyle, our Executive Chairman and to our Non-Employee Directors for the year ended December 31, 2023. In the case of Mr. Danziger, a named executive officer (“NEO”), his compensation is reported in the 2023 Summary Compensation Table. Messrs. Danziger and Doyle do not receive compensation from us for their service on our Board.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)(3)	Option awards ($)(2)(3)	All other compensation ($)	Total ($)
William Doyle (4)	—	—	—	1,427,799	1,427,799
Jeryl Hilleman	70,000	—	376,094	—	446,094
David Hung	50,000	—	376,094	—	426,094
Kinyip Gabriel Leung	60,000	187,487	188,047	—	435,534
Martin Madden	70,000	—	376,094	—	446,094
Allyson Ocean	29,569	—	667,695		697,264
Timothy Scannell	73,000	187,487	188,047	—	448,534
Kristin Stafford	28,264	—	668,672		696,936
William Vernon	100,000	187,487	188,047	—	475,534

(1)See the section of this Proxy Statement captioned “2023 Director Compensation - Director Compensation Program” for a description of these fees."
(2)On June 7, 2023 our Board approved equity awards consistent with our Non-Employee Director compensation program to the independent directors as described above. The amounts represent the aggregate grant date fair value of the equity awards granted on June 7, 2023, computed in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements in our Annual Report for a discussion of the assumptions we use to account for share-based compensation. These amounts reflect our accounting expense for these awards and may not correspond to the actual amounts, if any, that will be recognized by the directors.

(3)The aggregate number of RSUs outstanding as of December 31, 2023 for the Non-Employee Directors was: Ms. Hilleman: 0; Dr. Hung: 0; Mr. Leung: 3,853; Mr. Madden: 0; Ms. Ocean: 0; Mr, Scannell: 3,853; Ms; Stafford: 0; and Mr. Vernon: 3,853. The aggregate number of share option awards outstanding as of December 31, 2023 for the Non-Employee Directors was: Ms. Hilleman: 71,295; Dr. Hung: 74,981; Mr. Leung: 25,912; Mr. Madden: 75,685; Ms. Ocean: 13,989; Mr. Scannell: 22,906; Ms. Stafford: 15,873; and Mr. Vernon: 85,362. The aggregate number of RSUs outstanding as of December 31, 2023 for Mr. Doyle was 0. The aggregate number of performance-based RSUs outstanding as of December 31, 2023 for Mr. Doyle was 200,284. The aggregate number of share option awards outstanding as of December 31, 2023 for Mr. Doyle was 2,185,802.
(4)Mr. Doyle, as Executive Chairman, is an employee of the Company and is compensated in the same manner as our other executive officers. Mr. Doyle is not an NEO and his compensation is not reported in the 2023 Summary Compensation Table. Mr. Doyle's 2023 compensation consisted of $780,000 in base salary, $624,780 in non-equity incentive plan compensation, $21,669 in fringe benefits related to travel, and $1,350 in insurance premiums.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
This section discusses and analyzes the decisions we made concerning the compensation of our NEOs for 2023. It also describes the process for determining executive compensation and the factors considered in determining the amount of compensation awarded to our NEOs. Mr. Danziger, our Chief Executive Officer, and Mr. Doyle, our Executive Chairman, have been critical to Novocure’s success and have collaborated for nearly 20 years to advance our therapy from the preclinical stage through clinical studies to regulatory approvals and ultimately to commercial sales in the United States, Europe, Japan, and Greater China. They have recruited, engaged, and retained an exceptional senior leadership team with an average tenure of nine years. Because we know of no precedent for our business model and cancer therapy, we believe it is vital to our current and future success, and to the continued creation of value for our shareholders, that we retain our experienced leadership team with a proven track record of innovation and success.
Our NEOs for 2023 are:

Name	Title
Asaf Danziger	President, Chief Executive Officer and director
Wilhelmus Groenhuysen	Chief Operating Officer
Ashley Cordova	Chief Financial Officer
Pritesh Shah	Chief Growth Officer (1)
Francis Leonard	President, US Central Nervous System (CNS) Cancers (2)
Barak Ben-Arye	General Counsel
(1)    Effective January 1, 2024, Mr. Shah resigned as Chief Growth Officer and became Senior Advisor to the Chief Executive Officer, a non-executive role.
(2)    Effective May 3, 2023, the role of President, US Central Nervous System (CNS) Cancers was no longer considered an executive officer of the Company. Effective January 4, 2024, Mr. Leonard became our Executive Vice President and President, Novocure Oncology, an executive officer role.

2023 Performance Highlights
Over the course of 2023, our management team, the Compensation Committee and its independent compensation consultant monitored our performance and did not make any significant changes to our compensation philosophy. Our 2023 notable achievements include:
Increased acceptance of Tumor Treating Fields therapy ("TTFields")
•3,755 active patients on Optune Gio® and Optune Lua® as of December 31, 2023, an increase of 9% from the same period in 2022.
•Received 6,083 total prescriptions in 2023, an increase of 10% compared to 2022.
•Received regulatory approval and successfully launched Optune Gio for the treatment of newly diagnosed glioblastoma ("GBM") in France.
Advanced our clinical and product development pipelines
•Announced the results from the phase 3 LUNAR clinical trial, which explored the efficacy and safety of TTFields therapy together with physician’s choice immune checkpoint inhibitor or docetaxel (collectively, “systemic therapies”) for the treatment of metastatic non-small cell lung cancer (“NSCLC”) following disease progression on or after use of platinum-based chemotherapy. Patients treated with TTFields and systemic therapies demonstrated a statistically significant and clinically meaningful improvement in overall survival without an increase in systemic toxicity. Results of the LUNAR clinical trial were published in The Lancet Oncology and served as the clinical basis for a Premarket Approval (“PMA”) application, which was submitted to the U.S. Food and Drug Administration (“FDA”) and is currently under substantive review.

•Completed enrollment in the phase 3 PANOVA-3 clinical trial, studying the use of TTFields therapy and paclitaxel and gemcitabine for the treatment of locally advanced pancreatic cancer, and the phase 3 METIS clinical trial, studying the use of TTFields monotherapy following stereotactic radiosurgery for the treatment of brain metastases from NSCLC.

•Launched the phase 3 LUNAR-2 clinical trial, exploring the use of TTFields therapy together with platinum-based chemotherapy and the anti-PD-1 therapy pembrolizumab for the first-line treatment of metastatic NSCLC.

•Launched the phase 2 PANOVA-4 clinical trial, in collaboration with Roche, studying the use of TTFields therapy together with paclitaxel, gemcitabine, and the PD-L1 inhibitor atezolizumab for the treatment of metastatic pancreatic cancer.

•Successfully launched our lighter, thinner next generation arrays for the treatment of newly diagnosed glioblastoma in multiple European markets.

•Submitted a PMA supplement application to the FDA for the use of our next generation arrays for the treatment of newly diagnosed GBM in the U.S.

Developed and expanded our talent pool
•Restructured and expanded executive leadership team to solidify and strengthen leadership capability in anticipation of a period of significant innovation and growth, including the hiring of Chief Human Resources Officer, Michael Puri, and Chief Medical Officer, Nicolas Leupin, MD, PhD.
•Increased total employee headcount to 1,497 as of December 31, 2023, a year-over-year increase of 13%.
Created shareholder value by building a profitable business
•Generated $509 million in annual net revenues.

•Invested a record $223 million in research and development initiatives to advance our clinical and product development pipelines.
•Cash, cash equivalents and short-term investments totaled $910 million at December 31, 2023.
Our Board and Compensation Committee determined that the Company met most of the predetermined targets in furtherance of our corporate objectives in 2023. Based on the level of achievement, upon the recommendation of our Compensation Committee, our Board determined that our NEOs earned incentive bonuses at 89% of target for 2023 (as described further in the section entitled “Annual Incentives”), demonstrating alignment between actual performance results and pay outcomes.

Our Pay Practices
We believe that our compensation practices are reasonable and competitive with the market and our peers. Our compensation program is designed to attract, motivate, reward and retain our highly qualified executives in order to achieve our strategic objectives. We believe our pay practices are aligned with our pay for performance philosophy and emphasize our commitment to sound compensation and governance practices. Our policies and practices include:

WHAT WE DO
✔	Pay for performance - A significant percentage of each NEO’s target total direct compensation is performance-based compensation and at-risk
✔
Pay competitively - Our Compensation Committee selects our peers from companies that are similar to us with respect to business characteristics, market capitalization, revenue, headcount, while also taking into account a number of qualitative criteria

✔	Align compensation with shareholder interests - A significant portion of compensation is tied to achievement of our corporate objectives and financial performance
✔	Double trigger change in control provisions - We use double-trigger accelerated vesting of equity awards in the event of a change in control
✔	Independent compensation consultant - The Compensation Committee engages its own compensation consultant to assist with making compensation decisions
✔	Robust stock ownership and retention guidelines - We maintain a policy that requires minimum ownership of our Ordinary Shares by our CEO and other executive officers
✔	Clawback and recoupment policy - We have a robust and compliant policy for the recoupment of incentive compensation that applies to all executive officers
✔	Anti-hedging and anti-pledging policy - Our executives, directors and other insiders are prohibited from entering into hedging and pledging transactions related to our shares
✔	Annual say-on-pay vote - We value the regular feedback from our shareholders on our executive compensation program and hold an annual say-on-pay vote
✔	Design plans to mitigate excessive risk taking - We set performance goals that consider our publicly-announced Company goals, which we believe encourages appropriate risk-taking

WHAT WE DON'T DO
X	No share option repricing - Our equity plan does not permit repricing of underwater share options without shareholder approval
X	No excessive perks - Our perquisites are limited to those with business-related rationale or customary in the competitive market
X	No gross-ups in the event of a change in control - We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits
X
No special health or welfare benefits - Our executive officers participate in broad-based, company-sponsored health and welfare benefits programs on the same basis as our other full-time employees. Executives do not have access to special benefits programs

2023 Say-on-Pay Vote and Shareholder Engagement
At our 2023 Annual Meeting, our shareholders expressed support for our executive compensation program, with 67.4% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs as disclosed in the 2023 proxy statement. The Compensation Committee considered this result to be somewhat supportive of the Company's NEO compensation philosophy and practices, but also acknowledged further consideration of shareholder feedback was necessary. In 2023 and 2024, as part of our ongoing shareholder outreach efforts, we contacted shareholders comprising approximately 47% of total ownership of our Ordinary Shares and engaged in discussion with each of those shareholders who expressed an interest in meeting with us. The Chair of our Compensation Committee (who is also our Lead Director) and the Chair of our Nominating and Corporate Governance Committee were made available to these shareholders if they wished to include them in these discussions. Our Chief Human Resources Officer and General Counsel led the discussions, with members of our legal and corporate responsibility teams also participating. The opinions of our shareholders are important to us and we are committed to taking investor feedback into account when designing our executive compensation programs. A common theme we have heard from our investors is that a focus on long-term performance-based equity awards is desirable, along with awards that are aligned to delivering long-term total shareholder return. In keeping with our commitment to consider the feedback we receive through these shareholder discussions and in consultation with our independent executive compensation consultant (see below), our long-term incentive program continues to include time-based restricted share units ("RSUs") with three-year vesting, share options with four year vesting, and performance-based share units with at least a three-year measurement period as a meaningful part of our NEO annual equity award allocations. We implemented and maintained this equity program for our NEOs in response to feedback from key investors and to align our long-term pay incentives with our shareholders' interests.
Certain shareholders, who collectively held in excess of 19% of our Ordinary Shares at the time of the 2023 Annual Meeting, indicated that, while they were supportive of our executive compensation program, internal guidelines required them to vote "no" with respect to our 2023 "Say On Pay" proposal due to the annual 4% automatic increase in share availability in our 2015 Plan. The 2015 Plan was adopted prior to our initial public offering and expires in September 2025. The Compensation Committee and our management have taken this feedback under advisement and In response to this feedback and feedback received from other shareholders, we are seeking approval for the 2024 Plan, which, if approved by shareholders pursuant to Proposal 4 described above, will remove the automatic increases.
The Compensation Committee will continue to consider shareholder input as well as the results of our say-on-pay votes when making future compensation decisions for our NEOs. We expect to continue our shareholder engagement efforts through further direct outreach to large institutional shareholders, as well as through regular investor relations channels, such as investor road shows, analyst meetings and other conferences and meetings, and welcome any feedback from shareholders throughout the year.

Compensation Components
Our executive compensation program includes the following key elements:

Element	Design	Purpose	Key 2023 Actions
Base Salary	Fixed compensation component. Reviewed annually and adjusted as appropriate.	Intended to attract and retain executives with proven skills and leadership abilities that will enable us to be successful.	Base salaries for all NEOs were reviewed and the base salary for only one NEO was adjusted to align with the market and for individual performance. No other increases were provided.

Annual Incentive Award (Target Bonus)
Variable, performance-based compensation component. Payable based on business results (e.g. increased adoption of TTFields, regulatory achievements, financial performance, etc.) and individual performance.
Intended to motivate and reward executives for successful execution of strategic priorities.
Targets as a percentage of base salary were established at the beginning of 2023 for each NEO, with payments reflecting achievements of our key corporate goals and individual performance as determined by the Compensation Committee.

Long-Term Incentive Awards (Target Equity)
Variable, at-risk compensation component. Delivered in 2023 as time-vested RSUs, share options and performance-based restricted share awards, the value of which will depend on share price performance and achievement of predetermined targets.
Intended to motivate and reward executives for long-term Company financial performance and enhanced long-term shareholder value by balancing compensation opportunity and risk, while encouraging sustained performance and retention.
Equity awards granted in 2023 to NEOs were targeted at competitive levels commensurate with the high performance and experience of the executive team to encourage exceptional future performance and provide retention value.

Compensation Mix (CEO and other NEOs)
The Compensation mix of our CEO and all other NEOs as a group, are presented below and represent the base salaries and annual and long-term incentive target amounts for 2023.
CEO                            All Other NEOs

As described below in "Long-Term Incentives - 2020 Performance Awards to CEO and Executive Chairman" (beginning on page 56), Mr. Danziger did not receive any equity awards in 2023. In March 2020, the Committee granted Messrs. Doyle and Danziger performance-based restricted share units ("PSUs") to further align their interests with the interests of shareholders by rewarding them for attainment of critical clinical and FDA achievements and share price performance. The awards consist of target shares and outperformance shares. The PSU award was granted in lieu of any future annual equity awards during the performance period.

Setting Compensation
We have designed our executive compensation program to attract, retain and motivate superior executive talent by providing compensation, in the aggregate, that we believe is reasonable and competitive. We provide our executives with incentives that we believe will both reward the achievement of performance goals that directly correlate to the enhancement of shareholder and stakeholder value and facilitate executive retention. We strive to align our executives’ interests with those of shareholders through long-term incentives, with a portion linked to specific performance metrics. Because we know of no precedent for our business model and cancer therapy, we believe it is vital to our current and future success, and to the continued creation of value for our shareholders, that we retain our experienced leadership team with a proven track record of innovation and success.
Our Compensation Committee’s annual compensation review for 2023 included an analysis of data, comparing the Company’s executive and director compensation levels and practices against a peer group of medical device, diagnostics and biopharmaceuticals companies. Frederic W. Cook & Co., Inc. ("FW Cook") provided our Compensation Committee with advice, counsel and recommendations with respect to the composition of the peer group and competitive data used for assessing our compensation program. Our Compensation Committee used this and other information provided by FW Cook to reach an independent recommendation regarding compensation to be paid to our Executive Chairman, CEO, directors and other executives. Our Compensation Committee’s final recommendation was then given to the independent directors of our Board for review and final approval.
Our Compensation Committee reviewed the companies included in the prior year’s peer group of publicly-traded companies with respect to revenue, market capitalization and research and development expense, each as compared to the same metrics for the Company, and determined that certain adjustments were necessary for 2023 in light of the Company's growth in revenues and its market capitalization at the time of the Compensation Committee's review. Following this review, one historical peer was removed and two new peers were added to our peer group. Specifically, we added CRISPR Therapeutics AG and Inspire Medical Systems, Inc. and we removed Moderna, Inc.
The peer group of publicly-traded companies set forth below was used to analyze 2023 executive compensation:

10x Genomics, Inc.	Guardant Health
Abiomed, Inc.	Horizon Therapeutics Public Ltd Co
Align Technology	Incyte Corporation
Alnylam Pharmaceuticals, Inc.	Inspire Medical Systems, Inc.
BeiGene	Insulet Corporation
CRISPR Therapeutics AG	Seagen, Inc. (1)
DexCom, Inc.	Teladoc Health, Inc.
Exact Sciences Corporation	Zai Lab Limited
(1) Seagen, Inc. was acquired after our 2023 executive compensation was established.
Our Compensation Committee selected these companies after reviewing publicly-held companies in the medical device, diagnostics and biopharmaceuticals industries offering products or services similar to ours, with annual revenues generally between one-third and three times our annual revenue and market capitalization within a reasonable range of our market capitalization.
For retention and competitive considerations, the Company evaluated each NEO’s total cash compensation and total direct compensation levels against the 2023 peer group data or survey composite data applicable to each position. Because compensation decisions are complex, the Compensation Committee considers competitive market data as one factor in evaluating compensation decisions. Our Compensation Committee’s final determinations with respect to base salary, target annual incentive compensation and target long-term incentive compensation also reflect consideration of the Company’s and the NEO’s performance, internal comparisons, potential, scope of position, retention needs and other factors our Compensation Committee deems appropriate. Our Compensation Committee made its specific compensation determinations in 2023, as described further below, with the intention to provide our executive officers with the ability to earn above-market compensation for superior performance in furtherance of the Company’s long-term strategic goals.

The Role and Philosophy of our Compensation Committee
Our Compensation Committee is composed solely of independent directors and reports to the Board. The Committee has primary responsibility for making compensation decisions for our executives and operates under a charter approved by the Board. Our Compensation Committee retained FW Cook as its independent executive compensation consultant to advise on compensation matters. For 2023, our Compensation Committee used information from FW Cook and input from our CEO and our Executive Chairman (except for matters regarding their own pay) and assistance from our Chief Human Resources Officer and the executive compensation team to make compensation decisions and to conduct its annual review of our Company’s executive compensation program.
Our executive compensation philosophy is to be reasonable and competitive with the market and our peers and pay for performance. The Committee uses many metrics to evaluate performance for purposes of setting executive compensation, including financial measures such as net revenue, total shareholder return, and Adjusted EBITDA (as described in our Annual Report), and non-financial measures, such as active patients, innovation milestones, and significant regulatory submissions. Our executive compensation program is designed to attract, motivate, reward and retain our highly qualified executives in order to achieve our strategic objectives. The Committee strives to grant long term incentives at the upper end of the market and to deliver a meaningful portion of annual compensation in performance-based equity.
The philosophy of our executive compensation program supports our efforts to provide a compelling, dynamic, market-based total compensation program tied to performance and aligned with our shareholders’ interests. Our goal is to ensure our Company has the talent it needs to maintain sustained long-term performance for our shareholders and employees. We believe our pay practices are aligned with our pay for performance philosophy and emphasize our commitment to sound compensation and governance practices. The guiding principles that help us achieve these goals are:

Recruit and retain
Our program is designed to allow us to recruit effectively in the highly competitive labor market in which we compete and retain top talent for our critical roles. In particular, given the unique nature of our business as the first commercialized oncology medical device company, we believe that it is critical that we recruit and retain very talented individuals to help us continue to grow and optimize our business model and cancer therapy.

Pay for performance	A significant portion of our executives’ compensation is tied to the performance of our Company, rewarding executives for progress towards our strategic and operational goals and reducing pay earned to the extent goals are not achieved.

Aligned with strategy	Our compensation program is designed to be aligned with our Company strategies.

Aligned with shareholders	Our compensation program, through both design and payouts, is structured to be aligned with the long-term interests of our shareholders.

Reinforce succession planning	We believe that our compensation program plays a key role in making sure we have the talent we need for long-term success and to deliver against our strategic operating plan.

Data-driven decision making
We design our executive compensation program and make pay decisions considering a balance of information. Given the locations of our executives in Switzerland, Israel and the United States, we benchmark not only against our peers but also in consideration of customary executive compensation practices in Switzerland, Israel and the United States.

Compensation Consultant
For 2023, our Compensation Committee retained FW Cook to assist with reviewing the Company’s compensation peer group; conducting market research and analysis on annual and long-term incentive programs, salaries, and equity awards; assisting our Compensation Committee in developing target grant levels and annual salaries for executives and other key employees; advising our Compensation Committee on public company equity programs; providing our Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions; and reviewing compensation proposals of management. FW Cook regularly attends Compensation Committee meetings and holds executive sessions with the Compensation Committee members.
Based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in SEC Rule 10C-1(b)(4) under the Exchange Act, the NASDAQ listing standards and such other factors as were deemed relevant under the circumstances, our Compensation Committee has determined that FW Cook is independent and the work FW Cook performed on behalf of our Compensation Committee did not raise any conflict of interest.
In establishing compensation levels and awards for executive officers other than our CEO and Executive Chairman, our Compensation Committee takes into consideration the recommendations of FW Cook and Chief Human Resources Officer and executive compensation team, Company performance and evaluations by our CEO of each executive’s individual performance. FW Cook also provides peer group data to the Compensation Committee for the purpose of benchmarking director compensation.

Base Salary
Our Compensation Committee conducts an annual review of each executive officer’s base salary, with input from our Executive Chairman (other than with respect to himself), our Chief Executive Officer (other than with respect to himself or the Executive Chairman), and Chief Human Resources Officer and makes adjustments as it determines appropriate to remain competitive and in furtherance of our compensation philosophy and Company performance, objectives and needs. Revisions generally become effective in April of each year. Our Compensation Committee approved a 2023 base salary increase for Mr. Ben-Arye following the Committee's review and consideration of relevant factors including market data provided by FW Cook and individual performance. The 2023 base salaries for the other NEOs did not change as compared to the prior year.
The 2023 annual base salaries of our NEOs are set forth below (expressed in U.S. dollars ("USD"); the base salary for Mr. Danziger is subsequently converted based on a New Israeli Shekel ("NIS") exchange rate of 4 NIS per 1 USD, as established by the Compensation Committee and the base salary for Mr. Ben-Arye is subsequently converted and paid in NIS based on measurement criteria set forth in the terms of his employment agreement:

Named executive officer	Base salary ($)
Asaf Danziger	700,000
Wilhelmus Groenhuysen	615,000
Ashley Cordova	525,000
Pritesh Shah	500,000
Francis Leonard	475,000
Barak Ben-Arye	440,000
In addition, our Compensation Committee approved a base salary increase for Mr. Leonard effective January 4, 2024 (to $525,000) in connection with his appointment to Executive Vice President and President Novocure, Oncology following Committee's review and consideration of relevant factors including his new responsibilities and market data provided by FW Cook and individual performance.

Annual Incentives
In general, the annual incentives, including the cash bonus opportunities of each executive officer, are determined by the achievement of pre-determined targets and personal objectives. Under their respective employment agreements, the NEOs have pre-established target bonus amounts (expressed as a percentage of base salary) payable at the discretion of our Board and Compensation Committee based on actual performance.
Our Board-approved annual incentive plan targets for 2023 were tied to our corporate objectives, which are described below. These targets were intended to incentivize the achievement of our strategic operating plan and were designed to be attainable with strong coordinated performance by management. The achievement of each target is based on the Compensation Committee’s assessment of performance, ranging from 0% to 200%, which the Compensation Committee may adjust in its discretion under appropriate circumstances. Each target is also weighted. The cumulative payout is determined by aggregating the weighted scores, which can then be modified up or down by up to 20% if the Compensation Committee determines that other corporate achievements warrant such adjustment. Achievement below the 50% level for any target would receive a zero score. No achievement can exceed a 200% score. Achievement between the target levels are extrapolated on a linear basis.

The Compensation Committee may also assess the individual performance or achievements of each NEO and determine if a further adjustment (upward or downward) of their annual incentive award is warranted (no adjustment was made for 2023).

Target	Weight	50% Target Score	100% Target Score	200% Target Score
New Patient Starts	25%	3,900 Patients	4,400 Patients	4,900 Patients
Clinical Trial Milestones	30%	LUNAR PMA Submission	INNOVATE-3 TUV CE mark submission and LUNAR PMA Submission	50% and 100% Targets met plus on-time regulatory submissions for any 3 of: Keynote D58, LUNAR-2, LUNAR-3, INNOVATE-5 or HEPANOVA-2 trials
GBM Flex Array Launch in active countries	25%	2 countries	3 countries	5 or more countries
Manage expenses to target budget	10%	80%	100%	110%
Decrease average time-to-hire by at least 5% and reduce overall turnover	10%	77 days	73 days	70 days
Our actual achievement, score, weighted scores and adjustments were as follows:

Target	Weight	Actual Achievement	Score	Weighted Score
New Patient Starts	25%	4,166 patients	77%	19%
Clinical Trial Milestones	30%	LUNAR PMA Submission	50%	15%
GBM Flex Array Launch in active countries	25%	3 countries	100%	25%
Manage expenses to target budget	10%	105%	150%	15%
Decrease average time-to-hire by at least 5% and reduce overall turnover	10%	71.5 days	150%	15%
		Upward Modifier Adjustment		—%
		Cumulative Achievement		89%
As shown above, our Board and Compensation Committee determined that the Company met or exceeded expectations of certain objectives, but did not meet the target goal of others. However, threshold performance was met in all cases. Based on the total performance outcomes, upon the recommendation of our Compensation Committee, our Board determined that the executive team (including the NEOs) earned incentive bonuses at 89% of target for 2023.
The table below shows the target bonus award as a percentage of each NEO’s 2023 base salary and the actual bonus payments to our NEOs for 2023 performance, which were paid on or before April 1, 2024.

Named executive officer	FY 2023 target bonus (% Base Salary)	Realization (%) corporate achievement/ individual performance	Actual FY 2023 bonus ($)
Asaf Danziger (1)	75%	89%/100%	507,742
Wilhelmus Groenhuysen	60%	89%/100%	328,410
Ashley Cordova	60%	89%/100%	280,350
Pritesh Shah	60%	89%/100%	267,000
Francis Leonard (2)	60%	89%/100%	253,650
Barak Ben-Arye (3)	50%	89%/100%	203,409
(1)Mr. Danziger's cash bonus is converted on a New Israeli Shekel ("NIS") exchange rate of 4 NIS per 1 USD, as determined by the Compensation Committee, and expressed in U.S. dollars.
(2)Mr. Leonard's target bonus as a percentage of salary increased from 50% to 60% in March 2023 based on increased responsibilities.
(3)Mr. Ben-Arye's cash bonus is expressed in U.S. dollars and paid in NIS using an exchange rate determined on the date of payment, pursuant to his employment agreement.

Long-term Incentives
Our executive compensation program ties a substantial portion of each executive’s overall compensation to the achievement of our key strategic, financial and operational goals, using a blend of time-based and performance-based equity awards to help align the interests of our executives with those of our shareholders.
Recognizing the importance of the continuity and continued dedication of the management team and other key employees to achieving our Company’s key objectives, and after carefully considering the equity participation of such employees, the highly competitive labor market in which we compete to attract and retain employees, and our other near-term and long-term business objectives (including building a global oncology business and running up to four global phase 3 pivotal clinical studies simultaneously over the next few years), our Compensation Committee granted time-based option awards, RSUs awards and PSUs to our NEOs in March 2023 (other than Mr. Danziger).
Our Compensation Committee believes that options, RSUs and PSUs have strong retention value and granting such awards to members of management and key employees, including our executive officers, is in the best interests of the Company and our shareholders given the importance of such personnel to achieving our short-term and long-term Company objectives. Our Compensation Committee recognizes that, given the executive officers’ lengthy tenures with our Company and the unique nature of our business, the loss of any one of the executive officers may adversely impact the achievement of our objectives until a qualified replacement could be hired and become familiar with our Company’s business. For 2023, we awarded our NEOs (other than our CEO) a mix of one-third (1/3) options, one-third (1/3), RSUs and one-third (1/3) PSUs, on average, based on the grant date target fair values. As described below in "Long-Term Incentives - 2020 Performance Awards to CEO and Executive Chairman" (beginning on page 56), our CEO did not receive any equity awards in 2023. In March 2020, the Committee granted our CEO and Executive Chairman longer-term PSUs to further align their interests with the interests of shareholders by rewarding them for attainment of critical clinical and FDA achievements and share price performance. The awards consist of target shares and outperformance shares. This PSU award was granted in lieu of any future annual equity awards during the performance period.
Our Compensation Committee sets guidelines for the value of share options to be awarded based on competitive compensation data. For 2023, the number of share options awarded to each NEO (other than the CEO) was determined following an analysis of benchmarking data provided by FW Cook comparing equity award types and levels granted by our peer group and consideration of the compensation philosophy factors discussed above. The grant date values and number of shares awarded to our NEOs are provided in the 2023 Grants of Plan-Based Awards Table and corresponding footnotes.

Share Options
Share options are an important element of our long-term incentive program, enabling us to further align the interests of executives with those of shareholders. In general, share options are awarded annually to our executives as well as to other key employees. Because share options vest over time and only have value if the price of our Ordinary Shares increases, we believe they encourage efforts to enhance long-term shareholder value.
Share option awards to our NEOs (other than the CEO) were approved by the Committee to support our compensation philosophy, provide significant performance incentives and create retention value. The options granted in 2023 vest ratably over four years and were granted with exercise prices equal to the fair market value of our Ordinary Shares on the grant date.

Restricted Share Units
The Committee granted our NEOs, other than our CEO, Mr. Danziger, time-based RSU awards to support our compensation philosophy, provide significant performance incentives and create retention value, as presented in the 2023 Grants of Plan-Based Awards Table. The RSUs granted in 2023 vest ratably over three years.

Performance-based Restricted Share Units
In 2023, following consultation with FW Cook and careful consideration of analysis and advice on pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation, relevant market practices and trends with respect to the compensation of our executive officers and feedback received from shareholders during our outreach efforts, the Committee granted the NEOs, other than Mr. Danziger, PSUs to further align their interests with the interests of shareholders by rewarding them for attainment of certain key milestones.

The 2023 PSU awards are eligible to vest upon our attaining the milestones described below. To earn the 2023 PSU awards, the NEO must remain an employee of the Company through of the date of vesting, which is three years from the date of grant. Twenty-five percent (25%) of a target number of 2023 PSUs are eligible to be earned on the vesting date subject to achieving each of the following targets:
(1)    the Company files a premarket approval application that has been accepted by the FDA (a "PMA Submission") for non-small cell lung cancer consistent with the Company’s LUNAR pivotal trial (the "LUNAR Submission"),
(2)    the Company files a PMA Submission for ovarian cancer consistent with the Company’s INNOVATE-3 pivotal trial (the “INNOVATE-3 Submission”),
(3)    the Company has begun active marking efforts in the United Kingdom, France, Germany, Japan or the United States, as determined by the Compensation Committee in its sole discretion (an "Indication Launch"), for non-small cell lung cancer consistent with the LUNAR Submission (the “LUNAR Launch”), and
(4)    the Company receives FDA approval of the INNOVATE-3 Submission (the "INNOVATE Approval").
No 2023 PSUs will vest if none of the above targets are achieved.
Fifty-percent (50%) of an outperformance number of 2023 PSUs are eligible to be earned on the vesting date subject to achieving each of the following targets:
(1)     if the LUNAR Launch has occurred and the Company has completed a PMA Submission for either (a) brain metastases consistent with the Company’s METIS pivotal trial or (b) pancreatic cancer consistent with the Company’s PANOVA-3 pivotal trial, and
(2)    if the INNOVATE Approval has occurred and the Company has achieved Indication Launch for ovarian cancer consistent with the INNOVATE-3 Submission.
Our Compensation Committee intends to continue to granting awards with performance-based vesting criteria in future years as a part of our ongoing compensation program.

2020 Performance Awards to CEO and Executive Chairman
In March 2020, following consultation with FW Cook and careful consideration of analysis and advice on pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation, relevant market practices and trends with respect to the compensation of our executive officers and feedback received from shareholders through our outreach efforts at that time, the Committee granted Mr. Doyle, our Executive Chairman and Mr. Danziger, our CEO, PSUs to further align their interests with the interests of shareholders by rewarding them for attainment of critical clinical and FDA achievements and share price performance. The awards consist of target shares and outperformance shares. The PSUs were granted in lieu of any future annual equity awards during the performance period (which ends upon the earlier of achievement of all targets or six years). The PSUs will vest upon achievement of the following targets in the following increments, and subject to each executive's continued service through the vesting date:
(1) fifty percent (50%) of the target shares are earned for either (x) each successful completion of up to two specified clinical studies (twenty-five percent (25%) of the total target shares for each) or (y) the First FDA Approval and Second FDA Approval (each as defined below) (25% of total target shares for each);
(2) fifty percent (50%) of the target shares are earned each for either (x) up to two FDA acceptances of a PMA submission by the Company for a new indication (twenty-five percent (25%) of the total target shares for each) or (y) the First FDA Approval and Second FDA Approval (twenty-five percent (25%) of the total target shares for each);
(3) fifty percent (50%) of the outperformance shares are earned if the Company receives one PMA for a new indication (the “First FDA Approval”) within six (6) years of the grant date so long as the Company’s share price, as calculated in accordance with the award agreement, has increased by at least twenty-five percent (25%) from the grant date to a measurement date (the “TSR Vesting Condition”); and
(4) fifty percent (50%) of the outperformance Shares will vest if the Company receives a second PMA for an indication unrelated to the First FDA Approval (the “Second FDA Approval”) within six (6) years of the grant date so long as the Company’s TSR Vesting Condition is met.
Earned target shares and outperformance shares related to the First FDA Approval are eligible to vest on the earlier of the date of vesting of the outperformance shares relating to the Second FDA Approval and the sixth anniversary of the grant date; however, no shares under the awards may vest until the fifth anniversary of the grant date, regardless of when earned. The PSUs are in lieu of any future equity awards for Messrs. Doyle and Danziger from the date of grant until the sixth anniversary of the date of grant.
Our Compensation Committee believes that the PSUs awarded to Messrs. Doyle and Danziger in 2020 support the creation of sustained shareholder value as we strive to achieve our most critical long-term objectives. These awards are intended to increase the ownership interests of Messrs. Doyle and Danziger and benefit shareholders in the following ways:
Executives’ Financial Success is Closely Linked to the Company’s Growth: The PSUs only vest upon the achievement of critical performance targets during the performance period. As the Company achieves each of these targets, the vesting percentage increases, up to the maximum amount. If the Company fails to receive one or two FDA approvals during the performance period, 50% or 90%, respectively, of the PSUs will not vest. The unbalanced vesting structure ensures that a significant number (or all) of the PSUs only vest if one or both FDA approvals are obtained and TSR Vesting Conditions are met, which will likely result in significant shareholder return and directly aligns the executives’ compensation with shareholder interests.
Performance-Based, “At-Risk” Award: Despite the high fair value of the PSUs as shown in the compensation tables in the year of grant, it is not certain what percentage of the PSUs will vest, if at all. Such percentage is dependent on the Company’s achievement of the targets described above.
High Performance Thresholds: The PSUs set forth five key performance targets that are challenging to meet and that are directly tied to the creation of significant shareholder value over the performance period. For the executives to achieve full value of the PSU award, the Company will need to receive two FDA approvals to treat two solid tumor cancers with patient incidences multiples higher than our current US market. For this reason, the unbalanced vesting structure of the PSUs provides that 90% of the award only vests upon achievement of two FDA approvals (40% vests upon achievement of the First FDA Approval and a further 50% vests upon achievement of the Second

FDA Approval). Further, if the executives do not achieve these two very critical targets for the Company, they will not achieve the full value of the PSU award. The vesting structure and targets are designed to incentivize the executives to achieve two FDA approvals and TSR Vesting Conditions, which are aligned with the creation of significant shareholder value over the performance period and shareholder interests.
Extended Vesting Periods: The PSUs vest only upon achievement of the performance targets. In addition, the PSUs will not vest any earlier than the third anniversary of the grant date, even if a performance target is achieved prior to the third anniversary of the grant date and any outperformance awards cannot vest until the fifth anniversary of the grant date, even if those targets are achieved earlier. The extended vesting period is designed to incentivize focus on the long-term interests of the Company and reward achievement of key performance targets over an extended period of time. The extended vesting periods also serve as a retention mechanism by increasing the incentive for the executives to stay at the Company and not pursue opportunities outside the Company. As of the end of fiscal year 2023, two of the 25% target PSU achievements have occurred: one successful completion of a specified clinical study and one acceptance of a PMA by the FDA.
No Additional Equity Awards during the Performance Period: The PSU award was granted in lieu of any future annual equity awards during the performance period. The Committee does not anticipate granting additional equity awards during the performance period. When considering the theoretical value of equity awards that would have been granted to the executives during the performance period, we believe shareholders benefit more from this performance-based program that only pays the executives on achievement of key performance targets, rather than the passage of time (for time-based options and RSUs) or shorter-term performance goals.
Service requirement: PSU awards will only vest only if the executive continues to provide service to the Company through the performance period, including the extended vesting period described above.
Alignment of Financial Interests with those of Shareholders: The PSUs only vest upon the achievement of the targets described above. These targets are designed to be aligned with the long-term shareholder interests.
The PSU awards to Messrs. Doyle and Danziger were intended to incentivize the creation of sustained shareholder value and support the achievement of our most critical long-term objectives. The performance targets were designed to be challenging but achievable with strong management performance.
Our Compensation Committee believes that performance-based equity awards, in addition to granting time-based options and time-based RSUs, incentivize and further align the interests of executives with the interests of shareholders.

Other Employee Benefits and Compensation
We provide limited executive perquisites to some of our NEOs and limited change-in-control benefits as described further below. We generally provide our executives in the United States, Switzerland and Israel with the same benefits provided to all other employees in the United States, Switzerland and Israel, respectively. Mr. Groenhuysen receives a financial planning allowance pursuant to his employment agreement.
In the United States, we sponsor a tax-qualified 401(k) defined contribution plan. Our 401(k) plan, which is generally available to all employees, allows participants to defer amounts of their annual compensation before taxes, up to the maximum amount specified by the U.S. Internal Revenue Code of 1986, as amended (the "Code"). We currently match 50% of the first 6% of a participant’s annual compensation that he or she contributes, up to the maximum permitted by law. In 2023, we did not provide any profit-sharing contributions to our 401(k) plan.
In Israel, we generally provide our executives, including NEOs, with severance, pension, disability and education benefits in line with both Israeli law as well as customary compensation practices among technology companies, including medical device companies. In accordance with certain exceptions under Israeli law, Messrs. Danziger and Ben-Arye are entitled to contractual severance benefits rather than the amounts specified by statute. Such contractual arrangements are common for employees in Israel in the technology sector. For Messrs. Danziger and Ben-Arye, we have contractually agreed to adhere to the provisions of the General Approval and to contribute on a monthly basis to a Managers Insurance Policy (bituach menahalim) on his behalf with respect to severance, pension and disability benefits. In addition, we contribute to an advance study fund/professional education fund (keren hishtalmut) for the benefit of Messrs. Danziger and Ben-Arye. The employment agreement for Mr. Danziger also provides that unused vacation days may be accumulated (for two subsequent years) or redeemed under certain limitations. Each executive is also entitled to recuperation pay (d’mey havra’ah) in accordance with the provisions of the applicable law (with the number of days determined based on seniority). Mr. Danziger is also entitled to one month of paid sick days, fully compensated based on his regular base salary, per each year. Unused sick days may be accumulated for use in subsequent years, up to the maximum of six months.
For additional details with respect to the amounts contributed to the Managers Insurance Policy and professional education fund, please see the footnotes to the 2023 Summary Compensation Table below. Except as described above, we do not currently sponsor or contribute to any qualified or non-qualified defined benefit plan or any non-qualified defined contribution plan, and we do not currently maintain (or have any outstanding obligation with respect to) any traditional non-qualified deferred compensation plan or other deferred compensation plans.

Compensation Policies and Practices

Recoupment of Incentive Compensation (“Clawback”)
Our Policy on Recoupment of Incentive Compensation (the “Recoupment Policy”) applies to all executive officers (as designated by the Board) and any individual who served as an executive officer in the three year period prior to the date of the event that triggered the Recoupment Policy (each, a “Covered Executive”). The Recoupment Policy requires the Board to recover from a Covered Executive, subject to limited exceptions, an amount of any annual or long-term incentive compensation payment or award made or granted to the Covered Executive during the three year period preceding the filing of our financial statements that we are required to prepare containing an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”). The amount to be recovered is the amount of such payment exceeded the amount that otherwise would have been paid had it been determined based on the restated amounts.
Our Recoupment Policy is intended to comply with final rules adopted by NASDAQ in satisfaction of the requirements of the Dodd-Frank Act. Our employment agreements with our executive officers and the terms of the 2015 Plan contain provisions that automatically incorporate by reference the compensation recovery terms of the Dodd-Frank Act. In addition, going forward and if approved by our shareholders, our new 2024 Plan will subject all awards granted thereunder to the terms of our Recoupment Policy. To the extent the terms of such plans or agreements are inconsistent with any future changes to the applicable rules and listing standards, the requirements of the rules and listing standards will apply.

Share Ownership Guidelines
Our Board believes that requiring executive officers to hold significant amounts of our Ordinary Shares strengthens their alignment with the interest of our shareholders and promotes achievement of long-term business objectives. Accordingly, our share ownership guidelines are intended to align more closely the interests of our executive officers with the interests of our shareholders and to continue to promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of our Ordinary Shares valued at three times their annual base salary (six times in the case of our CEO and our Executive Chairman) within five years of becoming an executive officer or, in the case of officers serving at the time the guidelines were initially adopted, within five years of the date of adoption of the guidelines. Outstanding but unvested PSUs and unvested share options do not count towards the ownership guidelines. The ownership levels of our executive officers and directors as of April 2, 2024 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below. Executive Officers and directors who are not in compliance with the ownership guidelines are expected to refrain from selling our shares until they come into compliance.

Risk Considerations in our Compensation Program
During 2023, at the direction of our Compensation Committee, FW Cook, with the assistance of our management, conducted a review of our compensation policies and practices and presented the findings to our Compensation Committee. After consideration of the information presented, our Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior.
In making this determination, our Compensation Committee considered our pay mix, our base salaries, and the attributes of our incentive and other variable compensation programs, including our annual bonus plan, our equity compensation plans and our sales compensation plans. We also have in place numerous business controls such as quarterly reviews of sales compensation, the Recoupment Policy and other internal business and operational approval processes.
Our Compensation Committee believes that the design of our compensation programs as outlined in the "Compensation Discussion and Analysis" places emphasis on long-term incentives and competitive base salaries, while a portion of the total annual compensation is tied to short-term performance in the form of an annual bonus. Our Compensation Committee concluded that the mix and design of the elements of our compensation policies and practices do not motivate imprudent risk-taking. Consequently, we are satisfied that any potential risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report.
COMPENSATION COMMITTEE
William Vernon, Chair
Kinyip Gabriel Leung
Martin Madden
Kristin Stafford

EXECUTIVE COMPENSATION

2023 Summary Compensation Table
The following table sets forth total compensation paid to our NEOs for 2023 and, to the extent required by applicable SEC disclosure rules 2022 and 2021.

Named executive officer and principal position	Fiscal year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Asaf Danziger (4) Chief Executive Officer	2023	756,093	0	0	0	507,742	257,191	1,521,026
	2022	830,649	0	0	579,437	584,220	284,645	2,278,951
	2021	876,086	0	0	0	0	284,150	1,160,236

Wilhelmus Groenhuysen (5) Chief Operating Officer	2023	615,000	0	3,333,263	1,668,842	328,410	22,150	5,967,665
	2022	615,000	0	3,533,227	2,084,406	369,000	22,649	6,624,282
	2021	615,000	0	3,833,245	1,914,408	0	24,308	6,386,961

Ashley Cordova (6) Chief Financial Officer	2023	525,000	0	3,666,543	1,835,713	280,350	9,460	6,317,066
	2022	507,500	100,000	3,966,624	1,942,647	315,000	10,893	6,842,664
	2021	477,500	0	3,333,248	1,664,746	0	8,950	5,484,444

Pritesh Shah (7) Chief Commercial Officer	2023	500,000	0	2,933,327	1,468,561	267,000	11,250	5,180,138
	2022	500,000	0	3,499,863	2,006,171	300,000	10,599	6,316,633
	2021	500,000	0	3,333,248	1,664,746	0	8,900	5,506,894

Francis Leonard (8) President, CNS Cancers US	2023	475,000	0	2,866,517	1,435,196	253,650	8,874	5,039,237
	2022	475,000	0	3,299,814	2,102,893	237,500	10,599	6,125,806

Barak Ben-Arye (9) General Counsel	2023	432,835	0	2,733,205	1,368,467	203,409	125,728	4,863,644
(1)Mr. Danziger’s annual base salary and non-equity incentive plan compensation, expressed in U.S. dollars, are $700,000 and $467,250 respectively, and are translated to and paid in New Israeli Shekels ("NIS") at the rate of 4 NIS per 1 USD as determined by the Compensation Committee. The difference between the stated amounts and those reported in the table above are due to the currency translations of the amounts paid in NIS using the rate actually in effect on each transaction date.

(2)These amounts represent the aggregate grant date fair value of time-based RSUs and PSUs made during 2023, 2022 and 2021, respectively, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to Note 15 of Novocure’s financial statements in the Annual Report. For PSU awards to NEOs other than Mr. Danziger made in February 2023, these amounts reflect the grant date fair value of such awards at the time of grant based upon the probable outcome (earning 100% of target) at the time of grant. The value of the PSU awards granted February 28, 2023, assuming that the highest level of performance conditions was achieved was $3,333,263, $3,666,543, $2,933,327, $2,866,517 and $2,733,205 for Messrs. Groenhuysen, Cordova, Shah, Leonard and Ben-Arye, respectively. The amounts reflected in this column do not represent the actual amounts paid to or realized by the NEOs for awards made during 2023, 2022 and 2021.

(3)These amounts represent the aggregate grant date fair value of share option awards made during 2023, 2022 and 2021, respectively, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to Note 15 of the Novocure financial statements in the Annual Report. The amounts reflected in this column do not represent the actual amounts paid to or realized by the NEOs for awards made during 2023, 2022 and 2021. These amounts also include the 2021 annual incentive bonus amounts delivered to the NEOs in share options that vest over two years. The values of the share options received in lieu of bonus were $579,437 for Mr. Danziger, $329,681 for Mr. Groenhuysen, $221,106 for Ms. Cordova, $268,038,for Mr. Shah and $212,202 for Mr. Leonard. Mr. Danziger's 2021 annual incentive bonus amount that was delivered in share options was converted on the basis of an exchange rate of 4 NIS per 1 USD, as determined by the Compensation Committee, and expressed in U.S. dollars.

(4)A detailed breakdown of “All other compensation” for Mr. Danziger for 2023 is provided in the table below, in each case, based on actual cost expressed in U.S. dollars.

Name	Company contribution to benefits ($)(a)	Vacation payout ($)(b)	Automobile payments ($)	Total ($)
Asaf Danziger	183,263	73,928	—	257,191
(a)Amount includes $114,198 in severance and pension contributions from us to Mr. Danziger’s Managers Insurance Policy; $56,707 in contributions from us to Mr. Danziger’s advance study fund/professional education fund (keren hishtalmut); $12,358 in payments by us in respect of social security and recuperation pay required by statute in Israel, convalescence pay and gift cards given to Company employees three times per year (Passover, Rosh Hashana and birthday) and grossed up for taxes.
(b)Represents payment for 28 days of accrued but unused vacation time paid to Mr. Danziger pursuant to the exercise of his right, in accordance with his employment agreement, to annually elect to receive a cash payment based on his base salary in respect of such accrued but unused vacation time in lieu of using such accrued vacation in the future.

(5)"All other compensation” for Mr. Groenhuysen for 2023 was comprised of tax preparation fees of $10,900, insurance premiums of $1,350, and $9,900 in matching contributions pursuant to the Company's 401(k) plan.

(6)“All other compensation” for Ms. Cordova for 2023 was comprised of insurance premiums of $1,350 and $8,110 in matching contributions pursuant to the Company's 401(k) plan.

(7)“All other compensation” for Mr. Shah for 2023 was comprised of insurance premiums of $1,350 and $9,900 in matching contributions pursuant to the Company's 401(k) plan.

(8)"All other compensation" for Mr. Leonard for 2023 was comprised of insurance premiums of $1,350 and $7,524 in matching contributions pursuant to the Company's 401(k) plan.

(9)Mr. Ben-Arye’s annual base salary and bonus, pursuant to his employment agreement, are expressed in U.S. dollars and paid in NIS using an exchange rate determined on the date of payment. "All other compensation" for Mr. Ben-Arye includes an automobile allowance of $14,906, $66,420 in severance and pension contributions from us to Mr. Ben-Arye’s Managers Insurance Policy; $32,361 in contributions from us to Mr. Ben-Arye’s advance study fund/professional education fund (keren hishtalmut); $12,042 in payments by us in respect of social security and recuperation pay required by statute in Israel, convalescence pay and gift cards given to Company employees three times per year (Passover, Rosh Hashana and birthday) and grossed up for taxes.

2023 Grants of Plan-Based Awards
Annual bonus opportunities and equity awards made in 2023 are reflected in the table below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Price ($/sh)	Grant Date Fair Value of Share & Option Awards ($)(2)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Asaf Danziger			525,000	1,050,000

Wilhelmus Groenhuysen			369,000	738,000
(3)	2/28/2023								36,013	76.97	1,668,842
(4)	2/28/2023							21,653			1,666,631
(5)	2/28/2023				5,413	21,653	43,306				1,666,631
Ashley Cordova			315,000	630,000
(3)	2/28/2023								39,614	76.97	1,835,713
(4)	2/28/2023							23,818			1,833,271
(5)	2/28/2023				5,955	23,818	47,636				1,833,271
Pritesh Shah (6)			300,000	600,000
(3)	2/28/2023								31,691	76.97	1,468,561
(4)	2/28/2023							19,055			1,466,663
(5)	2/28/2023				4,764	19,055	38,110				1,466,663

Francis Leonard			237,500	475,000
(3)	2/28/2023								30,971	76.97	1,435,196
(4)	2/28/2023							18,621			1,433,258
(5)	2/28/2023				4,655	18,621	37,242				1,433,258

Barak Ben-Arye			220,000	440,000
(3)	2/28/2023								29,531	76.97	1,368,467
(4)	2/28/2023							17,755			1,366,602
(5)	2/28/2023				4,439	17,755	35,510				1,366,602
(1)As described above under “Annual Incentives” each NEO had the opportunity to earn a 2023 annual cash bonus. Targets are based on a percentage of the NEO’s salary. The target amount represents the amount payable if the target performance (100% achievement) was met. Amounts, if any, paid are reflected in the 2023 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.
(2)All equity awards made during 2023 were granted under the Company’s 2015 Plan. These amounts represent the aggregate grant date fair value of share option awards, time-based RSUs and PSUs made during 2023, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to Note 15 of the Novocure financial statements in the Annual Report, as filed with the SEC.
(3)Reflects a share option award granted on February 28, 2023 that vests in four equal installments on each of the first four anniversaries of the grant date, subject to the executive’s continued service through the applicable vesting date. All options have an exercise price equal to the closing market price of our Ordinary Shares on the date of the award.
(4)Reflects an RSU award granted on February 28, 2023 that vests in three equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued service through the applicable vesting date.
(5)Reflects a PSU award granted on February 28, 2023 and the grant date fair value of such awards based upon the probable outcome (earning 100% of target) at the time of grant. Represents the threshold, target and maximum number of achievable shares pursuant to the 2023 NEO PSU awards granted on February 28, 2023 (See “Compensation Discussion and Analysis — Long-term Incentives” on page 54).The value of the PSU awards granted February 28, 2023, assuming that the highest level of performance conditions was achieved was $3,333,263, $3,666,543, $2,933,327, $2,866,517 and $2,733,205 for Mr. Groenhuysen, Ms. Cordova, Mr. Shah, Mr. Leonard and Mr. Ben-Arye, respectively.
(6)Effective January 1, 2024, Mr. Shah resigned as Chief Growth Officer and became Senior Advisor to the Chief Executive Officer, a non-executive role that is not eligible for a non-equity incentive plan award.

Outstanding Equity Awards at 2023 Fiscal Year End
The following table sets forth information regarding outstanding share option and unvested RSU and PSU awards for our NEOs.

		Option Awards				Stock Awards
Named executive officer	Grant date	Number of securities underlying unexer-cised options (#)— exercis-able	Number of securities underlying unexer-cised options (#)— unexercis-able	Option exercise price ($ per share)	Option expiration date	Number of Shares or Other Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: # Number of Unearned Shares, Units, or Other Rights That Have Not Yet Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units, or Other Rights That Have Not Yet Vested ($)(3)
Asaf Danziger (1)	3/1/2022	6,735	6,735	80.59	2/29/2032	—	—	—	—
	3/3/2020	—	—			—	—	100,142	1,495,120
(5)	5/8/2019	115,060	—	47.56	5/7/2029	—	—	—	—
(6)	5/8/2019	35,000	—	47.56	5/7/2029	—	—	—	—
(7)	3/22/2019	44,953	—	47.04	3/21/2029	—	—	—	—
(7)	2/27/2018	202,758	—	21.15	2/26/2028	—	—	—	—

Wilhelmus Groenhuysen (7)	2/28/2023	—	36,013	76.97	2/27/2033	21,653	323,279	21,653	323,279
(1)	3/1/2022	3,832	3,832	80.59	2/29/2032	—	—	—	—
(7)	3/1/2022	9,598	28,792	80.59	2/29/2032	14,613	218,172	21,921	327,281
(7)	3/2/2021	11,502	11,502	153.09	3/1/2031	4,172	62,288	—	—
(7)	9/1/2020	2,835	944	84.68	8/31/2030	—	—	—	—
(7)	3/3/2020	34,743	11,580	69.37	3/2/2030	—	—	—
(5)	5/8/2019	36,650	—	47.56	5/7/2029	—	—	—	—
(6)	5/8/2019	20,000	—	47.56	5/7/2029	—	—	—	—
(7)	3/22/2019	37,461	—	47.04	3/21/2029	—	—	—	—
(7)	2/27/2018	168,965	—	21.15	2/26/2028	—	—	—	—
(7)	2/22/2017	292,500	—	7.15	2/21/2027	—	—	—	—
(7)	1/12/2016	450,000	—	21.90	1/12/2026	—	—	—	—
(7)	3/5/2015	266,085	—	14.37	2/23/2025	—	—	—	—

Ashley Cordova (7)	2/28/2023	—	39,614	76.97	2/27/2033	23,818	355,603	23,818	355,603
	8/2/2022	—	—			4,747	70,873	—	—
(1)	3/1/2022	2,570	2,570	80.59	2/29/2032	—	—	—	—
(7)	3/1/2022	9,416	28,248	80.59	2/29/2032	14,338	214,066	21,508	321,114
(7)	3/2/2021	10,002	10,002	153.09	3/1/2031	3,628	54,166	—	—
(7)	9/1/2020	8,502	2,834	84.68	8/31/2030	—	—	—	—
(7)	3/3/2020	5,211	2,605	69.37	3/2/2030	—	—	—	—
(7)	3/22/2019	7,297	—	47.04	3/21/2029	—	—	—	—
(7)	10/30/2018	5,533	—	32.02	10/29/2028	—	—	—	—
(7)	2/27/2018	8,025	—	21.15	2/26/2028	—	—	—	—
(7)	7/26/2017	1,573	—	19.25	7/25/2027	—	—	—	—

Pritesh Shah (7)	2/28/2023	—	31,691	76.97	2/27/2033	19,055	284,491	19,055	284,491
(1)	3/1/2022	3,116	3,115	80.59	2/29/2032	—	—	—	—

(7)	3/1/2022	9,507	28,520	80.59	2/29/2032	14,475	216,112	21,714	324,190
(7)	3/2/2021	10,002	10,002	153.09	3/1/2031	3,628	54,166	—	—
(7)	9/1/2020	2,835	944	84.68	8/31/2030	—	—	—	—
(7)	3/3/2020	31,268	10,422	69.37	3/2/2030	—	—	—	—
(5)	5/8/2019	33,052	—	47.56	5/7/2029	—	—	—	—
(6)	5/8/2019	20,000	—	47.56	5/7/2029	—	—	—	—
(7)	3/22/2019	33,783	—	47.04	3/21/2029	—	—	—	—
(7)	7/31/2018	15,343	—	34.00	7/30/2028	—	—	—	—
(7)	5/1/2018	22,500	—	27.60	4/30/2028	—	—	—	—
(7)	2/27/2018	50,689	—	21.15	2/26/2028	—	—	—	—
(7)	7/26/2017	25,000	—	19.25	7/25/2027	—	—	—	—
(7)	5/2/2017	25,000	—	11.85	5/2/2027	—	—	—	—
(7)	2/22/2017	18,514	—	7.15	2/21/2027	—	—	—	—
(7)	2/24/2016	24	—	11.46	2/24/2026	—	—	—	—

Francis Leonard (7)	2/28/2023	—	30,971	76.97	2/27/2033	18,621	278,012	18,621	278,012
(7)	11/1/2022	2,903	8,706	73.20	10/31/2032	4,553	67,976	—	—
(1)	3/1/2022	2,467	2,466	80.59	2/29/2032	—	—	—	—
(7)	3/1/2022	7,606	22,816	80.59	2/29/2032	11,580	172,889	17,371	259,349
(7)	3/2/2021	8,002	8,001	153.09	3/1/2031	2,902	43,327	—	—
(7)	9/1/2020	8,502	2,834	84.68	8/31/2030	—	—	—	—
(7)	3/3/2020	7,817	2,605	69.37	3/2/2030	—	—	—	—
(7)	7/30/2019	7,809	—	83.30	7/30/2029	—	—	—	—
(7)	3/22/2019	14,595	—	47.04	3/21/2029	—	—	—	—
(7)	7/31/2018	16,148	—	34.00	7/30/2028	—	—	—	—
(7)	2/27/2018	10,479	—	21.15	2/26/2028	—	—	—	—

Barak Ben-Arye (7)	2/28/2023	—	29,531	76.97	2/27/2033	17,755	265,082	17,755	265,082
(7)	4/1/2022	3,283	9,848	87.66	3/31/2032	5,069	75,680	7,605	113,543
(7)	3/1/2022	883	2,649	80.59	2/29/2032	1,343	20,051	—	—
(7)	11/2/2021	416	415	107.73	11/1/2031	154	2,299	—	—
(7)	3/2/2021	1,201	1,200	153.09	3/1/2031	435	6,495	—	—
(7)	3/3/2020	5,993	1,997	69.37	3/2/2030	—	—	—	—
(7)	7/30/2019	780	—	83.30	7/30/2029	—	—	—	—
(7)	3/22/2019	2,432	—	47.04	3/21/2029	—	—	—
(7)	2/27/2018	2,851	—	21.15	2/26/2028	—	—	—	—
(1)Reflects share options granted in lieu of 2021 annual incentive bonus to the NEOs that vest in two equal installments on each of the first two anniversaries of the grant date, subject to the NEO’s continued service through the applicable vesting dates.
(2)The “Stock Awards” column reflects time-based RSU awards that vest in three equal installments on or about each of the first three anniversaries of the grant date, subject to the NEO’s continued service through the applicable vesting dates (except for awards that were granted on March 22, 2019, which vest on the first three anniversaries of March 5, 2019).
(3)Calculated based on the closing share price of $14.93 on December 29, 2023.
(4)For the NEOs other than Mr. Danziger, this represents the target number of achievable shares that may be earned pursuant to PSU awards (vesting may range from 0% to 200% of the target share number if all of the performance conditions are achieved). If all of the performance conditions are achieved for Mr. Danziger’s March 3, 2020 PSUs, they would vest in 1,001,426 Ordinary Shares. Also excludes PSUs granted to certain NEOs in 2021 for which the performance criteria did not meet the threshold target measured as of December 31, 2023 and subsequently cancelled in the following amounts: Mr. Groenhuysen: 16,775, Ms. Cordova: 14,587, Mr. Shah: 14,587, and Mr. Leonard: 11,669.
(5)Reflects performance-based options to buy Ordinary Shares that fully vested and become exercisable on May 8, 2022. The vesting of these options included a condition that the closing price of Ordinary Shares be at least $59.45 (which was an increase of 25% from the closing price on the date of grant) for a period of at least twenty (20) consecutive trading days during the period beginning on the two-year anniversary of the date of grant and ending on the three-year anniversary of the date of grant. This price condition was met in 2021.
(6)Reflects performance-based options to buy Ordinary Shares that fully vested and become exercisable on May 8, 2022. The vesting of these options included a condition that the closing price of Ordinary Shares be at least $71.34 (which was an increase of 50% from the closing price on the date of grant) for a period of at least twenty (20) consecutive trading days during the period beginning on the two-year anniversary of the date of grant and ending on the three-year anniversary of the date of grant. This price condition was met in 2021.
(7)Reflects share options that vest in four equal installments on each of the first four anniversaries of the grant date (except for share options that were granted on March 22, 2019, which vest on the first four anniversaries of March 5, 2019). All share option awards are subject to the NEO’s continued service through the applicable vesting dates.

2023 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Asaf Danziger	212,500	21,479,105	—	—
Wilhelmus Groenhuysen	—	—	72,130	5,400,812
Ashley Cordova	17,968	62,217	28,750	1,971,667
Pritesh Shah	—	—	65,912	4,933,069
Francis Leonard	65,391	3,898,371	26,547	1,762,886
Barak Ben-Arye	—	—	5,180	343,241
(1)The value realized on exercise is the difference between the market price of our Ordinary Shares at the time of exercise and the exercise price, multiplied by the number of shares acquired on exercise.
(2)The value realized on vesting is the closing price of our Ordinary Shares the day prior to vesting, multiplied by the number of shares received on vesting.

Potential Payments upon Termination or Change in Control
We have entered into written employment agreements with each of our NEOs. These employment agreements, as generally described below, were intended to acknowledge and set forth the terms and conditions of each executive’s employment with us, including each executive’s duties and responsibilities, initial base salary levels, bonus and equity grant eligibility, employee benefit entitlements and severance protection. In addition, each of the employment agreements includes certain restrictive covenants, including non-competition, non-solicitation, non-

disclosure and/or non-disparagement covenants, which are intended to protect our interests as well as the interests of our shareholders, affiliates, directors, officers and employees.
We do not have any employment or other individual agreements with or in respect of any NEO that provide for an excise tax gross-up payment relating to a change in control. To the contrary, the employment agreements with Ashley Cordova, Wilhelmus Groenhuysen, Francis Leonard, Pritesh Shah and Barak Ben-Arye provide that, in the event that the executive’s receipt of payments or distributions would subject him or her to the golden parachute excise tax under Section 4999 of the Code, the amount of parachute payments within the meaning of Section 280G of the Code will be reduced to the greatest amount payable that would not result in such tax, but only if it is determined such reduction would cause the executive to be better off, on a net after-tax basis, if such payments were so reduced than without such reduction and payment of the excise tax under Section 4999 of the Code.
Each of our NEOs is subject to an employment agreement that entitles the NEO to severance benefits, as follows:

Danziger Employment Agreement
On October 10, 2016, one of our subsidiaries entered into an employment agreement with Asaf Danziger pursuant to which Mr. Danziger serves as our Chief Executive Officer. Under his employment agreement, Mr. Danziger’s employment may be terminated by either Mr. Danziger or us at any time, subject to our obligation to provide severance in certain instances as discussed below.
We have contractually agreed to provide severance benefits and, pursuant to applicable law, we contribute on a monthly basis to a Managers Insurance Policy (bituach menahalim) on Mr. Danziger’s behalf. Such monthly contributions cover pension and disability benefits as well as severance pay in lieu of our statutory obligation to provide such payment under Israel’s Severance Pay Law. Pursuant to his employment agreement and subject to adjustment as required by law, Mr. Danziger is the beneficiary of a Managers Insurance Policy pursuant to which we contribute on a monthly basis 8.33% of his monthly gross salary in respect of severance, 6.5% of monthly gross salary in respect of pension benefits and up to 2.5% of monthly gross salary in respect of disability benefits. In addition to these Company contributions, Mr. Danziger contributes to his Managers Insurance Policy by way of a deduction from his monthly salary, a monthly amount equal to 6.0% of his monthly gross salary. Mr. Danziger is also entitled to one month of paid sick days, fully compensated based on his regular base salary, per each year. Unused sick days may be accumulated for use in subsequent years, up to the maximum of six months.
Upon termination of Mr. Danziger’s employment by us without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Danziger for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Mr. Danziger’s execution without revocation of a release of claims, we will provide Mr. Danziger with a Severance Adjustment, payable in a lump sum, which will be equal to the positive difference, if any, between (a) Mr. Danziger’s annual base salary and (b) the contributed policy value (i.e., the amount in the Managers Insurance policy/pension fund which is attributable to our contributions in respect of severance pay) (the “Contributed Policy Value”).
Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Danziger’s execution without revocation of a release of claims, we will provide Mr. Danziger with a Change in Control Severance Adjustment, payable in a lump sum, which will be equal to the positive difference, if any, between (a) the sum of two-times his annual base salary plus two times target annual bonus, and (b) the Contributed Policy Value. Additionally, any share options or other equity awards other than PSUs granted to Mr. Danziger after the effective date of Mr. Danziger’s employment agreement will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Danziger is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for 12 months thereafter.

Groenhuysen Employment Agreement
Effective September 1, 2020, one of our subsidiaries entered into an employment agreement with Wilhelmus Groenhuysen pursuant to which Mr. Groenhuysen serves as our Chief Operating Officer. Under his employment agreement, Mr. Groenhuysen’s employment is “at-will” and may be terminated by either Mr. Groenhuysen or us at any time, subject to our obligation to provide severance in certain instances as discussed below. Upon termination of Mr. Groenhuysen’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Groenhuysen for “good reason” (each a “Qualifying Termination”) prior to a “change in control,”

subject to Mr. Groenhuysen’s execution without revocation of a release of claims, he will be eligible to receive his base salary, paid in a lump sum, and, to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Groenhuysen and his eligible dependents as of the date of termination until the earlier of (i) 12 months following the date of termination and (ii) the date Mr. Groenhuysen is eligible for coverage under a subsequent employer’s health plan.
Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Groenhuysen’s execution without revocation of a release of claims, Mr. Groenhuysen will be eligible to receive an aggregate amount equal to the sum of two times his base salary plus target annual bonus, paid in a lump sum, and to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Groenhuysen and his eligible dependents as of the date of termination until the earlier of (i) 12 months following the date of termination and (ii) the date Mr. Groenhuysen is eligible for coverage under a subsequent employer’s health plan. Additionally, any share options or other equity awards other than PSUs granted to Mr. Groenhuysen after the effective date of his employment agreement will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Groenhuysen is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for 12 months thereafter.

Cordova Employment Agreement
Effective September 1, 2020, one of our subsidiaries entered into an employment agreement with Ashley Cordova pursuant to which Ms. Cordova serves as our Chief Financial Officer. Under her employment agreement, Ms. Cordova’s employment is “at-will” and may be terminated by either Ms. Cordova or us at any time, subject to our obligation to provide severance in certain instances as discussed below.
Upon termination of Ms. Cordova’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Ms. Cordova for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Ms. Cordova’s execution without revocation of a release of claims, she will be eligible to receive an amount equal to 75% of her base salary, paid in equal installments over a period of nine months, and, to the extent she timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Ms. Cordova and her eligible dependents as of the date of termination until the earlier of (i) nine months following the date of termination and (ii) the date Ms. Cordova is eligible for coverage under a subsequent employer’s health plan.
Upon a Qualifying Termination within 12 months following a change in control, and subject to Ms. Cordova’s execution without revocation of a release of claims, Ms. Cordova will be eligible to receive an aggregate amount equal to the sum of 1.5 times her base salary plus target annual bonus, paid in equal installments over a period of 18 months, and to the extent she timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Ms. Cordova and her eligible dependents as of the date of termination until the earlier of (i) 12 months following the date of termination and (ii) the date Ms. Cordova is eligible for coverage under a subsequent employer’s health plan. Additionally, any share options or other equity awards granted to Ms. Cordova after the effective date of her employment agreement will become fully vested on the date of such termination.
Pursuant to her employment agreement, Ms. Cordova is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during her employment and for nine months thereafter.

Shah Employment Agreement
On July 25, 2018, one of our subsidiaries entered into an employment agreement with Pritesh Shah pursuant to which Mr. Shah served as our Chief Commercial Officer. Under his employment agreement, Mr. Shah’s employment is “at-will” and may be terminated by either Mr. Shah or us at any time, subject to our obligation to provide severance in certain instances as discussed below. Effective, January 17, 2023, Mr. Shah became our Chief Growth Officer. Mr. Shah resigned as Chief Growth Officer effective January 1, 2024 and became Senior Advisor to the

Chief Executive Officer, a non-executive position. Under his employment agreement, as amended to date, Mr. Shah’s employment is “at-will” and may be terminated by either Mr. Shah or us at any time, subject to our obligation to provide severance in certain instances as discussed below. Mr. Shah's employment agreement terminates at the close of business on June 30, 2025 (the "End Date"), unless sooner terminated in accordance with his agreement.
Upon termination of Mr. Shah’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Shah for “good reason” (each a “Qualifying Termination”) within 12 months following a change in control, and subject to Mr. Shah’s execution without revocation of a release of claims, Mr. Shah will be eligible to receive an amount equal to the sum of 1.5 times his base salary times a fraction equal to the number of days remaining from the date of the Qualifying Termination through the End Date divided by the total number of days of the effective date through the End Date, and to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Shah and his eligible dependents as of the date of termination until the earlier of (i) 12 months following the date of termination and (ii) the date Mr. Shah is eligible for coverage under a subsequent employer’s health plan. Additionally, any share options or other equity awards other than PSUs granted to Mr. Shah after the effective date of his employment agreement will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Shah is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for nine months thereafter.

Leonard Employment Agreement
Effective September 1, 2020, one of our subsidiaries entered into an employment agreement with Francis Leonard pursuant to which Mr. Leonard served as our Chief Development Officer. Under his employment agreement, Mr. Leonard’s employment is “at-will” and may be terminated by either Mr. Leonard or us at any time, subject to our obligation to provide severance in certain instances as discussed below. Effective September 19, 2022, Mr. Leonard became our President, CNS Cancers US and effective January 4, 2024, Mr. Leonard became our Executive Vice President, President Novocure Oncology. The terms of Mr. Leonard's employment agreement have not otherwise changed.
Upon termination of Mr. Leonard’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Leonard for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Mr. Leonard’s execution without revocation of a release of claims, he will be eligible to receive an amount equal to 75% of his base salary, paid in equal installments over a period of nine months, and, to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Leonard and his eligible dependents as of the date of termination until the earlier of (i) nine months following the date of termination and (ii) the date Mr. Leonard is eligible for coverage under a subsequent employer’s health plan.
Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Leonard’s execution without revocation of a release of claims, Mr. Leonard will be eligible to receive an aggregate amount equal to the sum of 1.5 times his base salary plus target annual bonus, paid in equal installments over a period of 18 months, and to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Leonard and his eligible dependents as of the date of termination until the earlier of (i) 12 months following the date of termination and (ii) the date Mr. Leonard is eligible for coverage under a subsequent employer’s health plan. Additionally, any share options or other equity awards other than PSUs granted to Mr. Leonard after the effective date of his employment agreement will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Leonard is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for nine months thereafter.

Ben-Arye Employment Agreement
Effective April 1, 2022, one of our subsidiaries entered into an employment agreement with Barak Ben-Arye pursuant to which Mr. Ben-Arye serves as our General Counsel. Under his employment agreement, Mr. Ben-Arye’s employment may be terminated by either Mr. Ben-Arye or us at any time, subject to our obligation to provide severance in certain instances as discussed below.
We have contractually agreed to provide severance benefits and, pursuant to applicable law, we contribute on a monthly basis to a Managers Insurance Policy (bituach menahalim) and to a public pension fund on Mr. Ben-Arye’s behalf. Such monthly contributions cover pension and disability benefits as well as severance pay in lieu of our statutory obligation to provide such payment under Israel’s Severance Pay Law. Pursuant to his employment agreement and subject to adjustment as required by law, Mr. Ben-Arye is the beneficiary of a Managers Insurance Policy and a public pension fund pursuant to which we contribute on a monthly basis a total of 8.33% of his monthly gross salary in respect of severance, 6.5% of monthly gross salary in respect of pension benefits and up to 2.5% of monthly gross salary in respect of disability benefits. In addition to these Company contributions, Mr. Ben-Arye contributes to his Managers Insurance Policy and public pension fund by way of a deduction from his monthly salary, an aggregate monthly amount equal to 6.0% of his monthly gross salary.
Upon termination of Mr. Ben-Arye’s employment by us without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Ben-Arye for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Mr. Ben-Arye’s execution without revocation of a release of claims, we will provide Mr. Ben-Arye with a Severance Adjustment, payable in a lump sum, which will be equal to the positive difference, if any, between (a) seventy-five percent (75%) of Mr. Ben-Arye’s annual base salary and (b) the contributed policy value (i.e., the amount in the Managers Insurance policy/pension fund which is attributable to our contributions in respect of severance pay) (the “Contributed Policy Value”).
Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Ben-Arye’s execution without revocation of a release of claims, we will provide Mr. Ben-Arye with a Change in Control Severance Adjustment, payable in a lump sum, which will be equal to the positive difference, if any, between (a) the sum of 150% of his annual base salary plus 150% of his target annual bonus, and (b) the Contributed Policy Value. Additionally, any share options or other equity awards other than PSUs granted to Mr. Ben-Arye after the effective date of Mr. Ben-Arye’s employment agreement will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Ben-Arye is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for 9 months thereafter.
The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) an involuntary termination without “cause” or a resignation by the executive for good reason and (ii) an involuntary termination without “cause” or a resignation by the executive for good reason within twelve months following a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2023 based on the employment agreements in effect as of such date, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. The contributed policy value (i.e. the amount in the managers insurance policy/pension fund which is attributable to our contributions in respect of severance pay) (the “Contributed Policy Value”) for Mr. Danziger was determined using the NIS to USD exchange rate as of December 31, 2023.

		Triggering Event
Name	Type of Payment	Involuntary Without Cause or by Executive for Good Reason Prior to CIC ($) 12/31/2023		Involuntary Without Cause or by Executive for Good Reason After CIC ($) 12/31/2023
Asaf Danziger	Cash severance	0	(1)	1,293,186	(2)
	Benefit continuation	0		0
	Equity acceleration	0		0	(3)
	TOTAL	—		1,293,186

Wilhelmus Groenhuysen	Cash severance	615,000	(4)	1,968,000	(6)
	Benefit continuation	32,614	(5)	32,614	(5)
	Equity acceleration	0		603,739	(3)
	TOTAL	647,614		2,604,353

Ashley Cordova	Cash severance	393,750	(7)	1,260,000	(9)
	Benefit continuation	24,460	(8)	32,614	(5)
	Equity acceleration	0		694,708	(3)
	TOTAL	418,210		1,987,322

Pritesh Shah	Cash severance	0	(10)	287,402	(11)
	Benefit continuation	0		32,614	(5)
	Equity acceleration	0		554,769	(3)
	TOTAL	—		874,785

Francis Leonard	Cash severance	356,250	(12)	1,068,750	(13)
	Benefit continuation	24,287	(8)	32,383	(5)
	Equity acceleration	0		562,204	(3)
	TOTAL	380,537		1,663,337

Barak Ben-Arye	Cash severance	284,474	(14)	834,474	(15)
	Benefit continuation	0		0
	Equity acceleration	0		369,607	(3)
	TOTAL	284,474		1,204,081

1.Mr. Danziger is entitled to a lump sum, equal to the positive difference, if any, between his (a) annual base salary and (b) the Contributed Policy Value, as more fully described above. At December 31, 2023, the Contributed Policy Value was $1,156,814, which is in excess of Mr. Danziger's base salary.
2.Mr. Danziger is entitled to a lump sum equal to the positive difference, if any, between (a) the sum of two times his annual base salary plus two times his target annual bonus at the levels in effect at termination, and (b) the Contributed Policy Value, as more fully described above. At December 31, 2023, the Contributed Policy Value was $1,156,814. The potential Cash Severance reported reflects our payment to Mr. Danziger and does not include the Contributed Policy Value.
3.Represents the excess of fair market value of the underlying shares over the exercise price of unvested share options and the fair market value of shares underlying unvested RSUs as of December 31, 2023, to the extent such shares would have become vested and exercisable if a termination of employment following a change in control occurred at December 31, 2023.
4.Mr. Groenhuysen is entitled to a lump sum payment, equal to his annual base salary in effect at termination.

5.Each of Mr. Groenhuysen, Ms. Cordova, Mr. Shah and Mr. Leonard are entitled to the value of payments of COBRA premiums for themselves and their eligible dependents for up to 12 months following date of termination.
6.Mr. Groenhuysen is entitled to a lump sum payment, equal to the sum of two times his base salary plus target annual bonus at the levels in effect at termination.
7.Ms. Cordova is entitled to receive continued payment of 75% of her base salary in effect at termination paid in installments over 9 months from the date of termination.
8.Includes the value of payments of COBRA premiums for the executive and their eligible dependents for up to 9 months following date of termination.
9.Ms. Cordova is entitled to receive an aggregate amount equal to the sum of 1.5 times her base salary plus her target annual bonus at the levels in effect at termination, paid in installments over 18 months from the date of termination.
10.Effective January 1, 2024, Mr. Shah resigned as Chief Growth Officer and became Senior Advisor to the Chief Executive Officer, a non-executive role. He is not eligible to receive a severance payment prior to a change in control.
11.Mr. Shah is entitled to receive an aggregate amount equal to the sum of 1.5 times his base salary times a fraction equal to the number of days remaining until June 30, 2025 (the end of the term of his employment agreement) divided by the total length of the term of the employment agreement, paid in semi-monthly installments through June 30, 2025. The potential Cash Severance reported reflects the payment made as if the Change in Control occurred on April 2, 2024.
12.Mr. Leonard is entitled to receive continued payment of 75% of his base salary in effect at termination paid in installments over 9 months from the date of termination.
13.Mr. Leonard is entitled to receive an aggregate amount equal to the sum of 1.5 times his base salary plus his target annual bonus at the levels in effect at termination, paid in installments over 18 months from the date of termination.
14.Mr. Ben-Arye is entitled to a lump sum, equal to the positive difference, if any, between his (a) annual base salary and (b) the Contributed Policy Value, as more fully described above. At December 31, 2023, the Contributed Policy Value was $155,526. The potential Cash Severance reported reflects our payment to Mr. Ben-Arye and does not include the Contributed Policy Value.
15.Mr. Ben-Arye is entitled to a lump sum equal to the positive difference, if any, between (a) the sum of 1.5 times his annual base salary plus 1.5 times his target annual bonus at the levels in effect at termination, and (b) the Contributed Policy Value, as more fully described above. At December 31, 2023, the Contributed Policy Value was $155,526. The potential Cash Severance reported reflects our payment to Mr. Ben-Arye and does not include the Contributed Policy Value.

Equity Compensation Plan Information
The following table gives information about our Ordinary Shares that may be issued upon the exercise of share options and vesting of RSU awards under all of our existing equity compensation plans as of December 31, 2023, including the 2003 Share Option Plan, the 2013 Share Option Plan, the 2015 Plan and the Employee Share Purchase Plan ("ESPP").

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders	14,352,573	$23.84	28,632,049
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	14,352,573	$23.84	28,632,049

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, below is disclosure regarding executive compensation for our principal executive officer ("PEO" also known as our CEO), and other NEOs and company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. Pursuant to SEC rules, the information in this "Pay Versus Performance" section shall not be deemed to be incorporated by reference into any filing we make under the Securities Act or Exchange Act, unless expressly incorporated by specific reference in such filing. For further information on the Company’s pay-for-performance philosophy and how executive compensation aligns with our performance, refer to the Compensation Discussion and Analysis section of this proxy statement.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Other NEOs (1)	Average Compensation Actually Paid to Other NEOs (2)	Cumulative Total Shareholder Return (3)	Peer Group Cumulative Total Shareholder Return (4)	Net Income (Millions) (5)	Company-Selected Measure: Net Revenue (Millions) (6)
2023	$1,521,026	$(5,225,762)	$5,473,623	$(1,202,184)	$18	$119	$(207)	$509.338
2022	$2,278,951	$2,075,757	$6,477,346	$5,788,737	$87	$114	$(93)	$537.840
2021	$1,179,283	$(31,518,263)	$5,653,771	$(12,875,003)	$89	$126	$(58)	$535.031
2020	$8,956,704	$53,324,965	$7,398,969	$44,401,582	$205	$126	$20	$494.366

(1)     Mr. Danziger is our PEO for each year represented. The other named executive officers represented in the Other NEO average amounts above are:
• 2023: Ms. Cordova, Mr. Groenhuysen, Mr. Leonard, Mr. Shah and Mr. Ben-Arye
• 2022: Ms. Cordova, Mr. Groenhuysen, Mr. Leonard and Mr. Shah
• 2021: Ms. Cordova, Mr. Groenhuysen, Mr. Longsworth and Mr. Shah
• 2020: Mr. Doyle, Ms. Cordova, Mr. Groenhuysen, Mr. Longsworth and Mr. Shah

(2)    The following adjustments were made to summary compensation totals to determine the Compensation Actually Paid values to our PEO and the Average Compensation Actually Paid values to our Other NEOs. The Fair Value of Equity Award values were determined using a Black-Scholes option-pricing model. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year.

	2023	2022	2021	2020
Summary Compensation Table Total for PEO	$1,521,026	$2,278,951	$1,179,283	$8,956,704
Subtract: Grant Date Fair Value of Equity Awards	$—	$(579,437)	$—	$(6,946,850)
Add: Year-end Fair Value of Equity Awards Granted in the Applicable Fiscal Year that are Outstanding and Unvested	$—	$498,330	$—	$17,328,572
Add (Subtract): Year over Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Year	$(6,801,975)	$(186,784)	$(31,193,820)	$34,084,824
Add (Subtract): Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	$55,187	$64,697	$(1,503,726)	$(98,284)
Add: Value of Dividends on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—	$—
Compensation Actually Paid to PEO	$(5,225,762)	$2,075,757	$(31,518,263)	$53,324,965

	2023	2022	2021	2020
Average Summary Compensation Table Total for Other NEOs	$5,473,623	$6,477,346	$5,653,771	$7,398,969
Subtract: Grant Date Fair Value of Equity Awards	$(4,661,927)	$(5,608,911)	$(5,122,931)	$(6,125,015)
Add: Year-end Fair Value of Equity Awards Granted in the Applicable Fiscal Year that are Outstanding and Unvested	$637,101	$5,003,251	$1,559,370	$16,047,959
Add (Subtract): Year over Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Year	$(3,671,596)	$(121,327)	$(13,778,889)	$33,150,418
Add (Subtract): Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	$1,020,615	$38,378	$(1,186,323)	$(6,070,749)
Add: Value of Dividends on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—	$—
Average Compensation Actually Paid to Other NEOs	$(1,202,184)	$5,788,737	$(12,875,003)	$44,401,582

(3)    Cumulative Total Shareholder Return (“TSR”) represents the price appreciation of our Ordinary Shares plus dividends paid (assuming reinvestment) during the measurement period beginning as of market close December 31, 2019 through December 31 of the year noted.
(4)    The peer group represented is the NASDAQ Biotechnology Index Index which is the peer group represented in Part II, Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities of our Annual Report. The Cumulative TSR for the peer group reflects weighting of each constituent company’s TSR by its stock market capitalization.
(5)     Net Income amounts reported here are the net income amounts reflected in the our audited consolidated financial statements for the applicable years.
(6)     Net Revenue amounts reported here are the net revenue amounts reflected in the our audited consolidated financial statements for the applicable years.

The following chart sets forth the relationship between Compensation Actually Paid ("CAP") to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Cumulative TSR over the four most recently completed fiscal years.
The chart below illustrates the mostly positive correlation between Compensation Actually Paid and the TSR of our Ordinary Shares and of the Nasdaq Biotechnology index over the same period. The TSR amounts in the graph assume the investment of $100 on December 31, 2019 and the reinvestment of any dividends paid. This correlation is to be expected due to the significant value equity awards have as a percentage of our NEOs’ total overall compensation packages. This relationship can be seen for both our PEO and our other NEOs as a group most notably in 2020 and 2021. Our PEO has not received significant equity awards since 2020 (see "Long-Term Incentives - 2020 Performance Awards to CEO and Executive Chairman" on page 56).
Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Net Income during the four most recently completed fiscal years.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Revenue.
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Net Revenue during the four most recently completed fiscal years.
Tabular List of Most Important Financial Performance Measures
The following table presents the financial and other performance measures that we consider to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2023 to our performance. The measures below are not ranked:
Net Revenue
TSR
Adjusted EBITDA
New Patient Starts
Clinical Trial Milestones

2023 PAY RATIO
As required by SEC rules, we are disclosing the median of the annual total compensation of our employees (excluding the CEO), the annual total compensation of our CEO, Mr. Asaf Danziger, and the ratio of these two amounts.
We have estimated the median of the 2023 annual total compensation of our employees, excluding our CEO, to be $141,515. The 2023 annual total compensation of our CEO as reported in the Summary Compensation Table, is $1,521,026. The ratio of the total compensation of our CEO to the estimated median of the annual total compensation of our employees was 10.75 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
The following paragraphs provide important context related to our employee population and describe the methodology and the material assumptions, adjustments, and estimates that we used to calculate this ratio.
We are a global company with both operations and executives located throughout the world. As of December 31, 2023, our workforce consisted of approximately 1,497 full-time and part-time employees, including hourly employees, who worked for our parent company and consolidated subsidiaries. In determining the employee population to be used to calculate the compensation of the median employee, we included employees in all countries.
We included all of our full-time and part-time employees globally, but excluded our CEO. We annualized the compensation of full-time and part-time employees who were hired during the measurement period but did not work for us for the entire period. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes. We did not make any cost of living adjustments.
For purposes of this disclosure, the date used to identify the "median employee" was October 31, 2023. To identify the “median employee,” we utilized the 2023 base salary, annual cash incentive and other cash compensation, and equity compensation for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We grant equity to most of our employee population, so including equity compensation is representative of our employee population.
Using this measure, we identified a “median employee” who is a full-time, salaried employee located in the United States. For 2023, the employee had an annual total compensation of $141,515, calculated in accordance with the Summary Compensation Table disclosure rules and comprised of base salary, a cash bonus and the grant date fair value of equity compensation.
The SEC’s rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables present information as to the beneficial ownership of our Ordinary Shares as of April 2, 2024 for:
•each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Ordinary Shares;
•each named executive officer as set forth in the summary compensation table included in this proxy statement;
•each of our directors and director nominees; and
•all current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership of our Ordinary Shares in the tables is based on 107,606,309 Ordinary Shares issued and outstanding on April 2, 2024. Ordinary Shares subject to options that are currently exercisable or exercisable within 60 days of April 2, 2024 or other stock awards that vest within that time are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Novocure, 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA.

Ownership of Management

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Ordinary Shares	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
Directors and Named Executive Officers:
Barak Ben-Arye (1)	117,122	31,985	149,107	*
Ashley Cordova (2)	219,867	87,625	307,492	*
Asaf Danziger (3)	13,989	411,241	425,230	*
William Doyle (4)	551,176	2,185,802	2,736,978	2.49%
Wilhelmus Groenhuysen (5)	251,235	1,373,936	1,625,171	1.49%
Jeryl Hilleman (6)	2,537	58,741	61,278	*
David Hung (7)	9,141	62,427	71,568	*
Kinyip Gabriel Leung (8)	79,139	19,635	98,774	*
Francis Leonard (9)	180,576	110,749	291,325	*
Martin Madden (10)	15,620	63,131	78,751	*
Allyson Ocean (11)	—	4,663	4,663	*
Timothy Scannell (12)	3,928	16,629	20,557	*
Pritesh Shah (13)	119,794	336,601	456,395	*
Kristin Stafford (14)	—	5,291	5,291	*
William Vernon (15)	165,797	79,085	244,882	*
All directors and current executive officers as a group (19 persons)	2,131,131	4,948,901	7,080,032	6.29%
 *    Represents beneficial ownership of less than one percent of our outstanding Ordinary Shares.
(1)Represents 20,128 Ordinary Shares and 96,994 time-based unvested RSUs held by Mr. Ben-Arye and 31,985 Ordinary Shares underlying options exercisable by Mr. Ben-Arye within 60 days of April 2, 2024.
(2)Represents 89,824 Ordinary Shares and 130,043 time-based unvested RSUs held by Ms. Cordova and 87,625 Ordinary Shares underlying share options exercisable by Ms. Cordova within 60 days of April 2, 2024.
(3)Represents 13,989 Ordinary Shares held by Mr. Danziger and 411,241 Ordinary Shares underlying share options exercisable by Mr. Danziger within 60 days of April 2, 2024.
(4)Represents 413,009 Ordinary Shares held by Mr. Doyle and 138,167 Ordinary Shares held by WFD-GP II, LLC. Mr. Doyle is a managing director of WFD Ventures LLC, which is the sole member of WFD-GP II, LLC. As such, Mr. Doyle’s ownership includes the beneficial ownership of 138,167 Ordinary Shares held by WFD-GP II, LLC. Mr. Doyle disclaims beneficial ownership in such shares to the extent that he does not have a pecuniary interest. Includes 2,185,802 Ordinary Shares underlying share options exercisable by Mr. Doyle within 60 days of April 2, 2024.
(5)Represents 182,460 Ordinary Shares and 68,775 time-based unvested RSUs held by Mr. Groenhuysen and 1,373,936 Ordinary Shares underlying share options exercisable by Mr. Groenhuysen, or trusts established by Mr. Groenhuysen for estate planning purposes, within 60 days of April 2, 2024.
(6)Represents 2,537 Ordinary Shares held by Ms. Hilleman and 58,741 Ordinary Shares underlying share options exercisable by Ms. Hilleman within 60 days of April 2, 2024.
(7)Represents 9,141 Ordinary Shares held by Dr. Hung and 62,427 Ordinary Shares underlying share options exercisable by Dr. Hung within 60 days of April 2, 2024.

(8)Represents 75,286 Ordinary Shares and 3,853 time-based unvested RSUs held by Mr. Leung and 19,635 Ordinary Shares underlying share options exercisable by Mr. Leung within 60 days of April 2, 2024.
(9)Represents 55,570 Ordinary Shares and 125,006 time-based unvested RSUs held by Mr. Leonard and 110,749 Ordinary Shares underlying share options exercisable by Mr. Leonard within 60 days of April 2, 2024.
(10)Represents 15,620 Ordinary Shares held by Mr. Madden and 63,131 Ordinary Shares underlying share options exercisable by Mr. Madden within 60 days of April 2, 2024.
(11)Represents no Ordinary Shares held by Dr. Ocean and 4,663 Ordinary Shares underlying share options exercisable by Dr. Ocean within 60 days of April 2, 2024.
(12)Represents 75 Ordinary Shares and 3,853 time-based unvested RSUs held by Mr. Scannell and 16,629 Ordinary Shares underlying share options exercisable by Mr. Scannell within 60 days of April 2, 2024.
(13)Represents 99,854 Ordinary Shares and 19,940 time-based unvested RSUs held by Mr. Shah and 336,601 Ordinary Shares underlying share options exercisable by Mr. Shah within 60 days of April 2, 2024.
(14)Represents no Ordinary Shares held by Ms. Stafford and 5,291 Ordinary Shares underlying share options exercisable by Ms. Stafford within 60 days of April 2, 2024.
(15)Represents 161,944 Ordinary Shares and time-based unvested 3,853 RSUs held by Mr. Vernon and 79,085 Ordinary Shares underlying share options exercisable by Mr. Vernon within 60 days of April 2, 2024.

Ownership of Certain Beneficial Owners
As of April 2, 2024, our records and a review of relevant SEC filings indicated that the following shareholders were the beneficial owners of more than 5% of our Ordinary Shares.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percent
FMR LLC (1)	15,962,765	14.8%
The Vanguard Group (2)	9,759,087	9.1%
Capital International Investors (3)	8,896,076	8.3%
BlackRock, Inc. (4)	8,792,035	8.2%
Hansjoerg Wyss (5)	8,141,397	7.6%

(1)As reported on Schedule 13G/A filed by FMR LLC (“FMR”) with the SEC on February 9, 2024. The address for FMR is 245 Summer Street, Boston, MA 02210. FMR has indicated that it holds our Ordinary Shares together with certain of its subsidiaries. FMR reported sole voting power with respect to 15,961,924 shares, and sole dispositive power with respect to 15,962,765 shares.
(2)As reported on Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has indicated that it holds shares of our Ordinary Shares together with certain of its subsidiaries. Vanguard reported shared voting power with respect to 48,667 shares, sole dispositive power with respect to 9,603,251 shares and shared dispositive power with respect to 155,836 shares.
(3)As reported on Schedule 13G/A filed by Capital International Investors (“CII”) with the SEC on February 9, 2023. The address for CII is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. CII has indicated that it is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "investment management entities"). CII's divisions of each of the investment management entities collectively provide investment management services under the name "Capital International Investors." CII reported sole voting power with respect to 8,116,274 shares, and sole dispositive power with respect to 8,896,076 shares.
(4)As reported on Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 9, 2024. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. BlackRock has indicated that it holds shares of our Ordinary Shares together with certain of its subsidiaries. BlackRock reported sole voting power with respect to 8,289,964 shares and sole dispositive power with respect to 8,792,035 shares.
(5)As reported on Schedule 13G/A filed by Mr. Wyss with the SEC on February 1, 2021, includes the beneficial ownership of 8,141,397 Ordinary Shares. The address for Mr. Wyss is c/o Loreda, 138 Mt. Auburn St, Cambridge, MA 02138. Mr. Wyss reported sole voting and dispositive power with respect to 8,141,397 shares.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Ordinary Shares and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2023, all officers, directors and greater than 10% beneficial owners required to meet Section 16(a) filing requirements filed all such reports on a timely basis except for one Form 3 for Dr. Moshe Giladi, which was not filed on a timely basis.

ADDITIONAL INFORMATION

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
Once you have received notice from the Company or your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify the Company or your broker that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may notify your broker or direct your written request to: Investor Relations, NovoCure Limited, at 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania, 19087, USA. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered.

Presentation of Accounts
Under Jersey law, the directors are required to present the accounts of the company and the reports of the directors and auditors before the shareholders at a general meeting. Therefore, our accounts for the fiscal year ended December 31, 2023 will be presented to the shareholders at the Annual Meeting.

Shareholder Proposals and Nominations for the 2025 Annual General Meeting of Shareholders
To be considered for inclusion in our proxy materials for the 2025 annual general meeting of shareholders pursuant to the SEC’s Rule 14a-8, shareholder proposals must be submitted in writing by December 25, 2023 to our company secretary at Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF. Otherwise, if you wish to submit a proposal to be considered at the 2025 annual general meeting of shareholders or nominate a director for election at such meeting, you must submit notice to NovoCure’s company secretary at the address above between February 7, 2024 and March 9, 2024. You are also advised to review our Articles, which contain additional requirements related to our advance notice procedures. A copy of our Articles may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also request a copy of our Articles, without charge, from Investor Relations, NovoCure Limited, at 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA.

Other Matters
As of the date of this Proxy Statement, our Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the shareholders, proxies will be voted in accordance with the recommendation of our Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports
Our Annual Report will be mailed with this Proxy Statement to those shareholders that request and receive a copy of the proxy materials in the mail. Shareholders that received the Notice of Internet Availability can access the Annual Report and this Proxy Statement on the website referenced on the Notice of Internet Availability. The Annual Report and this Proxy Statement are also available on our investor relations website at www.novocure.com and at the SEC’s website at www.sec.gov.
Upon written request by a Novocure shareholder, we will mail without charge a copy of our Annual Report, including our Annual Report on Form 10-K and the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, NovoCure Limited, at 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA.
By Order of the Board of Directors
William F. Doyle
Chairman of the Board of Directors
April 22, 2024

Exhibit A
Proposed 2024 Omnibus Incentive Plan

NOVOCURE LIMITED
__________________________
2024 OMNIBUS INCENTIVE PLAN
__________________________
ARTICLE I
PURPOSE
The purpose of this NovoCure Limited 2024 Omnibus Incentive Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by enabling the Company to offer Eligible Employees, Consultants and Non‑Employee Directors incentive awards in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s shareholders. The Plan, as set forth herein, is effective as of the Effective Date (as defined in Article XIV).
ARTICLE II
DEFINITIONS
For purposes of this Plan, the following terms shall have the following meanings:
2.1    “Acquisition Event” has the meaning set forth in Section 4.2(d).
2.2    “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of shares, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of shares, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided, however, that if the Ordinary Shares subject to any Award does not constitute “service recipient stock” for purposes of Section 409A of the Code, the Company intends that such award shall be designed to comply with or be exempt from Section 409A of the Code.
2.3    “Appreciation Award” means any Award under this Plan of any Share Option or Other Share-Based Award, provided that such Other Share-Based Award is based on the appreciation in value of an Ordinary Share in excess of an amount equal to at least the Fair Market Value of the Ordinary Share on the date such Other Share-Based Award is granted.
2.4    “Award” means any award under this Plan of any Share Option, Restricted Shares, Other Share-Based Awards and/or Performance-Based Cash Awards.
2.5    “Board” means the Board of Directors of the Company.
2.6    “Cause” means, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following, as determined by the Committee in its sole discretion: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the

Award (or where there is such an agreement but it does not define “cause” (or words of like import)) and if “cause” is not defined in the applicable Award agreement, termination due to (i) the Participant’s being convicted of, or plea of guilty or nolo contendere (or similar plea) to, any crime (x) for which the penalty could include incarceration for a period longer than 364 days (e.g., a felony) under applicable national or local law or (y) involving moral turpitude; (ii) perpetration by the Participant of any other illegal, dishonest or fraudulent act that did or could cause economic injury to the Company or any of its Affiliates or any act of moral turpitude by the Participant; (iii) the Participant’s insubordination, refusal to perform, deliberate failure to adequately perform or grossly unsatisfactory performance of their duties or responsibilities for any reason other than illness or incapacity, provided that the Participant is given notice and an opportunity to effectuate a cure; or (v) the Participant’s willful misconduct with regard to the Company; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import) or if “cause” is defined in the applicable Award agreement, “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means a Termination of Directorship pursuant to Articles 25.1.3, 25.1.6 or 25.1.7 of the Company’s Articles of Association in effect as of the Effective Date or substantively similar provisions of the Company’s Articles of Association as amended thereafter.
2.7    “Change in Control” has the meaning set forth in Section 10.2.
2.8    “Change in Control Price” has the meaning set forth in Section 10.1.
2.9    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.
2.10    “Committee” means: (a) with respect to the application of this Plan to Eligible Employees and Consultants, the Compensation Committee of the Board, or such other committee or subcommittee of the Board appointed from time to time by the Board, which Compensation Committee, committee or subcommittee shall consist of two or more non-employee directors, each of whom is intended to be (i) to the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, a “nonemployee director” as defined in Rule 16b-3; and (ii) an “independent director” as defined under NASDAQ Listing Rules, the NYSE Listed Company Manual or such other applicable stock exchange rule, as applicable and as amended and/or restated from time to time; and (b) with respect to the application of this Plan to Non-Employee Directors, the Board. To the extent that no Committee exists which has the authority to administer this Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed references to the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.
2.11    “Company” means NovoCure Limited, a public limited company incorporated under the laws of Jersey, Channel Islands, and its successors by operation of law.
2.12    “Consultant” means any natural person who is not an Eligible Employee and who provides bona fide consulting or advisory services to the Company or its Affiliates, provided that such services are not in connection with the offer and sale of securities in a capital-raising transaction, and do not, directly or indirectly, promote or maintain a market for the Company’s or its Affiliates’ securities.
2.13    “Detrimental Activity” means: (a) the disclosure to anyone outside the Company or its Affiliates, or the use in any manner other than in the furtherance of the Company’s or its Affiliate’s business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company or its Affiliates that is acquired by a Participant prior to the Participant’s Termination; (b) activity while employed or performing services that results, or if known could result, or if known prior to the Participant’s Termination could have resulted in the Participant’s Termination being classified by the Company as for Cause; or (c) breach of any agreement between the Participant and the Company or an Affiliate (including, without limitation, any written employment agreement or noncompetition or non-solicitation agreement). For purposes of subsection (a) above, the Chief Executive Officer of the Company (or their designee as evidenced in writing) shall have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall each have authority to provide the Participant with such authorization, provided that in the case of the Chief Executive Officer, the Board shall have the authority to provide the Chief Executive Officer with written authorization to engage in the activities contemplated thereby and no other person shall each have authority to provide the Chief Executive Officer with such authorization. Notwithstanding the foregoing or any other provision in the Plan, any Award agreement or otherwise, nothing herein shall prohibit a Participant from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation (it being understood that the Participant does not need the Company’s prior authorization to make any such reports or disclosures and the Participant is not required to notify the Company that the Participant has made such reports or disclosures).
2.14    “Disability” means with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee, in its sole discretion, of the Disability. Notwithstanding the foregoing, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code. Notwithstanding the foregoing, for an Award under the Plan that provides for vesting and/or payment or settlement triggered upon a Disability and that constitutes a Section 409A Covered Award, the foregoing definition shall apply for purposes of vesting of such Award, provided that for purposes of payment or settlement of such Award, such Award shall not be paid (or otherwise settled) until the earliest of: (A) the Participant’s “disability” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code, (B) the Participant’s “separation from service” within the meaning of Section 409A of the Code and (C) the date such Award would otherwise be settled pursuant to the terms of the Award agreement.
2.15    “Effective Date” means the effective date of the Plan as defined in Article XIV.
2.16    “Eligible Employees” means each employee of the Company or an Affiliate.
2.17     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder. Any references to any section of or regulation under the Exchange Act shall also be a reference to any successor provision.
2.18    “Fair Market Value” means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the closing price of the Ordinary Shares on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded; or (b) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority or if the Ordinary Shares shall not have been reported or quoted on such date, on the first day prior thereto on which the Ordinary Shares were reported or quoted. If the Ordinary Shares are not traded, listed or otherwise reported or quoted, then Fair Market Value means the fair market value of the Ordinary Shares as determined by the Committee in good faith in whatever manner it considers appropriate taking into account the requirements of Section 422 of the Code or

Section 409A of the Code, as applicable. For purposes of the grant of any Award, the applicable date shall be the trading day on which the Award is granted, or if such grant date is not a trading day, the trading day immediately prior to the date on which the Award is granted. For the purposes of the exercise of any Award the applicable date shall be the date a notice of exercise is received by the Committee (or its designee) or, if not a day on which the applicable market is open, the next day that it is open. Notwithstanding the foregoing, the Company may in its discretion use the closing price of the Ordinary Share on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding.
2.19    “Family Member” means “family member” as defined in Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time.
2.20    “Incentive Share Option” means any Share Option awarded to an Eligible Employee of the Company, its Subsidiaries or its Parent (if any) under this Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.
2.21    “Non-Employee Director” means a director of the Company who is not an active employee of the Company or an Affiliate.
2.22    “Non-Qualified Share Option” means any Share Option awarded under this Plan that is not an Incentive Share Option.
2.23    “Ordinary Shares” means the ordinary shares of the Company, no par value.
2,24    “Other Extraordinary Event” has the meaning set forth in Section 4.2(b).
2.25    “Other Share-Based Award” means an Award under Article VIII of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Ordinary Shares, including, without limitation, an Award valued by reference to an Affiliate.
2.26    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.
2.27    “Participant” means an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been granted pursuant to this Plan.
2.28    “Performance-Based Cash Award” means a cash Award under Article IX of this Plan that is payable or otherwise based on the attainment of certain pre-established performance criteria during a Performance Period.
2.29    “Performance Goals” has the meaning set forth in Exhibit A.
2.30    “Performance Period” means such period (as specified by the Committee) over which the attainment of any performance criteria (including, the Performance Goals) is to be measured.
2.31    “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, incorporated organization, governmental or regulatory or other entity.
2.32    “Plan” means this NovoCure Limited 2024 Omnibus Incentive Plan, as amended from time to time in accordance with its terms.
2.33    “Prior Plan” means the NovoCure Limited 2015 Omnibus Incentive Plan.
2.34    “Restricted Shares” means an Award of Ordinary Shares under this Plan that is subject to restrictions under Article VII.

2.35    “Restriction Period” has the meaning set forth in Subsection 7.3(a) with respect to Restricted Shares.
2.36    “Rule 16b-3” means Rule 16b‑3 under Section 16(b) of the Exchange Act.
2.37    “Section 4.2 Event” has the meaning set forth in Section 4.2(b).
2.38    “Section 409A Covered Award” has the meaning set forth in Section 13.14.
2.39    “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury regulations thereunder.
2.40    “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Any reference to any section of or regulation under the Securities Act shall also be a reference to any successor provision.
2.41    “Share Option” or “Option” means any option to purchase Ordinary Shares granted to Eligible Employees, Non-Employee Directors or Consultants pursuant to Article VI.
2.42    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
2.43    “Substitute Award” shall mean an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Appreciation Award.
2.44    “Ten Percent Shareholder” means a person owning shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, its Subsidiaries or its Parent.
2.45    “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable. Notwithstanding the foregoing, with respect to any Award that constitutes a Section 409A Covered Award, the payment of which is triggered by a Participant’s Termination, “Termination” shall mean a “separation from service” as defined under Section 409A of the Code.
2.46    “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non‑Employee Director upon the termination of their consultancy, unless otherwise determined by the Committee in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non‑Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award agreement.
2.47    “Termination of Directorship” means that the Non‑Employee Director has ceased to be a director of the Company; except that if a Non‑Employee Director becomes an Eligible Employee or a Consultant upon the termination of their directorship, their ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.
2.48    “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or approved personal leave of absence) of a Participant from the Company and its

Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non‑Employee Director upon the termination of their employment, unless otherwise determined by the Committee in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non‑Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award agreement.
2.49    “Transfer” means: (a) when used as a noun, any direct or indirect transfer, offer, sale, assignment, pledge, lease, donation, grant, gift, bequest, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, offer, sell, assign, pledge, lease, donate, grant, gift, bequest, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.
ARTICLE III
ADMINISTRATION
3.1    The Committee. The Plan shall be administered and interpreted by the Committee.
3.2    Grants of Awards. The Committee shall have full authority and discretion, as provided in Section 3.4, to grant and administer, pursuant to the terms of this Plan, to Eligible Employees, Consultants and Non-Employee Directors: (i) Share Options; (ii) Restricted Shares; (iii) Other Share-Based Awards; and (vi) Performance-Based Cash Awards. In particular, the Committee shall have the authority to:
(a)select the Eligible Employees, Consultants and Non-Employee Directors to whom Awards may from time to time be granted hereunder;
(b)determine, in its sole discretion, whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Employees, Consultants or Non-Employee Directors;
(c)determine, in its sole discretion, the number of Ordinary Shares to be covered by each Award granted hereunder;
(d)determine, in its sole discretion, the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction, forfeiture or limitation, any vesting schedule or acceleration or waiver thereof, regarding any Award and the Ordinary Shares relating thereto, based on such factors, if any, as the Committee shall determine in its sole discretion);
(e)determine, in its sole discretion, whether, to what extent and under what circumstances grants of Options and other Awards under this Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;
(f)determine, in its sole discretion, whether, to what extent and under what circumstances Ordinary Shares and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or may be deferred at the election of the Participant in any case, in a manner intended to comply with or be exempt from Section 409A of the Code;
(g)determine, in its sole discretion, whether a Share Option is an Incentive Share Option or Non‑Qualified Share Option;
(h)determine, in its sole discretion, whether to require a Participant, as a condition of the granting of any Award, to refrain from selling or otherwise disposing of shares acquired pursuant to an Award for a period of time as determined by the Committee in its sole discretion, following the date of the acquisition of such Award;
(i)set the performance criteria and the Performance Period with respect to any Award for which the grant, vesting or payment of such Award is conditioned upon the attainment of specified performance criteria and to certify the attainment of any such performance criteria;
(j)adopt, alter and repeal sub-plans or programs under the Plan as it shall deem necessary or advisable;
(k)amend, after the date of grant, the terms that apply to an Award, provided that such amendment does not substantially impair the Participant’s rights under the Award and, if so, substantially impairs the Participant’s rights, such amendment shall be subject to the Participant’s consent;
(l)generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of this Plan;
(m)construe and interpret the terms and provisions of the Plan and any Award (and any agreements relating thereto); and
(n)correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto.
3.3    Guidelines. Subject to Article XI hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of this Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws and may impose any limitations and restrictions that it deems necessary to comply with the applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, this Plan is intended to comply with the applicable requirements of Rule 16b-3, and this Plan shall be construed and interpreted in a manner so as to comply therewith.
3.4    Decisions Final. Any decision, interpretation or other action made or taken by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the sole and absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5    Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the Articles of Association of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone or video conference or by written/electronic consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the Articles of Association of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.
3.6    Designation of Consultants/Liability.
(a)The Committee may, to the extent permitted by applicable law and applicable exchange rules, designate employees of the Company and professional advisors to assist the Committee in the administration of this Plan. To the extent permitted by applicable law and applicable exchange rules, the Committee may(i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) authorize one or more executive officers to do one or more of the following with respect to individuals who are not subject to Section 16 of the Exchange Act (A) designate Eligible Employees and Consultants to be recipients of Awards and (B) determine the number of shares subject to such Awards to be received by such Eligible Employees and Consultants; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Ordinary Shares subject to Awards that such officer(s) may so award and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.
(b)The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to subsection (a) above shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law, no employee of the Company or any Affiliate or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.
3.7    Indemnification. To the maximum extent permitted by applicable law and the Memorandum of Association and Articles of Association of the Company, and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such employee’s, officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Memorandum of Association or Articles of Association of the Company or any Affiliate, any contractual indemnification obligations or otherwise. Notwithstanding anything else herein, this indemnification will not create or imply any right for indemnification by the Company against the loss of any erroneously awarded compensation pursuant to any clawback policy maintained by the Company or an Affiliate.

ARTICLE IV
SHARE LIMITATION
4.1    Shares.
(a)General Limitations. The maximum aggregate number of Ordinary Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under this Plan, other than Substitute Awards, shall (subject to adjustment pursuant to Sections 4.1 and 4.2) be equal to 9,000,000 shares, less one share for every one share granted under the Prior Plan after April 2, 2024 and prior to the Effective Date, any of which may be granted as Incentive Share Options. After the Effective Date, no awards may be granted under the Prior Plan, but such Prior Plan shall remain outstanding with respect to awards granted under the Prior Plan prior to the Effective Date. The number of Ordinary Shares that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of Ordinary Shares which become subject to outstanding Awards, other than Substitute Awards. Shares issued under this Plan may be either authorized and unissued Ordinary Shares or Ordinary Shares held in or acquired for the treasury of the Company, or both.
(b)If, other than with respect to Substitute Awards, (i) any Ordinary Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Ordinary Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Ordinary Shares subject to such Award, such Ordinary Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Ordinary Shares available for grant under the Plan or (ii) after April 2, 2024 any Ordinary Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise terminates without issuance of such Ordinary Shares, or an award under any Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Ordinary Shares subject to such award, then in each such case the Ordinary Shares subject to the Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Ordinary Shares available for grant under the Plan on a one-for-one basis.
(c)In the event that (i) any Award granted hereunder (other than a Substitute Award) is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, or (ii) withholding tax liabilities arising from such Award (other than a Substitute Award) are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, then in each such case the shares so tendered or withheld shall be added to the shares available for grant under the Plan on a one-for-one basis. In the event that after April 2, 2024 (i) any award the Prior Plan is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, or (ii) withholding tax liabilities arising from such awards are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, then in each such case the shares so tendered or withheld shall be added to the shares available for grant under the Plan on a one-for-one basis.
(d)Individual Participant Limitations for Nonemployee Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year, shall not exceed $750,0000, or $1,500,0000 for the first year providing such services; provided, however, that the limitation described in this Section shall be determined without regard to amounts paid to a non-employee director during any period in which such individual was an employee or consultant (other than grants of awards paid for service in their capacity as a non-employee director), and any severance and other payments such as consulting fees paid to a non-employee director for such director’s prior or current service to the Company or any Subsidiary other than serving as a director shall not be taken into account in applying the limit provided above. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.
4.2    Changes.
(a)The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference shares ahead of or affecting the Ordinary Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, (vi) any Acquisition Event or (vii) any other corporate act or proceeding.
(b)Subject to the provisions of Section 4.2(d), if there shall occur any such change in the capital structure or business of the Company by reason of any share split, reverse share split, share dividend, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, issuance of rights or warrants to purchase any Ordinary Shares or securities convertible into Ordinary Shares, any sale or transfer of all or part of the Company’s assets or business, or any other corporate transaction or event that would be considered an “equity restructuring” within the meaning of FASB ASC Topic 718 (each, a “Section 4.2 Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award or subject to other outstanding Awards granted under the Plan, and/or (iii) the purchase price thereof, shall be appropriately adjusted by the Committee as the

Committee determines, in its sole discretion, to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. In connection with any Section 4.2 Event, the Committee may provide for the cancellation of any outstanding Awards and payment in cash or other property in exchange therefore. In addition, subject to Section 4.2(d), if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), then the Committee may adjust any Award and make such other adjustments to the Plan as described in subsections (i) through (iv) above. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and shall be executed in such manner as the Committee may deem appropriate to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event. Notwithstanding the foregoing, (i) any adjustments made pursuant to Section 4.2 to Awards that are considered “non-qualified deferred compensation” within the meaning of Section 409A of the Code shall be made in a manner intended to comply with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 4.2 to Awards that are not considered “non-qualified deferred compensation” subject to Section 409A of the Code shall be made in a manner intended to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.
(c)Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan.
(d)In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Ordinary Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may terminate all outstanding and unexercised Share Options, or any Other Share-Based Award that is an Appreciation Award, effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of their Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void and the applicable provisions of Section

4.2(b) and Article X shall apply. For the avoidance of doubt, in the event of an Acquisition Event, the Committee may terminate any Appreciation Award for which the exercise price is equal to or exceeds the Fair Market Value without payment of consideration therefore. If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) and Article X shall apply.
4.3    Minimum Purchase Price. Notwithstanding any provision of this Plan to the contrary, if authorized but previously unissued Ordinary Shares are issued under this Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V
ELIGIBILITY
5.1    General Eligibility. All Eligible Employees, Consultants, Non-Employee Directors and, subject to Section 5.3 below, prospective employees and prospective consultants of the Company and its Affiliates, are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion. Notwithstanding anything herein to the contrary, no Award under which a Participant may receive Ordinary Shares may be granted under this Plan to an Eligible Employee, Consultant or Non-Employee Director of any Affiliate if such Ordinary Shares do not constitute “service recipient stock” for purposes of Section 409A of the Code with respect to such Eligible Employee, Consultant or Non-Employee Director unless such Award is structured in a manner intended to comply with, or be exempt from, Section 409A of the Code.
5.2    Incentive Share Options. Notwithstanding anything herein to the contrary, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Share Options under this Plan. Eligibility for the grant of an Incentive Share Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.
5.3    General Requirement. The grant, vesting and exercise of Awards granted to a prospective employee or prospective consultant of the Company and its Affiliates are conditioned upon such Person actually becoming an Eligible Employee or Consultant. Awards may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit; provided, however, that no Award may be granted to an Eligible Employee or Consultant or Non-Employee Director unless the Company determines, in its sole discretion, that the Award will comply with applicable laws, including the securities laws of all relevant jurisdictions (and, in the case of an Award to be made to a new Eligible Employee or Consultant who has not performed prior services for the Company, the Company may require payment for the Ordinary Shares by cash or check to the extent required or deemed advisable by the Committee, in its sole discretion, in order to ensure proper issuance of the shares in compliance with applicable law).
ARTICLE VI
SHARE OPTIONS
6.1    Options. Share Options may be granted alone or in addition to other Awards granted under this Plan. Each Share Option granted under this Plan shall be of one of two types: (a) an Incentive Share Option or (b) a Non-Qualified Share Option.
6.2    Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Share Options, Non-Qualified Share Options, or both types of Share Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-

Qualified Share Options. To the extent that any Share Option does not qualify as an Incentive Share Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Share Option or the portion thereof which does not qualify shall constitute a separate Non-Qualified Share Option.
6.3    Incentive Share Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Share Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.
6.4    Terms of Options. Share Options granted under this Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:
(a)Exercise Price. The exercise price per Ordinary Share subject to a Share Option shall be determined by the Committee in its sole discretion at the time of grant, provided that the per share exercise price of a Share Option shall not be less than 100% (or, in the case of an Incentive Share Option granted to a Ten Percent Shareholder, 110%) of the Fair Market Value of the Ordinary Shares at the time of grant.
(b)Share Option Term. The term of each Share Option shall be fixed by the Committee, provided that no Share Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Share Option granted to a Ten Percent Shareholder shall not exceed five years.
(c)Exercisability. Share Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, in its sole discretion, at grant. If the Committee provides that any Share Option is exercisable subject to certain limitations (including, without limitation, that such Share Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Share Option may be exercised), based on such factors, if any, as the Committee shall determine in its sole discretion.
Unless otherwise determined by the Committee, in its sole discretion, at grant, the Share Option agreement shall provide that (A) in the event the Participant engages in Detrimental Activity prior to any exercise of the Share Option, all Share Options (whether vested or unvested) held by the Participant shall thereupon terminate and expire, (B) as a condition of the exercise of a Share Option, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (C) in the event the Participant engages in Detrimental Activity during the one-year period commencing on the date the Share Option is exercised, the Company shall be entitled to recover from the Participant, at any time within one year after such Detrimental Activity, and the Participant shall pay over to the Company, the Ordinary Shares received from such exercise, or, if such Ordinary Shares have been transferred, an amount equal to Fair Market Value of such Ordinary Shares on the date of such exercise, or such other appropriate lesser amount as the Committee may determine in its sole discretion. The foregoing provisions described in subsections (A), (B) and (C) shall cease to apply upon a Change in Control.
(d)Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, to the extent vested, Share Options may be exercised in whole or in part at any time during the Share Option term, by giving written notice of exercise to the Company (or its designee) specifying the number of Ordinary Shares to be purchased. Such notice shall be in a form acceptable to the Company and shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Ordinary Shares are traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of Share Options or by payment in full or in part in the form of Ordinary Shares owned by the Participant (for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Ordinary Shares on the payment date as determined by the Committee in its sole discretion). No Ordinary Shares shall be issued until payment therefor, as provided herein, has been made or provided for. For the avoidance of doubt, the Company may not use the cash proceeds it receives from Share Option exercises to repurchase Ordinary Shares on the open market for reuse under the Plan.
(e)Non-Transferability of Options. No Share Option shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Share Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant, or if no rights of the Participant are substantially impaired, thereafter, that a Non-Qualified Share Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Share Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms and conditions of this Plan and the applicable Award agreement. Any Ordinary Shares acquired upon the exercise of a Non-Qualified Share Option by a permissible transferee of a Non-Qualified Share Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Share Option shall be subject to the terms and conditions of this Plan and the applicable Award agreement.
(f)Termination by Death or Disability. Unless otherwise determined by the Committee, in its sole discretion, at the time of grant in an Award agreement, or if no rights of the Participant are substantially impaired, thereafter, if Participant’s Termination is by reason of death or Disability, all Share Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or, in the case of death or incapacity, by the legal representative of the Participant or the Participant’s estate) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Share Options.
(g)Involuntary Termination Without Cause or Voluntary Termination. Unless otherwise determined by the Committee, in its sole discretion, at grant in an Award agreement, or if no rights of the Participant are substantially impaired, thereafter, if a Participant’s Termination is by involuntary termination without Cause or if a Participant’s Termination is voluntary (other than a voluntary termination described in subsection (h)(y) below), all Share Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Share Options.
(h)Termination for Cause. Unless otherwise determined by the Committee, in its sole discretion, at grant in an Award agreement, or if no rights of the Participant are substantially impaired, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in subsection (g) above) after the occurrence of an event that would be grounds for a Termination for Cause, all Share Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.
(i)Unvested Share Options. Unless otherwise determined by the Committee, in its sole discretion, at grant in an Award agreement, or if no rights of the Participant are substantially impaired, thereafter, Share Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.
(j)Incentive Share Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Ordinary Shares with respect to which Incentive Share Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other share option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non‑Qualified Share Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Share Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Share Option shall be treated as a Non-Qualified Share Option. Should any provision of this Plan not be necessary in order for the Share Options to qualify as Incentive Share Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.
(k)Form, Modification, and Prohibition on Repricing Share Options. Subject to the terms and conditions and within the limitations of this Plan, Share Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may, subject to Section 11.1, modify or extend Share Options granted under this Plan (provided that (x) the rights of a Participant are not substantially impaired or adversely affected without their consent and (y) such action does not subject the Share Options to Section 409A of the Code or otherwise extend the Share Option beyond its stated term). Notwithstanding anything herein to the contrary, and except as permitted pursuant to Section 4.2, an outstanding Option or Appreciation Award may not be modified to reduce the exercise or base price thereof nor may an Option or Appreciation Award be surrendered (when the option or exercise price per share exceeds the Fair Market Value of one share) in exchange for cash or another Award (other than in connection with a Change in Control), unless such action is approved by the shareholders of the Company.
(l)Other Terms and Conditions. Share Option agreements may contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Committee shall deem appropriate; provided, however, that a Share Option agreement shall not provide for the grant of the same number of Share Options as the number of Ordinary Shares delivered to pay for the exercise price of Options or Ordinary Shares delivered to pay withholding taxes (i.e., “reloads”). The Company shall not grant dividends or dividend equivalents with respect to any Share Option award.
ARTICLE VII
RESTRICTED SHARES
7.1    Awards of Restricted Shares. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine, in its sole discretion, the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, grants of Restricted Shares shall be made, the number of shares to be awarded, the purchase price (if any) to be paid by the Participant (subject to Section 7.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof (if any), and all other terms and conditions of the Awards.
Unless otherwise determined by the Committee, in its sole discretion, at grant, each Award of Restricted Shares shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of Restricted Shares, the Committee shall direct that all unvested Restricted Shares shall be immediately forfeited to the Company and that the Participant shall pay over to the Company any Ordinary Shares held by the Participant as a result of the vesting of Restricted Shares, or, if transferred, an amount equal to the Fair Market Value at the time of vesting, of any Restricted Shares which had vested in the period referred to above, or, if such Ordinary Shares have been transferred, an amount equal to Fair Market Value of such Ordinary Shares on the date of such vesting, or such other appropriate lesser amount as the Committee may determine in its sole discretion. The foregoing provision shall cease to apply upon a Change in Control.
The Committee may condition the grant or vesting of Restricted Shares upon the attainment of specified performance criteria (including, the Performance Goals specified in Exhibit A attached hereto) or such other factors as the Committee may determine in its sole discretion.
7.2    Awards and Certificates. Eligible Employees, Consultants and Non-Employee Directors selected to receive Restricted Shares shall not have any rights with respect to such Award, unless and until such Participant has complied with the applicable terms and conditions for accepting such Award. Further, such Award shall be subject to the following conditions:
(a)Purchase Price. The purchase price of Restricted Shares, if any, shall be fixed by the Committee. Subject to Section 4.3, the purchase price for Restricted Shares may be zero to the extent permitted by applicable law.

(b)Acceptance. The Committee may require, in its sole discretion, that Awards of Restricted Shares must be accepted within a period of 60 days after the grant date (or such shorter period as the Committee may specify at grant), by executing a Restricted Share Award agreement and by paying the purchase price of Restricted Shares (if any) the Committee has designated thereunder.
(c)Legend. Each Participant receiving Restricted Shares shall be issued a share certificate in respect of such Restricted Shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of Restricted Shares. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares represented hereby are subject to the terms and conditions (including forfeiture) of the NovoCure Limited (the “Company”) 2024 Omnibus Incentive Plan (as amended from time to time, the “Plan”), and an Award Agreement entered into between the registered owner and the Company. Copies of such Plan and Agreement are on file at the principal office of the Company.”
(d)Custody. If share certificates are issued in respect of Restricted Shares, the Committee may require that any share certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Shares, the Participant shall have delivered a duly signed share power, endorsed in blank, relating to the Ordinary Shares covered by such Award.
7.3    Restrictions and Conditions. The Restricted Shares awarded pursuant to this Plan shall be subject to the following restrictions and conditions:
(a)Restriction Period. (i) The Participant shall not be permitted to Transfer Restricted Shares awarded under this Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Share Award agreement and such agreement shall set forth a vesting schedule and any events which would accelerate vesting of the Restricted Shares. Within these limits, based on service, attainment of performance goals pursuant to Section 7.3(a)(ii) below and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Share Award and/or waive the deferral limitations for all or any part of any Restricted Share Award.
(b)Performance Goals, Formulae or Standards. If the grant of Restricted Shares or the lapse of restrictions is based on the attainment of performance goals, the Committee shall establish the performance goals and the applicable vesting percentage of the Restricted Shares applicable to each Participant or class of Participants. Such performance goals may incorporate (provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.
(c)Rights as a Shareholder. Except as otherwise determined by the Committee in its sole discretion, the Participant shall have all of the rights of a holder of Ordinary

Shares of the Company with respect to the Restricted Shares, including, without limitation, the right to vote such shares and, subject to and conditioned upon the full vesting of Restricted Shares, the right to receive any dividends and the right to tender such shares, provided the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period with respect to the Restricted Shares. Dividends, dividend equivalents and other distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and, except as otherwise determined by the Committee in its sole discretion, shall not accrue interest. Such dividends, dividend equivalents and other distributions shall be paid to the Participant in the same form as paid on the Ordinary Shares or such other form as is determined by the Committee in its sole discretion upon the lapse of the restrictions.
(d)Termination. Unless otherwise determined by the Committee, in its sole discretion, at grant or, if no rights of the Participant are substantially impaired, thereafter, subject to the applicable provisions of the Restricted Share Award agreement and this Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Shares still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.
(e)Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares, if certificated, the certificates for such shares shall be delivered to the Participant and all legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE VIII
OTHER SHARE-BASED AWARDS
8.1    Other Awards. The Committee is authorized to grant to Eligible Employees, Consultants and Non-Employee Directors Other Share-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Ordinary Shares, including but not limited to, Ordinary Shares awarded purely as a bonus and not subject to any restrictions or conditions, Ordinary Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, share appreciation rights, share equivalent units, restricted share units, and Awards valued by reference to book value of Ordinary Shares; provided, however, that any share appreciation rights shall have a base price or strike price that is equal to or in excess of Fair Market Value on the date of grant and shall be subject to the terms and conditions applicable to Share Options as set forth in Section 6.4, as applicable. Other Share-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.
Subject to the provisions of this Plan, the Committee shall have authority to determine, in its sole discretion, the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, such Awards shall be made, the number of Ordinary Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Ordinary Shares under such Awards upon the completion of a specified Performance Period.
The Committee may condition the grant or vesting of Other Share-Based Awards upon the attainment of specified performance criteria (including the Performance Goals set forth on Exhibit A) or such other factors as the Committee may determine in its sole discretion. If the grant or vesting of an Other Share-Based Award is based on the attainment of performance goals, the Committee shall establish the performance goals for the grant or vesting of such Other Share-Based Awards applicable to each Participant or class of Participants. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.
8.2    Terms and Conditions. Other Share-Based Awards made pursuant to this Article VIII shall be subject to the following terms and conditions:
(a)Non-Transferability. Subject to the applicable provisions of the Award agreement and this Plan, Other Share-Based Awards and any Ordinary Shares subject to Awards made under this Article VIII may not be Transferred prior to the date on which the Ordinary Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.
(b)Dividends. The Participant shall have the right to receive any dividends with respect any Ordinary Shares covered by an Other Share-Based Awards, subject to and conditioned upon the full vesting of the Other Share-Based Awards, provided that the payment of dividends with respect to the number of Ordinary Shares covered by an Other Share-Based Awards shall be deferred until, and conditioned upon, the expiration of the applicable vesting period with respect to the Other Share-Based Awards. Dividends, dividend equivalents and other distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and, except as otherwise determined by the Committee in its sole discretion, shall not accrue interest. Such dividends, dividend equivalents and other distributions shall be paid to the Participant in the same form as paid on the Ordinary Shares or such other form as is determined by the Committee, in its sole discretion, upon the lapse of the restrictions.
(c)Vesting. Any Award under this Article VIII and any Ordinary Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee in its sole discretion. At the expiration of any applicable Performance Period, the Committee shall determine, in its sole discretion, the extent to which the performance goals established pursuant to Section 8.1 are achieved and the portion of each Other Share-Based Award that has been earned. The Committee may, at or after grant, accelerate the vesting of all or any part of any Other Share-Based Award based on service, performance and/or such other factors or criteria, if any, as the Committee may determine in its sole discretion.
(d)Payment. Following the Committee’s determination in accordance with subsection (c) above, Ordinary Shares or, as determined by the Committee in its sole discretion, the cash equivalent of such shares (or a combination thereof) shall be delivered to the Eligible Employee, Consultant or Non-Employee Director, or their legal representative, in an amount equal to such individual’s earned Other Share-Based Award. Notwithstanding the foregoing, the Committee may award an amount less than the earned Other Share-Based Award and/or subject the payment of all or part of any Other Share-Based Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(e)Detrimental Activity. Unless otherwise determined by the Committee, in its sole discretion, at grant, each Award of Other Share-Based Awards shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any payment or settlement of Other Share-Based Awards, the Committee shall direct (at any time within one year thereafter) that all outstanding Other Share-Based Awards (whether vested or unvested) shall be immediately forfeited to the Company and that the Participant shall pay over to the Company (i) the Ordinary Shares received from the settlement of any Other Share-Based Award, (ii) if Ordinary Shares received from the settlement of such Other Share-Based Award have been transferred, an amount equal to the Fair Market Value of such Ordinary Shares[, or such other lesser appropriate amount as the Committee may determine in its sole discretion, on the date of settlement, or (iii) if such Other Share-Based Award was settled in cash, an amount equal to any amount paid to the Participant from any Other Share-Based Awards, in each case, which had settled in the period referred to above. The foregoing provision shall cease to apply upon a Change in Control.
(f)Price. Ordinary Shares issued on a bonus basis under this Article VIII may be issued for no cash consideration; Ordinary Shares purchased pursuant to a purchase right awarded under this Article VIII shall be priced, as determined by the Committee in its sole discretion.
(g)Termination. Subject to the applicable provisions of the Award agreement and this Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Award, the Other Share-Based Awards in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

ARTICLE IX
PERFORMANCE-BASED CASH AWARDS
9.1    Performance-Based Cash Awards. Performance-Based Cash Awards may be granted either alone or in addition to or in tandem with other Awards granted under this Plan. Subject to the provisions of this Plan, the Committee shall have authority to determine, in its sole discretion, the Eligible Employees and Consultants to whom, and the time or times at which, Performance-Based Cash Awards shall be made, the dollar amount to be awarded pursuant to such Performance-Based Cash Award, and all other conditions for the payment of the Performance-Based Cash Award. The Committee may also provide for the payment of a dollar amount under a Performance-Based Cash Award upon the completion of a specified Performance Period.
The Committee may condition the right to payment of any Performance-Based Cash Award upon the attainment of specified performance criteria (including, the Performance Goals specified in Exhibit A attached hereto).
Subject to Section 9.2(c), for any Participant the Committee may specify a targeted Performance-Based Cash Award for a Performance Period (each an “Individual Target Award”). An Individual Target Award may be expressed as a fixed dollar amount, a percentage of the Participant’s base pay, as a percentage of a bonus pool funded by a formula as determined by the Committee in its sole discretion based on achievement of performance criteria, or an amount determined pursuant to an objective formula or standard. The Committee’s establishment of an Individual Target Award for a Participant for a

Performance Period shall not imply or require that the same level or any Individual Target Award be established for the Participant for any subsequent Performance Period or for or any other Participant for that Performance Period or any subsequent Performance Period. At the time the performance criteria are established (as provided in Section 9.2(c)), the Committee may prescribe a formula to be used to determine the maximum and minimum percentages (which may be greater or less than one-hundred percent (100%), as applicable) of an Individual Target Award that may be earned or payable based upon the degree of attainment of the performance criteria during the Performance Period. Notwithstanding anything else herein, unless otherwise specified by the Committee with respect to an Individual Target Award, the Committee may elect to pay a Participant an amount that is less or more than the Participant’s Individual Target Award (or attained percentages thereof) regardless of the degree of attainment of the performance criteria; provided that, except as otherwise specified by the Committee with respect to an Individual Target Award, no discretion to reduce a Performance-Based Cash Award earned based on achievement of the applicable performance criteria shall be permitted for any Performance Period in which a Change in Control occurs, or during such Performance Period with regard to the prior Performance Periods if the Performance-Based Cash Awards for the prior Performance Periods have not been paid by the time of the Change in Control, with regard to individuals who were Participants at the time of the Change in Control.
9.2    Terms and Conditions. Performance-Based Cash Awards made pursuant to this Article IX shall be subject to the following terms and conditions:
(a)Committee Certification. At the expiration of the applicable Performance Period, the Committee shall determine, in its sole discretion, the extent to which the performance criteria are achieved and, if applicable, the percentage of the Participant’s Individual Target Award that has been vested and earned.
(b)Performance Goals, Formulae or Standards. The Committee shall establish the performance criteria for the earning of Performance-Based Cash Awards based on a Performance Period applicable to each Participant or class of Participants. Such performance criteria may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.
(c)Payment. Following the Committee’s determination, in its sole discretion, and certification in accordance with subsection (a) above, the Performance-Based Cash Award amount shall be paid to the Eligible Employee or their legal representative, in accordance with the terms and conditions set forth in Performance-Based Cash Award agreement, but in no event, except as provided in the next sentence, shall such amount be paid by no later than the later of: (i) March 15 of the year following the year in which the applicable Performance Period ends; or (ii) two and one-half (2½) months after the expiration of the fiscal year of the Company in which the applicable Performance Period ends (or, if later, the year in which the Award is earned). Notwithstanding the foregoing, the Committee may place such conditions on the payment of the payment of all or any portion of any Performance-Based Cash Award as the Committee may determine, in its sole discretion, and prior to the beginning of a Performance Period the Committee may (x) provide that the payment of all or any portion of any Performance-Based Cash Award shall be deferred and (y) permit a Participant to elect to defer receipt of all or a portion of any Performance-Based Cash Award. To the extent applicable, any deferral under this Section 9.2(c) shall be made in a manner intended to comply with or be exempt from the applicable requirements of Section 409A of the Code. Notwithstanding the foregoing, the Committee may award an amount less or more than the amount which otherwise would be payable pursuant to the Performance-Based Cash Award under the applicable Award agreement based on the level of attainment of the performance goals actually achieved.
(d)Termination. Unless otherwise determined by the Committee in its sole discretion, no Performance-Based Cash Award or pro rata portion thereof shall be payable to any Participant who incurs a Termination prior to the date such Performance-Based Cash Award is paid.

ARTICLE X
CHANGE IN CONTROL PROVISIONS
10.1    Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award agreement or in Section 13.14(a)(ii) of the Plan, a Participant’s unvested Award shall not vest and a Participant’s Award (or any part thereof) shall be treated in accordance with one or more of the following methods as determined by the Committee in its sole discretion:
(a)Awards, whether or not then vested, may be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d) hereof, as determined by the Committee in its sole discretion, and restrictions to which any Restricted Shares or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Shares or other Award shall, where appropriate, receive the same distribution as other Ordinary Shares on such terms as determined by the Committee in its sole discretion; provided that, the Committee may decide to award additional Restricted Shares or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Share Options, any assumed or substituted Share Option shall be structured in a manner intended to comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendments thereto).
(b)The Committee may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash or other property equal to the Change in Control Price (as defined below) per share of Ordinary Shares covered by such Awards), less, in the case of an Appreciation Award, the exercise price per Ordinary Share covered by such Award. For purposes of this Section 10.1, the “Change in Control Price” shall mean the price per Ordinary Share paid in the Change in Control transaction, subject to adjustment as determined by the Committee, in its sole discretion, for any contingent purchase price, escrow obligations, indemnification obligations or other adjustments to the purchase price after the consummation of such Change in Control, but in no event less than the fair market value, as determined in the sole discretion of the Committee.
(c)The Committee may provide for the cancellation of any Appreciation Awards without payment if the Change in Control Price per Ordinary Share covered by such Appreciation Awards is less than the exercise price per share of such Appreciation Awards.

(d)Notwithstanding anything else herein, the Committee may provide for accelerated vesting or lapse of restrictions, of an Award at any time.
10.2    Change in Control. Unless otherwise determined by the Committee, in its sole discretion, in the applicable Award agreement or other written agreement approved by the Committee, and subject to Section 13.14(a)(ii), a “Change in Control” shall be deemed to occur if (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Ordinary Shares), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) at any time, individuals who as of the Effective Date constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this section or a director initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (the “Required Approval”) of the directors then still in office who either were directors as of the Effective Date or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the shareholders of the Company).

ARTICLE XI
TERMINATION OR AMENDMENT OF PLAN
11.1    Termination or Amendment. Notwithstanding any other provision of this Plan, the Board or the Committee, to the extent permitted by law), may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary or advisable to comply with any regulatory requirement referred to in Article XIII or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be substantially impaired without the consent of such Participant and, provided further, without the approval of the holders of the Company’s Ordinary Shares entitled to vote in accordance with applicable law, no amendment may be made which would (i) increase the aggregate number of Ordinary Shares that may be issued under this Plan (except by operation of Section 4.2); (ii) change the classification of individuals eligible to receive Awards under this Plan; (iii) modify the prohibition on repricing as set forth in Section 6.4; or (iv) require shareholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.
The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall substantially impair the rights of any holder without the holder’s consent.
Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award granted hereunder at any time without a Participant’s consent to comply with Section 409A of the Code or any other applicable law. Nothing in the Plan is intended to provide a guarantee of particular tax treatment to any Participant.

ARTICLE XII
UNFUNDED PLAN
12.1    Unfunded Status of Plan. This Plan is an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XIII
GENERAL PROVISIONS
13.1    Legend. The Committee may require each person receiving Ordinary Shares pursuant to a Share Option or other Award granted under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof and such other securities law related representations as the Committee shall request. In addition to any legend required by this Plan, the certificates and/or book entry accounts for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on Transfer.
All certificates and/or book entry accounts for Ordinary Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Ordinary Shares are then listed or any national automated quotation system on which the Ordinary Shares are then quoted, any applicable national or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If necessary or advisable in order to prevent a violation of applicable securities laws or to avoid the imposition of public company reporting requirements, then, notwithstanding anything herein to the contrary, any share-settled Awards under the Plan shall be paid in cash in an amount equal to the Fair Market Value of the Ordinary Shares otherwise payable in connection with the settlement of such Awards.
13.2    Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.3    No Right to Employment/Directorship/Consultancy. Neither this Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall they be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate their employment, consultancy or directorship at any time.
13.4    Withholding of Taxes. The Company and its Affiliates, if applicable, shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any Ordinary Shares or the payment of any cash hereunder, payment by the Participant of, any national, state or local taxes required by law to be withheld. Upon vesting of Restricted Shares (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation (or up to such other withholding rate that will not cause an adverse accounting consequence or cost) with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of Ordinary Shares otherwise deliverable or by delivering Ordinary Shares already owned. Any fraction of an Ordinary Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.
13.5    No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.
13.6    Listing and Other Conditions.
(a)Unless otherwise determined by the Committee in its sole discretion, as long as the Ordinary Shares are listed on a national securities exchange or system sponsored by a national securities association, the issue of any Ordinary Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.
(b)If at any time counsel to the Company shall be of the opinion that any offer or sale of Ordinary Shares pursuant to an Award is or may be unlawful or prohibited, or will or may result in the imposition of excise taxes on the Company, under the statutes, rules or regulations of any applicable jurisdiction or under the rules of the national securities exchange or quotation system on which the Ordinary Shares then are listed, the Company shall have no obligation to make such offer or sale, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to the Ordinary Shares or Awards, and the right to exercise any Share Option or Appreciation Award shall be suspended until, in the opinion of said counsel, such offer or sale shall be lawful, permitted or will not result in the imposition of excise taxes on the Company.
(c)Upon termination of any period of suspension under this Section 13.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.
(d)A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.
13.7    Governing Law. This Plan and actions taken in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws); provided, that the terms and conditions of this Plan shall be limited to the extent required by the Companies (Jersey) Law 1991, as amended, or other applicable laws of Jersey, Channel Islands, and the Board or the Committee may amend the Plan or any Award granted hereunder at any time without a Participant’s consent to comply with the Companies (Jersey) Law 1991, as amended, and other applicable laws of Jersey, Channel Islands.
13.8    Construction. Wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
13.9    Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
13.10    Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Ordinary Shares pursuant to any Awards hereunder.
13.11    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same.
13.12    Death/Disability. The Committee may require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary or advisable to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.
13.13    Section 16(b) of the Exchange Act. All elections and transactions under this Plan by persons subject to Section 16 of the Exchange Act involving Ordinary Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or advisable for the administration and operation of this Plan and the transaction of business thereunder.
13.14    Section 409A of the Code; Section 457A of the Code.
(a)Although the Company does not guarantee to a Participant the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award granted under the Plan constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “Section 409A Covered Award”), it shall be paid in a manner that will comply with or be exempt from Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by

Code Section 409A or any damages for failing to comply with Code Section 409A or this Section 13.14(a). Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to Section 409A Covered Awards:
(i)A Termination of Employment shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of a Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or the Award, if the Participant is deemed on the date of the Participant’s Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death (the “Delay Period”). All payments delayed pursuant to this Section 13.14(a)(i) shall be paid to the Participant on the first business day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death.
(ii)With respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Change in Control, the settlement of such Award shall not occur until the earliest of (1) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (2) the date such Award would otherwise be settled pursuant to the terms of the applicable Award agreement and (3) the Participant’s “separation of service” within the meaning of Section 409A of the Code, subject to Section 13.14(a)(i).
(iii)For purposes of Code Section 409A, a Participant’s right to receive any installment payments under the Plan and/or pursuant to an Award agreement thereunder shall be treated as a right to receive a series of separate and distinct payments.
(iv)Whenever a payment under the Plan and/or pursuant to an Award agreement thereunder specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(b)Although the Company does not guarantee to a Participant the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 457A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award granted under the Plan constitutes “non-qualified deferred compensation” pursuant to Section 457A of the Code (a “Section 457A Covered Award”), it shall be paid in a manner that will comply with or be exempt from Section 457A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 457A or any damages for failing to comply with Code Section 457A or this Section 13.14(b). Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to Section 457A Covered Awards:
(i)to the extent required by law, upon the Section 457A Covered Awards ceasing to be subject to a substantial risk of forfeiture (within the meaning of Code Section 457A), the applicable amount under Section 457A Awards shall be recognized as taxable income to the Participant as of December 31 of the calendar year in which there ceases to be a substantial risk of forfeiture; and
(ii)in the event that the Participant fails to satisfy any condition that would otherwise be applicable under the Plan (but for the application of this Section 13.14(b)) with regard to the vesting and/or payment of any Section 457A Covered Award, then any Section 457A Covered Award will be immediately forfeited and cancelled and will not be paid to the Participant.
13.15    Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.
13.16    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
13.17    Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.
13.18    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
13.19    Recoupment. In addition to the recoupment provisions set forth herein relating to Detrimental Activity, all Awards granted or other compensation paid by the Company under this Plan, including any Ordinary Shares or cash payment issued under any Award hereunder, are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or any policy otherwise required by law, as well as any such policies required by the Sarbanes-Oxley Act and/or the rules of any national securities exchange on which the Ordinary Shares are then traded.
13.20    Reformation. If any provision regarding Detrimental Activity or any other provision set forth in the Plan or an Award agreement is found by any court of competent jurisdiction or arbitrator to be invalid, void or unenforceable or to be excessively broad as to duration, activity, geographic application or subject, such provision or provisions shall be construed, by limiting or reducing them to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.
13.21    Electronic Communications. Notwithstanding anything else herein to the contrary, any Award agreement, notice of exercise of a Share Option or Other Share-Based Award, or other document or notice required or permitted by this Plan or an Award under the Plan that is required to be delivered in writing may, to the extent determined by the Committee in its sole discretion and to the extent permitted by the Company’s Articles of Association, be delivered and accepted electronically. Signatures may also be electronic. The term “written agreement” as used in the Plan shall include any such document that it is delivered and/or accepted electronically in accordance with the previous sentence.
13.22    Agreement. As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any underwritten public offering of the Ordinary Shares (the “Lead Underwriter”), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Ordinary Shares or any securities convertible into, derivative of, or exchangeable or exercisable for Ordinary Shares, or any other rights to purchase or acquire Ordinary Shares (except Ordinary Shares included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Ordinary Shares acquired pursuant to an Award until the end of such Lock-up Period.

ARTICLE XIV
EFFECTIVE DATE OF PLAN
The Plan was originally adopted by the Board in its resolution adopting the Plan on April 4, 2024, subject to shareholder approval of the Plan in accordance with the requirements of the laws of the Jersey, Channel Islands. The Plan was approved by the shareholders of the Company on [June 5, 2024] (the “Effective Date”).

ARTICLE XV
TERM OF PLAN
No Incentive Share Option may be granted on or after the tenth anniversary of the date the Plan is adopted by the Board. No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date , provided that Awards granted prior to such tenth anniversary may extend beyond that date in accordance with the terms of the Plan.

ARTICLE XVI
NAME OF PLAN
This Plan shall be known as “The NovoCure Limited 2024 Omnibus Incentive Plan.”

EXHIBIT A
PERFORMANCE GOALS
Performance goals established for purposes of the grant and/or vesting of performance-based Awards of Restricted Shares, Other Share-Based Awards and/or Performance-Based Cash Awards may be based on one or more of the following performance goals (“Performance Goals”):
(1)enterprise value or value creation targets of the Company;
(2)income or net income; operating income; net operating income or net operating income after tax; operating profit or net operating profit;
(3)cash flow, including, but not limited to, from operations or free cash flow;
(4)specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, or other capital structure improvements, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;
(5)net sales, revenues, net income or earnings before income tax or other exclusions of the Company;
(6)operating margin; return on operating revenue or return on operating profit;
(7)return measures (after tax or pre-tax), including return on capital employed, return on invested capital; return on equity, return on assets, return on net assets;
(8)market capitalization, earnings per share, fair market value of the shares of the Company’s Ordinary Shares, franchise value (net of debt), economic value added;
(9)total shareholder return or growth in total shareholder return (with or without dividend reinvestment);
(10)proprietary investment results;
(11)estimated market share;
(12)expense management/control or reduction (including without limitation, compensation and benefits expense);
(13)customer satisfaction measures;
(14)technological improvements/implementation, new product innovation and delivery system improvements;
(15)research and development, pre-clinical and clinical trial results and FDA or other regulatory approvals;
(16)collections and reimbursement recoveries;
(17)property/asset purchases;
(18)litigation and regulatory resolution/implementation goals;
(19)leases, contracts or financings (including renewals, overhead, savings, G&A and other expense control goals);
(20)risk management/implementation;

(21)development and implementation of strategic plans and/or organizational restructuring goals;
(22)development and implementation of risk and crisis management programs; compliance requirements and compliance relief; productivity goals; workforce management; and succession planning goals;
(23)employee satisfaction or staff development;
(24)formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Corporation’s revenue or profitability or to enhance its customer base;
(25)completion of a merger, acquisition or any transaction that results in the sale of all or substantially all of the shares or assets of the Company; or
(26)any other goals established by the Committee, whether or not listed herein.
All Performance Goals may be based upon the attainment of specified levels of the Company (or affiliate, subsidiary, division, other operational unit, business segment or administrative department of the Company or any of its affiliates) performance under one or more of the measures described above and may be measured relative to the performance of other corporations (or an affiliate, subsidiary, division, other operational unit, business segment or administrative department of another corporation). Any goal may be expressed as a dollar figure, on a percentage basis (if applicable) or on a per share basis, and goals may be either absolute, relative to a selected peer group or index, or a combination of both. The Committee may: adjust, modify or amend the aforementioned business criteria.
Any performance goals that are financial metrics may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. In determining performance outcomes, the Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j), unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to common stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

V42906-P06472

NovoCure Limited
Annual General Meeting of Shareholders
June 5, 2024 9:00 AM ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Ashley Cordova and Barak Ben-Arye, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of NovoCure Limited that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM ET on June 5, 2024, at NovoCure Limited on the Second Floor, No. 4 The Forum, Grenville Street, St. Helier JE2 4UF, Jersey, Channel Islands, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

NOVOCURE LIMITED
SECOND FLOOR, NO. 4 THE FORUM
GRENVILLE STREET
ST. HELIER JE2 4UF
JERSEY, CHANNEL ISLANDS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 2, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 2, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42905-P06472

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOVOCURE LIMITED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Asaf Danziger	☐	☐	☐
1b. William Doyle	☐	☐	☐
1c. Jeryl Hilleman	☐	☐	☐
1d. David Hung	☐	☐	☐
1e. Kinyip Gabriel Leung	☐	☐	☐
1f. Martin Madden	☐	☐	☐
1g. Allyson Ocean	☐	☐	☐
1h. Timothy Scannell	☐	☐	☐
1i. Kristin Stafford	☐	☐	☐
1j. William Vernon	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. The approval and ratification of the appointment, by the Audit Committee of our Board of Directors, of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the auditor and independent registered public accounting firm of the Company for the Company's fiscal year ending December 31, 2024.	☐	☐	☐
3. A non-binding advisory vote to approve executive compensation.	☐	☐	☐
4. The approval of our 2024 Omnibus Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
5. A non-binding advisory vote to approve the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date